Exhibit 10.3

CREDIT AGREEMENT

Dated as of September 3, 2013

Among

EASTMAN KODAK COMPANY

as Borrower

and

THE GUARANTORS NAMED HEREIN

as Guarantors

and

THE LENDERS NAMED HEREIN

as Lenders

and

BANK OF AMERICA, N.A.

as Administrative and Collateral Agent

BARCLAYS BANK PLC

as Syndication Agent

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BARCLAYS BANK PLC

and

J.P. MORGAN SECURITIES LLC

as Joint Lead Arrangers and Joint Bookrunners

(i)

(ii)

(iii)

Schedules

Schedule I	-	Commitments
Schedule II	-	Subsidiary Guarantors and Restricted Subsidiaries
Schedule III	-	Deposit Accounts
Schedule 1.01(a)	-	Acceptable Foreign Currencies
Schedule 1.01(d)	-	Designated Guarantors
Schedule 1.01(m)		Mortgaged Properties
Schedule 1.01(s)	-	Specified Debt
Schedule 1.01(u)	-	Unrestricted Subsidiaries
Schedule 4.01(f)	-	Litigation
Schedule 4.01(i)	-	Intellectual Property
Schedule 4.01(q)		Collective Bargaining Agreements
Schedule 4.01(dd)		Labor Matters
Schedule 5.01(k)	-	Transactions with Affiliates
Schedule 5.01(m)	-	Foreign Security Interests
Schedule 5.01(r)	-	Post Closing Obligations
Schedule 5.02(a)	-	Existing Liens
Schedule 5.02(d)	-	Existing Debt
Schedule 5.02(e)	-	Dispositions
Schedule 6.01(f)	-	Judgments and Orders
Schedule 9.02	-	Agent’s Office; Certain Address for Notices
Schedule S-1		Specified Secured Obligations

Exhibits

Exhibit A	-	Form of Note
Exhibit B-1	-	Form of Notice of Borrowing
Exhibit B-2	-	Form of Swingline Loan Notice
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D		Form of Solvency Certificate
Exhibit E	-	Form of Guaranty Supplement
Exhibit F	-	Form of Borrowing Base Certificate
Exhibit G	-	Form of Bank Products Obligations Agreement
Exhibit H	-	Form of Compliance Certificate
Exhibit I	-	Form of Release Notice
Exhibit J		Form of Specified Secured Obligations Agreement

(iv)

CREDIT AGREEMENT

Dated as of September 3, 2013

EASTMAN KODAK COMPANY, a New Jersey corporation (the “Borrower” or “Company”), the Guarantors (as hereinafter defined), the banks, financial institutions and other institutional lenders (the “Lenders”) and issuers of letters of credit from time to time party hereto, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, BARCLAYS BANK PLC and J.P. MORGAN SECURITIES LLC, as joint lead arrangers and joint bookrunners, BARCLAYS BANK PLC, as syndication agent, and BANK OF AMERICA, N.A., as administrative agent and collateral agent for the Lenders, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“50% Test” has the meaning specified in the definition of “Excess Availability”.

“ABL Priority Collateral” has the meaning set forth in the Term Loan Intercreditor Agreement and after the termination of the Term Loan Intercreditor Agreement, shall mean all Collateral.

“Acceptable Foreign Currency” means Pounds Sterling, and Euros, and the currencies listed on Schedule 1.01(a), any other currency used in the ordinary course of business of the Company and its Restricted Subsidiaries for cash management purposes outside the United States and other currency as may be approved by the Agent from time to time in its sole discretion.

“Account Debtor” means each Person obligated on an Account.

“Acquisition” means a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the equity interests of a Person; or (c) merger, consolidation or combination of the Borrower or a Restricted Subsidiary with another Person.

“Account” has the meaning specified in the UCC.

“ACH” means automated clearinghouse transfers.

“Activities” has the meaning specified in Section 8.02(b).

“Additional Guarantor” has the meaning specified in Section 7.05.

“Adjustment Date” has the meaning specified in the definition of “Applicable Margin”.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Lender” has the meaning specified in Section 2.20.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or executive officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” means, Bank of America, in its capacity as administrative and collateral agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 8.07.

“Agent Parties” has the meanings specified in Section 9.02(d).

“Agent’s Account” means the account of the Agent maintained by the Agent at its office as set forth on Schedule 9.02.

“Agent’s Group” has the meaning specified in Section 8.02(b).

“Agent Sweep Account” has the meaning specified in Section 2.18(b).

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“AlixPartners” means AP Services, LLC, AlixPartners, LLP, and their subsidiary affiliates.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Revolving Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Revolving Loan.

“Applicable Margin” means:

(a) 3.00% per annum, in the case of Eurodollar Rate Revolving Loans, and 2.00% per annum, in the case of Base Rate Revolving Loans; provided that on and after the first Adjustment Date, the Applicable Margin will be the rate per annum as determined pursuant to the pricing grid below based upon the average daily Excess Availability for the most recently ended fiscal quarter immediately preceding such Adjustment Date:

Tier	Average Daily Excess Availability	Applicable Margin for Base Rate Revolving Loans	Applicable Margin for Eurodollar Rate Revolving Loans
I	Greater than 66 2/3% of the Revolving Credit Facility	1.75%	2.75%

II	Equal to or greater than 33% of the Revolving Credit Facility but less than or equal to 66 2/3% of the maximum amount of the Revolving Credit Facility	2.00%	3.00%

III	Less than 33% of the Revolving Credit Facility	2.25%	3.25%

Any change in the Applicable Margin resulting from changes in average daily Excess Availability shall become effective on the first day of the calendar month following each fiscal quarter (the “Adjustment Date”); provided that the first Adjustment Date shall occur on the first day of the calendar month following the second full fiscal quarter after the Closing Date. If the Agent is unable to calculate average daily Excess Availability for a fiscal quarter due to Borrower’s failure to deliver any Borrowing Base Certificate when required hereunder, then, at the option of the Agent or the Required Lenders, margins shall be determined as if Tier III (rather than the “Tier applicable for the prior period) were applicable until the first day of the calendar month following the receipt of the applicable Borrowing Base Certificate.

In the event that at any time after the end of a fiscal quarter it is discovered that the average daily Excess Availability for such fiscal quarter used for the determination of the Applicable Margin was less than the actual amount of the average daily Excess Availability for such fiscal quarter used to calculate the Applicable Margin, the Applicable Margin for such prior fiscal quarter shall be adjusted to the applicable percentage based on such actual average daily Excess Availability for such fiscal quarter and any additional interest for the applicable period payable as a result of such recalculation shall be promptly paid to the Lenders.

“Applicable Percentage” means, 0.50% per annum.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender; provided that an Approved Fund shall not include any Disqualified Institution.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, and J.P. Morgan Securities LLC in their respective capacities as joint lead arrangers and joint bookrunners.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Assuming Lender” has the meaning specified in Section 2.21(d).

“Assumption Agreement” has the meaning specified in Section 2.21(d).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(a).

“Authorization Order” has the meaning specified in Section 3.01(e).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Product Agreements” means, those agreements entered into from time to time by any Loan Party or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products to the extent designated in a Bank Products Obligations Agreement.

“Bank Products” means any of the following products, services or facilities extended to a Loan Party or Affiliate of a Loan Party by a Bank Product Provider: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services, other than Specified Secured Obligations.

“Bank Product Obligations” means Debt, obligations and other liabilities with respect to Bank Products owing by a Loan Party or an Affiliate of a Loan Party to a Bank Product Provider; to the extent designated as such by the Company in writing to the Agent from time to time in accordance herewith, provided, that Bank Product Obligations of a Loan Party shall not include its Excluded Swap Obligations.

“Bank Products Obligations Agreement” means an agreement in substantially the form attached hereto as Exhibit G, in form and substance satisfactory to the Agent, duly executed by the applicable Bank Product Provider, the Company, and the Agent; provided, that, no Bank Products Obligations Agreement shall be required with respect to Bank Products provided by Bank of America, N.A. or any of its Affiliates.

“Bank Product Provider” means (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender to the extent of any Bank Products furnished by such Lender or Affiliate of a Lender on the Closing Date or, if such Bank Products are established by a Lender or Affiliate of a Lender after the Closing Date, to the extent such Person was a Lender or an Affiliate of a Lender on the date such Bank Product is established; provided, that, in each case a Bank Product Obligations Agreement has been duly executed and delivered to the Agent within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 8.13.

“Bank Product Reserve” means the aggregate amount of reserves established by the Agent against the Borrowing Base from time to time in its Permitted Discretion in respect of Bank Product Obligations.

“Bankruptcy Code” shall mean title 11 of the United States Code, as in effect from time to time.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York.

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(e) of this Agreement or the Bankruptcy Code or any similar foreign, federal, provincial or state law for the relief of debtors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate” and (c) the Eurodollar Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% . The “prime rate” and the “base rate” is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate or base rate announced by the Agent shall take effect at the opening of business on the day specified in the announcement of such change.

“Base Rate Revolving Loan” means a Revolving Loan that bears interest as provided in Section 2.07(a)(i).

“Bona Fide Debt Fund” means a debt fund or other investment vehicle engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit in the ordinary course of business and whose managers have fiduciary duties to third party investors in such fund or investment vehicle.

“Borrower” has the meaning in the introductory paragraph hereto.

“Borrower Information” has the meaning specified in Section 9.09.

“Borrowing” means a borrowing consisting of Revolving Loans of the same Type made on the same day by each of the Lenders pursuant to Section 2.01(a).

“Borrowing Base” means, at any time, the amount equal to the Loan Value less applicable Reserves.

“Borrowing Base Availability” has the meaning specified in the definition of “Excess Availability”.

“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit F hereto (with such changes therein as may be required by the Agent in its Permitted Discretion to reflect the components of, and Reserves against, the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Company, which shall include detailed calculations as to the Borrowing Base as reasonably requested by the Agent.

“Borrowing Base Deficiency” means, at any time, the failure of the Borrowing Base to equal or exceed Revolving Credit Facility Usage.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in the states of North Carolina and New York and, if the applicable Business Day relates to any Eurodollar Rate Revolving Loans, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, without duplication, any expenditure of money for any purchase or other acquisition of any asset which, in conformity with GAAP, would be required to be classified as a capital expenditure on the Consolidated statement of cash flows of the Company and its Restricted Subsidiaries; provided that the term “Capital Expenditures” shall not include (i) any additions to property, plant and equipment and other expenditures made in connection with the replacement, substitution, restoration, repair or improvement of assets to the extent made with (w) the proceeds of equity issuances of, or capital contributions to the Company, provided those expenditures are made substantially contemporaneously with the equity issuances or capital contributions as the case may be, (x) Debt borrowed (excluding borrowings under this Agreement and the Exit Term Loan Agreements) by the Company or any Restricted Subsidiary in connection with such capital expenditures, (y) the proceeds from any casualty insurance or condemnation or eminent domain paid on account of the loss of or damage to the assets being replaced, substituted, restored, repaired or improved, to the extent that the proceeds therefrom are utilized or committed to be utilized for capital expenditures within twelve (12) months of the receipt of such proceeds and (if so committed) are so utilized within twelve (12) months of the receipt of such proceeds, or (z) the proceeds from any sale or other Disposition of the Company’s or any Restricted Subsidiary’s assets (other than assets constituting Collateral consisting of Accounts and the proceeds thereof), to the extent that the proceeds therefrom are utilized or committed to be utilized for capital expenditures within twelve (12) months of the receipt of such proceeds and (if so committed) are so utilized within twelve (12) months of the receipt of such proceeds, (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment solely to the extent of the amount of such purchase price reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) expenditures that constitute operating lease expenses in accordance with GAAP, (iv) expenditures that constitute Permitted Acquisitions or other investments that consist of the purchase of a business unit, line of business or a division of a Person or all or substantially all of the assets of a Person, (v) any expenditures which are paid by a third party or which are contractually required to be, and are, reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation or (vi) any non-cash capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of the Company and the Restricted Subsidiaries.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (as of the date hereof) and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP. For the avoidance of doubt, operating leases shall also be accounted for in accordance with GAAP in effect as of the date hereof.

“Captive Insurance Subsidiary” means any Subsidiary that is subject to regulation as an insurance company.

“Cases” means the cases under Chapter 11 of the Bankruptcy Code of Borrower and certain of the Guarantors, each as debtor-in-possession, which have been jointly administered as Chapter 11 Case No. 12-10201(ALG) and which are pending in the Bankruptcy Court.

“Cash Collateralize” means, in respect of an Obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars in an amount equal to 105% of such Obligation, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Control Trigger Event” means either (a) the occurrence and continuance of an Event of Default or (b) the failure of the Borrower to maintain Excess Availability of at least 15% of the Revolving Credit Facility. For purposes of this Agreement, the occurrence of a Cash Control Trigger Event shall be deemed to be continuing (a) until such Event of Default has been cured or waived and/or (b) if the Cash Control Trigger Event arises under clause (b) above, until Excess Availability is equal to or greater than the greater of (x) 15% of the Revolving Credit Facility, in each case for sixty (60) consecutive days, at which time a Cash Control Trigger Event shall no longer be deemed to be occurring for purposes of this Agreement.

“Cash Equivalents” means any of the following:

(a) Acceptable Foreign Currencies;

(b) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality of the United States of America (provided that the full faith and credit of the United States of America is pledged in support of those securities) having maturities of not more than twenty-four (24) months from the date of acquisition;

(c) obligations issued or fully guaranteed by any state of the United States of America or any political subdivision of any such state or province or any instrumentality thereof maturing within one year from the date of acquisition and having a rating of either “A” or better from S&P, A2 or better from Moody’s;

(d) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, banker’s acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any United States commercial bank having capital and surplus in excess of $250,000,000;

(e) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (b), (c), and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least “P-2” by Moody’s or at least “A-2” by S&P, in each case, maturing within one year after the date of acquisition;

(g) money market funds that either are (x) SEC.270.2a-7 compliant, (y) enhanced cash funds having a weighted average maturity of not greater than 120 days or (z) investing at least 95% of their assets in securities of the types described in clauses (a) through (f) above; and

(h) offshore overnight interest bearing deposits in foreign branches of the Agent, any Lender or an Affiliate of a Lender, or

(i) instruments equivalent to those referred to in clauses (a) through (h) above of comparable tenor to those referred to above, denominated in any Acceptable Foreign Currency and used in the ordinary course of business of the Borrower and its Subsidiaries for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required or advisable in connection with any business conducted by the Borrower or any Subsidiary.

“Cash Management Services” means services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“CFC” means an entity that is a “controlled foreign corporation” of the Company under Section 957 of the Code or an entity all or substantially all of the assets of which consist of equity interests in one or more CFCs, and any entity which would be a “controlled foreign corporation” except for any alternate classification under Treasury Regulation 301.7701-3, or any successor provisions to the foregoing.

“Change of Control” means, at any time, (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”), other than a Permitted Holder, (x) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of the Company representing more than 35% of the voting power of all Voting Stock of the Company and (y) shall have acquired a beneficial ownership of more Voting Stock of the Company than the Specified Holders, and (b) during any period of two consecutive years (commencing immediately following the Closing Date), individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by such board of directors or whose nomination for election by the Company’s shareholders was approved by a vote of a majority of the Company’s directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company’s directors then in office (excluding any directors from the numerator and denominator of such calculation to the extent such director is or was designated by a Permitted Holder or pursuant to a contractual agreement with the Company existing on the Closing Date); provided, that, for the avoidance of doubt, none of the transactions contemplated or expressly authorized by the Chapter 11 Plan shall constitute, or be deemed to constitute, a Change of Control.

“Chapter 11 Plan” means the First Amended Joint Chapter 11 Plan of Reorganization of Eastman Kodak Company and its Debtor Affiliates, dated August 21, 2013, as amended, supplemented or otherwise modified from time to time in accordance with Section 3.01(f), and together with all exhibits, schedules, annexes, supplements and other attachments thereto.

“Closing Date” means the first date on which all of the conditions precedent in Article III are satisfied or waived in accordance with Article III.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Collateral” means all “Collateral” as defined in the Security Agreement and the other Collateral Documents.

“Collateral Documents” means the Security Agreement, the Control Agreements, the Pledged Cash Account Agreement (Eligible Cash), the Pledged Cash Account Agreement (Qualified Cash), the Mortgages, each of the other collateral documents, instruments and agreements delivered pursuant to Section 5.01(i) or (j), and each other security agreement or other instrument or document executed and delivered by any Loan Party to secure any of the Obligations or, with respect to Collateral Documents governed by the laws of the Netherlands, the Obligations of Borrower under the Parallel Debt.

“Commitment” means a Letter of Credit Commitment and/or a Revolving Credit Commitment, as the context may require.

“Commitment Increase” has the meaning specified in Section 2.21(a).

“Commitment Letter” means that certain Commitment Letter, dated as of June 19, 2013 among the Arrangers, the Agent, JP Morgan Chase Bank, N.A. and the Company (as amended, supplemented or otherwise modified from time to time).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.)

“Company” has the meaning in the introductory paragraph hereto.

“Competitor” means those Persons who are directly or indirectly engaged in the same or similar line of business as the Company or its Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form attached as Exhibit H or in such other form as reasonably agreed by the Agent and the Company, by which Company certifies compliance of the Borrower in accordance with Section 5.03.

“Concentration Account” means each Deposit Account, other than an Excluded Account, maintained by a Loan Party in which funds of such Loan Party from one or more Deposit Accounts are concentrated.

“Confirmation Order” means the Order Confirming the Chapter 11 Plan entered by the Bankruptcy Court in the Cases on August 23, 2013.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income for the most recently completed Measurement Period, plus the following to the extent reducing Consolidated Net Income (without duplication):

(a) (i) Consolidated Interest Charges,

(ii) provision for taxes based on income, profits or capital gains, including foreign, federal, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) of such Person paid or accrued during such period,

(iii) accretion, depreciation and amortization expense (excluding amortization of a prepaid cash item that was paid and not expensed in a prior period, other than in respect of licenses provided to the Company or a Restricted Subsidiary in connection with the settlement of litigation),

(iv) any non-cash charges (other than (1) amortization of a prepaid cash item that was paid and not expensed in a prior period and (2) write down of current assets) including: (a) write-downs of property, plant and equipment and other assets, (b) impairment of intangible assets, (c) losses resulting from cumulative effect of changes in accounting principles, (d) net foreign currency reevaluation of intercompany indebtedness and remeasurement losses or gains related to the balance sheet of the Company and its Restricted Subsidiaries, (e) losses on sales of accounts receivable, (f) provisions for asset retirement obligations, (g) provisions for environmental restoration and remedial action, (h) net non-cash mark-to-market charges relating to hedging arrangements, (i) unrealized losses from Hedging Agreements and unrealized losses from foreign currency transactions and (j) commercial capital expenses not included in depreciation expenses for such period; provided that if such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent,

(v) fees, costs, charges, commissions, operating losses, write-downs and expenses (including (A) fees, costs and expenses related to legal, financial, restructuring and other advisors, auditors and accountants, (B) printer costs and expenses, (C) U.S. Securities and Exchange Commission and other filing fees and (D) underwriting, arrangement, syndication, issuance backstop and placement premiums, discounts, fees, costs and expenses) paid, reimbursed or incurred during such period in connection with the Cases, the Transactions, obtaining confirmation, effectiveness and implementation of the Chapter 11 Plan (including operating costs and expenses related to the consummation of the KPP Settlement Agreement, and the completion and implementation of the transactions contemplated thereby and in relation thereto and including any fees, costs and expenses of AlixPartners), negotiation, execution and ongoing performance of the Loan Documents, the Exit First Lien Term Loan Documents, the Exit

Second Lien Term Loan Documents, the Existing DIP ABL Credit Agreement, the Existing DIP Term Loan Credit Agreement, including the form of exit facility (and any Permitted Refinancing of any of the foregoing), and, in each case, any transaction (including any financing, acquisition or disposition, whether or not consummated) or litigation related thereto or contemplated by any of the foregoing, in each case, regardless of whether initially incurred by the Company or paid by the Company to reimburse others for such fees, costs and expenses (including the advisors to the unsecured creditors’ committee and the ad hoc committee of second lien note holders) and whether incurred prior to or following emergence from Chapter 11,

(vi) any extraordinary expenses, charges or losses,

(vii) any non-recurring or unusual expenses, charges or losses in an amount not to exceed for any four fiscal quarter period, the greater of (A) 5% of Consolidated EBITDA for such period (calculated after giving effect to any amounts added to Consolidated EBITDA pursuant to this clause (vii) and clauses (xi) and (xii) and Section 1.07) and (B) $10,000,000,

(viii) fees, costs and expenses (including fees, costs and expenses related to (A) legal, financial and other advisors, auditors and accountants, including AlixPartners, (B) printer costs and expenses, (C) SEC and other filing fees and (D) underwriting, arrangement, syndication, backstop and placement premiums, discounts, fees, charges and expenses) of the Company and its Restricted Subsidiaries, incurred as a result of Permitted Acquisitions, Investments, Dispositions, issuance of equity interests or issuance, waiver, refinancing or amendment of Debt, in each case to the extent permitted hereunder, whether or not consummated, other than any fees paid, or costs or expenses reimbursed to any Restricted Subsidiary of the Company other than from a Person that is the Company or any of its Restricted Subsidiaries,

(ix) deferred or amortized financing fees (and any write-offs thereof) for such period,

(x) any cash expenses or losses funded during such period with payments from assets of the Kodak Retirement Income Plan as in effect on January 19, 2012,

(xi) business optimization expenses, and restructuring charges and reserves for such period, including any fees, costs and expenses of AlixPartners related thereto; provided, that, with respect to each such business optimization expense or restructuring charge or reserve pursuant to this subclause (xi), the Company shall have delivered to the Agent an officer’s certificate specifying and quantifying such expense, charge or reserve and stating that such expense, charge or reserve is a business optimization expense or restructuring charge or reserve,

(xii) the amount of cost savings and synergies projected by the Company in good faith to be realized as a result of specified actions taken or expected to be taken prior to or during such period (which cost savings or synergies shall be subject only to certification by a Responsible Officer of the Company and shall be calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or synergies are reasonably identifiable and factually supportable, and (B) such actions have been taken or are to be taken within twelve (12) months after the date of determination to take such action; provided further that aggregate amounts added pursuant to this subclause for any period shall not in the aggregate exceed the greater of (x) $10,000,000 or (y) 5% of the Consolidated EBITDA (calculated without giving effect to this clause or to Section 1.07(c)),

(xiii) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions or insurance in any agreement, to the extent such indemnification or insurance coverage has not been disclaimed or denied and is reasonably expected to be paid within 180 days of any claim made therefor (provided, that if such expenses are not reimbursed within such 180 day period, for purposes of calculating Consolidated EBITDA for any fiscal period in which an addback pursuant to this clause (xiii) has been taken, Consolidated EBITDA shall be re-calculated going forward excluding the addback pursuant to this clause (xiii) for such period),

(xiv) any proceeds from business interruption, casualty or liability insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income,

(xv) expenses, charges and accruals for and reserves in respect of any charges, costs or expenses related to Pension Agreements, and

(xvi) restructuring costs and other charges identified as a line item in the projections included in the Disclosure Statement regardless of when such restructuring charges were incurred, minus,

(b) without duplication and to the extent included in Consolidated Net Income for such period, the sum of (i) interest income (except to the extent deducted in determining Consolidated Interest Charges), (ii) income, profits or capital gains tax credits, (iii) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents a reversal of an accrual or reserve for potential cash loss that was deducted and not added back to Consolidated EBITDA in any prior period) (provided that any cash received with respect to any non-cash items of income (other than extraordinary gains) for any prior period shall be added to the computation of Consolidated EBITDA), (iv) (A) any unusual or non-recurring income or gains not to exceed amounts that can be added back to Consolidated EBITDA pursuant to subclause (a)(vii) or (B) extraordinary income or gains, in each case including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sale of assets outside of the ordinary course of business, (v) any other non-cash income arising from the cumulative effect of changes in accounting principles, (vi) provision for environmental restoration and remedial actions for continuing operations added back pursuant to clause (a)(iv) of this definition to the extent actually paid in cash, (vii) income and gains in respect of Pension Agreements and (viii) cash payments in respect of Pension Agreements, made in the period for which Consolidated EBITDA is being calculated.

Notwithstanding anything herein to the contrary, (a) the add-backs permitted under clauses (vii), (xi) and (xii) above shall not exceed 7.5% of Consolidated EBITDA, and (b) for purposes of calculating Consolidated EBITDA for any period of four fiscal quarters ending prior to June 30, 2014, Consolidated EBITDA for such period of four fiscal quarters shall be deemed to be (i) in the case of the period ended December 31, 2012, $73,000,000, (ii) in the case of the period ended March 31, 2013, $51,000,000, and (iii) in the case of the period ended June 30, 2013, $61,000,000.

“Consolidated Interest Charges” means, for any Measurement Period, all interest, premium payments, debt discount, fees, charges and related expenses in connection with Debt for Borrowed Money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including all commissions, discounts and other fees and charges owed with respect to Permitted Receivables Financings, letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements, but excluding (x) any interest paid, directly or indirectly, to any Loan Party by the Company and its Restricted Subsidiaries, (y)

any non-cash or deferred interest and financing costs (including any legal and accounting costs, fees on account of bridge, commitment and other financings, any non-cash accretion or accrual of discounted liabilities not constituting Debt, all as determined on a consolidated basis in accordance with GAAP) and (z) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses, including expenses resulting from the discounting of any outstanding Debt in connection with the application of purchase accounting and/or fresh start accounting in connection with any acquisition.

“Consolidated Net Income” means, as of any date of determination, the net income of the Company and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded:

(a) the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends, distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or any of its wholly owned Restricted Subsidiaries during such period,

(b) the income (or loss) of any Person (other than a Subsidiary of the Company in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or any Restricted Subsidiary in the form of dividends or similar distributions,

(c) the income (or loss) of any Person during such Measurement Period and accrued prior to the date it becomes a Restricted Subsidiary of the Company or any of the Company’s Restricted Subsidiaries is merged into or consolidated with the Company or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Company or any of its Restricted Subsidiaries (but only the portion attributable to such Person or assets prior to the dates it became or is merged or consolidated with the Borrower or any Restricted Subsidiary or the assets were so acquired),

(d) any after-tax effect of gains or losses attributable to Dispositions or other dispositions or transfers of assets, in each case other than in the ordinary course of business and discontinued operations or disposal of discontinued operations, as determined in good faith by the Company,

(e) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in such Person’s consolidated financial statements (including to property, equipment, inventory and other assets) pursuant to GAAP resulting from the application of purchase accounting and/or fresh start accounting in relation to the Transactions, the Chapter 11 Plan or any consummated acquisition or the amortization or write-off of any amounts thereof (including the impact on net income (or loss) arising from mark-to-market adjustments with respect to earn-outs), net of taxes,

(f) (i) any non-cash compensation expense recorded from grants or periodic remeasurement of stock appreciation or similar rights, stock options, restricted stock or other rights and any cash charges associated with the rollover, acceleration, or payout of capital stock by management of the Company in connection with the Transactions and (ii) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the common equity capital of the Company,

(g) any after-tax effect of income (or loss) from the early extinguishment of obligations under Hedging Agreements or other derivative instruments, or Debt,

(h) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation or law applicable to such Subsidiary,

(i) accruals and reserves and gains, losses or charges with respect to, or relating to, the KPP Settlement Agreement and the completion and implementation of the transactions contemplated thereby and in relation thereto, and

(j) accruals and reserves that are established or adjusted within eighteen (18) months of the Closing Date that are so required to be established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of a modification of accounting policies.

“Consolidated Subsidiary” means any Person whose accounts are consolidated with the accounts of the Company in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Loans of one Type into Revolving Loans of the other Type pursuant to Section 2.08 or 2.09.

“Control Agreement” means a control agreement with (a) the financial institution, at which any Loan Party maintains a deposit account (other than an Excluded Account) pursuant to which such financial institution shall agree with such Loan Party and the Agent to comply with instructions originated by the Agent directing the disposition of funds in such deposit account without the further consent of such Loan Party, such agreement to be in form and substance reasonably satisfactory to the Agent, and (b) the applicable securities intermediary, at which any Loan Party maintains a securities account pursuant to which such securities intermediary shall agree with such Loan Party and the Agent to comply with the instructions of the Agent with respect to such securities and securities account without the further consent of such Loan Party.

“Debt” of any Person means (excluding the current portion of accrued liabilities in the ordinary course of business), without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business and accrued expenses and (ii) any earn-out obligations, except to the extent not paid after becoming due and payable or such obligations appear as a liability on the balance sheet of such Person in accordance with GAAP), (e) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, but only to the extent of such Lien, and only to the extent of the lesser of the fair market value of the property secured by the Lien and the amount of Debt, (f) all guarantees by such Person of Debt set forth in subclauses (a)-(e) and (g)-(k), (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) the obligations of such Person in respect of any Hedging Agreement and (k) all Disqualified Stock of such Person. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor (but only for the portion so liable). For purposes of determining Debt, (x) the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time and (y) in no event shall obligations under any Hedging Agreement be deemed “Debt” for calculating any financial ratio (or component thereof).

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as short term borrowings and long term debt on a Consolidated statement of financial position of such Person.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid by such Lender to the Agent or any other Lender hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) any Issuing Bank pursuant to Section 2.03(b) to purchase a participation in a Letter of Credit, (b) the Agent pursuant to Section 2.02(d) to reimburse the Agent for the amount of any Revolving Loan made by the Agent for the account of such Lender, (c) any other Lender pursuant to Section 2.15 to purchase any participation in Revolving Loans owing to such other Lender and (d) the Agent or any Issuing Bank pursuant to Section 8.05 to reimburse the Agent or such Issuing Bank for such Lender’s ratable share of any amount required to be paid by the Lenders to the Agent or such Issuing Bank as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.19(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulted Revolving Loan” means, with respect to any Lender at any time, the portion of any Revolving Loan required to be made by such Lender to Borrower pursuant to Section 2.01 or 2.02 at or prior to such time which has not been made by such Lender or by the Agent for the account of such Lender pursuant to Section 2.02(d) as of such time. In the event that a portion of a Defaulted Revolving Loan shall be deemed made pursuant to Section 2.19(a), the remaining portion of such Defaulted Revolving Loan shall be considered a Defaulted Revolving Loan originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Revolving Loan so deemed made in part.

“Defaulting Lender” means, at any time, a Lender as to which the Agent has notified the Company that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Revolving Loan or make a payment to an Issuing Bank in respect of an Issuance (each a “funding obligation”), (ii) such Lender has notified the Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Agent, in response to a written request of the Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Agent in its sole discretion acting in good faith. The Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.

“Deposit Accounts” means any checking or other demand deposit account maintained by a Loan Party.

“Designated Guarantor” means each Guarantor with assets included in the Borrowing Base and designated on Schedule 1.01(d) hereto as a “Designated Guarantor”, which Schedule may be amended by the Company from time to time by delivery of an updated Schedule (identified as such) to the Agent.

“Dilution” means, as of any date, a percentage, based upon the experience of the twelve-month period ending as of the last day of the immediately preceding fiscal month, which is the result of dividing the Dollar amount of (i) bad debt write-downs, discounts, advertising allowances, profit sharing deductions or other non-cash credits with respect to a Loan Party’s Accounts during such period determined consistently with the applicable Loan Party’s accounting practices, by (ii) such Loan Party’s gross sales with respect to Accounts for such Loan Party during such period.

“Dilution Reserve” means, as of any date, an amount sufficient to reduce the advance rate against Eligible Receivables by one percentage point for each percentage point by which Dilution is in excess of 5.0%.

“Disclosure Statement” means that certain First Amended Disclosure Statement for Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated June 27, 2013.”

“Disposition” or “Dispose” means the sale, transfer, exclusive license, lease or other disposition (including any sale and leaseback transaction), whether in one transaction or in a series of related transactions, of any property (including any equity interests) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable; provided, that, for the avoidance of doubt, an issuance of equity interests is not a Disposition; provided further, for the avoidance of doubt, that a non-exclusive license of intellectual property in the ordinary course of business shall be deemed not to be a Disposition.

“Disqualified Institution” means (i) those Persons identified to the Agent and the Lenders in writing on the Closing Date, and (ii) Competitors and their Affiliates that are not a Bona Fide Debt Fund identified to the Agent and the Lenders in writing (it being understood that the Company shall be permitted to supplement the list of Competitors and Affiliates in writing after the date hereof to the extent such supplemented Person becomes a Competitor (or an Affiliate of a Competitor) so long as such supplemented Person is not a Bona Fide Debt Fund). Any supplement shall be made available to the Lenders and shall become effective three (3) Business Days after delivery to the Agent. Notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Revolving Loans that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional Revolving Loans or participations or other interest in Revolving Loans.

“Disqualified Stock” means any equity interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) except as set forth in the proviso hereto, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the 90th day after the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any equity interest referred to in clause (a) above, in each case at any time prior to the 90th day after the Maturity Date; provided that (i) only the portion of the equity interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; (ii) if such equity interests are issued to any plan for the benefit of employees of any company or by any such plan to such employees, such equity interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by any company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and (iii) such equity interest may by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) become mandatorily redeemable or redeemable at the option of the holder thereof upon the occurrence of a change of control or Disposition subject to payment in full in cash of all Obligations (other than contingent indemnification obligations not then due and owing).

“Document” means a document of title, as defined in the UCC.

“Dollar” or “$” means the lawful currency of the United States.

“Domestic Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“Effective Date” shall mean the date designated as such under the Chapter 11 Plan after all of the conditions precedent to the effectiveness of the Chapter 11 Plan shall have been satisfied or waived in accordance with the Chapter 11 Plan.

“Eligible Assignee” means with respect to the Revolving Credit Facility (i) a Lender; (ii) an Affiliate or branch of a Lender; and (iii) any other Person approved by (x) the Agent, (y) each Issuing Bank and (z) unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.08, the Company, in each case, such approval not to be unreasonably withheld or delayed (it being understood that a proposed assignee’s status as other than a financial institution shall be a reasonable basis for the Company to withhold its consent), provided that the Company shall be deemed to have consented to such Person if the Company has not responded within five business days of a request for such approval; provided, however, that no Loan Party, Affiliate of a Loan Party or any Disqualified Institution shall qualify as an Eligible Assignee.

“Eligible Cash” means, at any time, the amount of cash denominated in Dollars (other than Qualified Cash and US Cash) of the Loan Parties which (a) is maintained in the Pledged Cash Account (Eligible Cash) subject to the terms of the Pledged Cash Account Agreement (Eligible Cash), (b) is available for use by a Loan Party, without condition or restriction and (c) is free and clear of any Lien (other than in favor of the Agent on behalf of the Secured Parties, the Exit First Lien Term Loan Agent on behalf of the lenders pursuant to the Exit First Lien Term Loan Agreement, and the Exit Second Lien Term Loan Agent on behalf of the lenders pursuant to the Exit Second Lien Term Loan Agreement, and other than in favor of the securities intermediary with which such cash is maintained). The Company may request from time to time that the Agent release cash deposited in the Pledged Cash Account (Eligible Cash); provided, that, (i) the Agent shall have received a release notice in the form of annexed hereto as Exhibit I signed by a Responsible Officer of the Company, and (ii) on the date of and after giving effect to any such release of such cash, which shall not be sooner than 3 Business Days after receipt by Agent of such release notice, (A) no Default or Event of Default shall exist or have occurred and be continuing, and (B) no Overadvance shall exist.

“Eligible Equipment” means Equipment of the Borrower and the Designated Guarantors subject to the Lien of the Collateral Documents, the value of which shall be determined based upon its Net Orderly Liquidation Value. Criteria and eligibility standards used in determining Eligible Equipment may be fixed and revised from time to time by the Agent in its Permitted Discretion. Unless otherwise from time to time approved in writing by the Agent, no Equipment shall be deemed Eligible Equipment if, without duplication:

(a) any such Equipment is located on leaseholds and is subject to landlord Liens or other Liens arising by operation of law that are senior or pari passu to the Liens in favor of the Agent, unless one of the following applies: (i) the lessor has entered into a Lien Waiver or (ii) a Rent and Charges Reserve has been taken with respect to such Equipment or, in the case of any third party premises, a Rent and Charges Reserve has been taken by the Agent in the exercise of its Permitted Discretion; or

(b) such Equipment is Equipment for which appraisals have not been completed by the Agent or a qualified independent appraiser reasonably acceptable to the Agent utilizing procedures and criteria reasonably acceptable to the Agent for determining the value of such Equipment; or

(c) such Equipment is Equipment in respect of which the Collateral Documents, after giving effect to the related filings of financing statements that have then been made, if any, do not or have ceased to create a valid and perfected first priority Lien or security interest in favor of the Agent, on behalf of the Secured Parties, securing the Secured Obligations; or

(d) Borrower or a Designated Guarantor does not have good, valid and unencumbered title thereto, subject only to Liens permitted under clause (a), (b) or (e) of the definition of Permitted Liens, liens permitted under clause (ix) of Section 5.02(a) or Liens granted pursuant to any of the Loan Documents (“Permitted Collateral Liens”); or

(e) such Equipment is motor vehicles or other rolling stock that are or are required to be subject to certificates of title under applicable state laws, except as Agent may determine in its Permitted Discretion; or

(f) Equipment that is subject to a voluntary or mandatory recall or is otherwise subject to any similar action that renders it unsaleable.

“Eligible In-Transit Inventory” means Inventory owned by Borrower or a Designated Guarantor that would be Eligible Inventory if it were not subject to a Document and in transit from a location outside of the United States to a location of Borrower or a Designated Guarantor within the United States, and that Agent, in its Permitted Discretion, deems to be Eligible In-Transit Inventory. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it (a) is subject to a negotiable Document showing the Agent (or, with the consent of the Agent, Borrower or a Designated Guarantor) as consignee, which Document is in the possession of Agent or such other Person as Agent shall approve; (b) is fully insured in a manner satisfactory to Agent; (c) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom Borrower or such Designated Guarantor is in default of any obligations; (d) is subject to purchase orders and other sale documentation satisfactory to Agent, and title has passed to Borrower or such Designated Guarantor; (e) is shipped by a common carrier that is not affiliated with the vendor and is not subject to Sanctions or any specially designated nationals list maintained by OFAC; and (f) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver.

“Eligible Inventory” means, at the time of any determination thereof, without duplication, the Inventory Value of the Borrower and Designated Guarantors at such time that is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (p) below. Criteria and eligibility standards used in determining Eligible Inventory may be fixed and revised from time to time by the Agent in its Permitted Discretion (including, without limitation, criteria and eligibility standards to account for dispositions of Intellectual Property Collateral (as defined in the Security Agreement) that is material to the value or saleability of any Inventory). Unless otherwise from time to time approved in writing by the Agent, no Inventory shall be deemed Eligible Inventory if, without duplication:

(a) Borrower or a Designated Guarantor does not have good, valid and unencumbered title thereto, subject only to Permitted Collateral Liens; or

(b) it is not located in the United States; except for Eligible In-Transit Inventory having an aggregate Value not in excess of $5,000,000 at any time; or

(c) it is either (i) a service part in the possession of or held by field engineers or (ii) located at third party premises or (except in the case of consigned Inventory, which is covered by clause (f) below) in another location not owned by Borrower or a Designated Guarantor, and is subject to landlord or warehousemen Liens or other Liens arising by operation of law, unless one of the following applies: (A) the premises is covered by a Lien Waiver or (B) a Rent and Charges Reserve has been taken with respect to such Inventory or, in the case of any third party premises, a Reserve has been taken by the Agent in the exercise of its Permitted Discretion; or

(d) it is operating supplies, labels, packaging or shipping materials, cartons, repair parts, labels, miscellaneous spare parts and other such materials not held for sale, in each case to the extent not considered used for sale in the ordinary course of business of the Borrower and Designated Guarantors by the Agent in its Permitted Discretion from time to time; or

(e) it is not subject to a valid and perfected first priority Lien in favor of the Agent; or

(f) it is consigned at a customer, supplier, contractor or shipper location but still accounted for in the Borrower’s or Designated Guarantor’s inventory balance, unless (i) if such Inventory is subject to landlord or consignee Liens or other Liens arising by operation of law, then such location is the subject of a Lien Waiver, (ii) the Agent is reasonably satisfied with the controls and reporting applicable to such Inventory and (iii) the aggregate amount of such Inventory does not exceed $100,000 at any location at any time unless with the consent of the Agent; or

(g) it is Inventory that is in-transit to or from a location not leased or owned by a Borrower or Designated Guarantor other than any such in-transit Inventory (i) to Borrower or a Designated Guarantor or between Borrower and Designated Guarantors, that is physically in-transit within the United States and as to which a Reserve has been taken by the Agent if required in the exercise of its Permitted Discretion or (ii) that is Eligible In-Transit Inventory (subject to the limitations set forth in clause (b) above); or

(h) it is obsolete, slow-moving, nonconforming or unmerchantable or is identified as a write-off, overstock or excess by Borrower or a Designated Guarantor (as determined in accordance with the Company’s policies which shall be substantially consistent with those in effect on the Closing Date or with such modifications requested by the Company from time to time and approved by the Agent in its Permitted Discretion), or does not otherwise conform to the representations and warranties contained in this Agreement and the other Loan Documents applicable to Inventory; or

(i) it is Inventory used as a sample or prototype, display or display item; or

(j) any Inventory that is damaged, defective or marked for return to vendor, has been deemed by Borrower or a Designated Guarantor to require rework or is being held for quality control purposes; or

(k) such Inventory does not meet all material applicable standards imposed by any governmental authority having regulatory authority over it; or

(l) any Inventory for which field audits and appraisals have not been completed by the Agent or a qualified independent appraiser reasonably acceptable to the Agent utilizing procedures and criteria acceptable to the Agent in its Permitted Discretion or determining the value of such Inventory; or

(m) any Inventory that has been acquired from an entity subject to Sanctions or any specially designated nationals list maintained by OFAC, or constitutes hazardous waste under any Environmental Law; or

(n) is in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; or

(o) is not Inventory subject to any license or other arrangement that restricts the Borrower’s or Designated Guarantors’ or Agent’s right to dispose of such Inventory, unless the Agent has received an appropriate Lien Waiver; or

(p) Inventory that is subject to a voluntary or mandatory recall or is otherwise subject to any similar action that renders it unsaleable.

“Eligible Receivables” means, at the time of any determination thereof, each Account of Borrower and each Designated Guarantor that satisfies the following criteria: such Account (i) has been invoiced to, and represents the bona fide amounts due to Borrower or a Designed Guarantor from, the purchaser of goods or services, in each case originated in the ordinary course of business of Borrower or such Designated Guarantor, and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (v) below. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication and to the extent not included in Reserves, to the extent not reflected in such face amount; (A) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that Borrower or a Designated Guarantor may be obligated to rebate to a customer pursuant to the terms of any written agreement or understanding), (B) the aggregate amount of all limits and deductions provided for in this definition and elsewhere in this Agreement, if any, and (C) the aggregate amount of all cash received in respect of such Account but not yet applied by Borrower or a Designated Guarantor to reduce the amount of such Account. Criteria and eligibility standards used in determining Eligible Receivables may be fixed and revised from time to time by the Agent in its Permitted Discretion. Unless otherwise approved from time to time in writing by the Agent, no Account shall be an Eligible Receivable if, without duplication:

(a) (i) Borrower or a Designated Guarantor does not have sole lawful and absolute and unencumbered title to such Account subject only to Permitted Collateral Liens, or (ii) the goods sold with respect to such Account have been sold under a purchase order or pursuant to the terms of a contract or other written agreement or understanding that indicates that any Person other than Borrower or a Designated Guarantor has or has purported to have an ownership interest in such goods; or

(b) (i) it is unpaid for more than 60 days from the original due date or (ii) it arises as a result of a sale with original payment terms in excess of 90 days; or

(c) more than 50% in face amount of all Accounts of the same Account Debtor are ineligible pursuant to clause (b) above; or

(d) the Account Debtor is insolvent or the subject of any bankruptcy or insolvency case or proceeding of any kind (other than postpetition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Law and reasonably acceptable to the Agent); or

(e) (i) the Account is not payable in Dollars or other currency approved by the Agent in its Permitted Discretion (the Agent may establish a Reserve in its Permitted Discretion with respect to any currency other than Dollars) or (ii) the Account Debtor is either not organized under the laws of the United States of America, any state thereof, or the District of Columbia, or Canada or any province or territory thereof or is located outside or has its principal place of business or substantially all of its assets outside the United States or Canada, unless such Account is supported by a letter of credit from an institution and in form and substance reasonably satisfactory to the Agent in its sole discretion; or

(f) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower or the relevant Designated Guarantor duly assigns its rights to payment of such Account to the Agent pursuant to the Assignment of Claims Act of 1940, or similar applicable law, each as amended, which assignment and related documents and filings shall be in form and substance reasonably satisfactory to the Agent; or

(g) to the extent of any security deposit, progress payment, retainage or other similar advance made by or for the benefit of the applicable Account Debtor, that portion of the Account as to which the Borrower or applicable Designated Guarantor has received any security deposit (to the extent received from the applicable Account Debtor), progress payment, retainage or other similar advance made by or for the benefit of the applicable Account Debtor; or

(h) (i) it is not subject to a valid and perfected first priority Lien in favor of the Agent or (ii) it does not otherwise conform in all material respects to the representations and warranties contained in this Agreement and the other Loan Documents relating to such Accounts; or

(i) (i) such Account was invoiced in advance of goods being shipped or services being provided (but then only until such goods are shipped or such services are provided) or (ii) the associated revenue has not been earned; or

(j) the sale to the Account Debtor is on a bill-and-hold, guaranteed sale, sale-and-return, ship-and-return, sale on approval or consignment or other similar basis or made pursuant to any other agreement providing for repurchases or return of any merchandise which has been claimed to be defective or otherwise unsatisfactory, which shall not include customary product warranties; or

(k) the goods giving rise to such Account have not been shipped and/or title has not been transferred to the Account Debtor, or the Account represents a progress-billing or otherwise does not represent a complete sale; for purposes hereof, “progress-billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon the completion by Borrower or a Designated Guarantor of any further performance under the contract or agreement; or

(l) it arises out of a sale made by Borrower or a Designated Guarantor to an employee, officer, agent, director, Subsidiary or Affiliate (other than an Affiliate that is a Permitted Holder or an Affiliate of a Permitted Holder (other than any of the Company or its Subsidiaries) provided, that, such sale arises in the ordinary course of business; or

(m) such Account was not paid in full, and Borrower or a Designated Guarantor created a new receivable for the unpaid portion of the Account without the agreement of the Account Debtor, and other Accounts constituting chargebacks, debit memos and other adjustments for unauthorized deductions or put back on the aging until resolved by the credit department of the Company; or

(n) the Account Debtor (i) has or has asserted a right of set-off, offset, deduction, defense, dispute, or counterclaim against Borrower or a Designated Guarantor (unless such Account Debtor has entered into a written agreement reasonably satisfactory to the Agent to waive such set-off, offset, deduction, defense, dispute, or counterclaim rights), (ii) has disputed its liability (whether by chargeback or otherwise) or made any claim with respect to the Account or any other Account of Borrower or a Designated Guarantor which has not been resolved, in each case of clause (i) and (ii), without duplication, only to the extent of the amount of such actual or asserted right of set-off, or the amount of such dispute or claim, as the case may be or (iii) is also a creditor or supplier of Borrower or a Designated Guarantor (but only to the extent of Borrower’s or such Designated Guarantor’s obligations to such Account Debtor from time to time); or

(o) the Account does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state, municipal, local or foreign including without limitation, the Federal Consumer Credit Protection Act, Federal Truth in Lending Act and Regulation Z; or

(p) as to any Account, to the extent that (i) a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason or (ii) such Account is otherwise classified as a note receivable and the obligation with respect thereto is evidenced by a promissory note or other debt instrument or agreement; or

(q) the Account is created in cash on delivery terms, bill-and-hold, sale or return, sale on approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes;

(r) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to Sanctions or any specially designated nationals list maintained by OFAC; or the Borrower or a Designated Guarantor is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(s) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment;

(t) the amount of any net credit balances relating to such Account is unused by the Account Debtor within 60 days from the date the net credit balance was created;

(u) the Account arises from transactions with customers of the Company under equipment and vendor financing programs permitted pursuant to Section 5.02(i)(xv); or

(v) at all times prior to the occurrence of the KPP Account Eligibility Date, any Account which is a KPP Account.

After giving effect to the foregoing, if the aggregate amount of Eligible Receivables included in the Borrowing Base with respect to the Accounts of any Account Debtor and its Affiliates that are Account Debtors would exceed 15% (or such greater percent in the case of any Account Debtor approved in writing by the Agent) of all Eligible Receivables included in the Borrowing Base before giving effect to this provision, a portion of Eligible Receivables in respect of the Accounts shall be excluded from the Borrowing Base only to the extent necessary for the foregoing thresholds not to be exceeded after giving effect to such exclusion.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, Environmental Permit or arising from alleged injury or threat of injury to health or safety as it relates to any Hazardous Materials or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, provincial, municipal, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, and safety as it relates to any Hazardous Materials or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense or cost, contingent or otherwise (including any liability for costs of Remedial Actions, or natural resource damages, administrative oversight costs, and indemnities), of or related to the Borrower or any Subsidiary (including any predecessor for whom the Borrower or any Subsidiary bears liability contractually or by operation of law) arising under or relating to any Environmental Law, including those resulting from or based upon (a) any compliance or noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment (including as related to indoor air quality) or (e) any of the foregoing for which liability is assumed or imposed by any contract or agreement.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment” has the meaning specified in the UCC.

“Equipment Availability” means $21,932,333, as reduced as provided below. Equipment Availability may be included in the Borrowing Base on the Closing Date or thereafter subject to the satisfaction of the conditions set forth below. Equipment Availability will only be included in the Borrowing Base if on the Closing Date the following conditions are met: if (a) Company and its Subsidiaries have maintained a minimum Consolidated EBITDA of an amount equal to or greater than 80% of its Consolidated EBITDA projections set forth in the Chapter 11 Plan on a year to date basis as of the most recent month ended prior to the Closing Date and evidenced by the financial statements (in form satisfactory to the Agent) provided to the Agent, and (b) the Agent has received (i) appraisals with respect to the Equipment as provided below for purposes of determining the Net Orderly Liquidation Value of such Equipment, and (ii) perfected first priority security interests and liens on the Equipment of Borrower and Designated Guarantors in favor of the Agent for the benefit of the Secured Parties (subject only to the Permitted Collateral Liens). The amount set forth in subclause (i) of this definition will be reduced as of the first day of each calendar quarter commencing January 1, 2014 (whether or not Equipment Availability is included in the Borrowing Base on the Closing Date) by $1,096,617. In addition, Equipment Availability shall be automatically reduced to zero, if at any time, Company and its Subsidiaries fail to maintain Consolidated EBITDA as of the end of any fiscal year of not less than an amount equal to 65% of Consolidated EBITDA set forth in the most recent Projections delivered to the Agent pursuant to Section 5.01(h)(viii) hereof for such fiscal year; provided, that, if at the end of any subsequent fiscal year, Company and its Subsidiaries maintain Consolidated EBITDA of an amount equal to at least 65% of the amount of Consolidated EBITDA set forth in Projections for such fiscal year, and the absence of any Default during such fiscal year, Equipment Availability may be reinstated (subject to such reductions thereto as if it had been in place at all times since the Closing Date). In addition, the amount of Equipment Availability may be further permanently reduced to the extent that any appraisal of Equipment conducted by the Agent after the Closing Date would result in a lower amount of Equipment Availability pursuant to the formula used by the Agent to calculate Equipment Availability on the Closing Date, and subject to the sale or other disposition of any Eligible Equipment as permitted hereunder.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Code.

“ERISA Event” means (a)(i) the occurrence of a Reportable Event, within the meaning of Section 4043 of ERISA (except as may occur as a result of the transactions contemplated by the KPP Settlement Agreement solely to the extent that they relate to the transactions contemplated by the KPP Settlement Agreement that shall have been consummated within fifteen (15) days of the Closing Date), with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA (except as may a occur as a result of the transactions contemplated by the KPP Settlement Agreement solely to the extent that (x) they relate to the transactions contemplated by the KPP Settlement Agreement that shall have been consummated within fifteen (15) days of the Closing Date and (y) the Company and its Subsidiaries shall have no liability pursuant to Section 4062(e) following such consummation); (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA.

“Eurodollar Base Rate” means, with respect to any Interest Period, the rate per annum equal to LIBOR as administered by the British Bankers Association (or any other person that takes over the administration of such rate, including NYSE Euronext) (“LIBOR”), as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Revolving Loan being made, continued or converted by the Agent and with a term equivalent to such Interest Period would be offered by the Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Revolving Loan, a rate per annum determined by the Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

“Eurodollar Rate Revolving Loan” means a Revolving Loan that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Revolving Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Availability” means, at any time, (a) the sum of (i) Line Cap plus (ii) Qualified Cash minus (b) the Revolving Credit Facility Usage at such time; provided, that, for purposes of satisfying any thresholds of Excess Availability set forth in this Agreement and in the other Loan Documents, at least fifty percent (50%) of the applicable Excess Availability threshold amount must be satisfied with Borrowing Base Availability (the “50% Test”). The amount equal to the Line Cap minus Revolving Credit Facility Usage at such time is referred to herein as “Borrowing Base Availability.” If at any time Borrowing Base Availability is insufficient to meet the 50% Test, the Agent shall permit the Borrower to utilize additional Qualified Cash to satisfy the applicable Excess Availability threshold, if within three (3) Business Days after the date Borrower falls below any applicable Excess Availability threshold (provided, that during such period, Borrower shall not request any Revolving Loans or the issuance of any Letters of Credit and the Agent and Lenders (and the Issuing Bank) shall not be required to honor any such requests), Borrower increases the amount of Qualified Cash to satisfy the Excess Availability threshold (each a “Qualified Cash Cure”), provided, that, in any event, upon the delivery of the next monthly Borrowing Base Certificate or the date such delivery is required, Excess Availability thresholds must be satisfied by meeting the 50% Test without giving effect to such Qualified Cash Cure. No more than four (4) Qualified Cash Cures may be taken in any twelve (12) consecutive month period, and not more than one (1) Qualified Cash Cure may be taken in any consecutive two (2) month period. Any event or other action caused by the Borrower’s failure to meet any Excess Availability threshold in this Agreement shall not take effect until three Business Days after such failure if the Borrower has the option of effectuating a Qualified Cash Cure.

“Excess Usage” has the meaning specified in Section 2.10(c).

“Exchange Act” has the meaning specified in the definition of “Change of Control”.

“Excluded Account” means any and all of the (i) payroll, employee benefits, healthcare, escrow, fiduciary, defeasance, redemption, trust, tax and other similar accounts, (ii) “zero balance” accounts from which balances are swept daily to a Concentration Account, (iii) other accounts prohibited by applicable law from being pledged to, or having a security interest therein granted to, a third party, (iv) the Professional Fee Escrow Account and (v) other Deposit Accounts of the Loan Parties (other than Deposit Accounts and other accounts into which customer or other third party payments in respect of the Collateral are scheduled to be or regularly made) with the aggregate balance for all such accounts under this clause (v) of less than $5,000,000.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any direct or indirect domestic Subsidiary of a direct or indirect Foreign Subsidiary, (c) any Captive Insurance Subsidiary, (d) any domestic Subsidiary that has no material assets other than equity interests in one or more CFCs (a “Qualified CFC Holding Company”), (e) any Foreign Subsidiary, (f) any direct or indirect Subsidiary of a CFC or Qualified CFC Holding Company, (g) any Unrestricted Subsidiary, (h) any Subsidiary that is prohibited by applicable law from guaranteeing the Obligations and (i) any other Subsidiary to the extent the Agent and the Borrower agree that the provision of a Guaranty by such Subsidiary of the Obligations would result in a material adverse tax consequence; provided, that, notwithstanding the foregoing, any Subsidiary that provides a guarantee in respect of the Exit First Lien Term Loan Documents or the Exit Second Lien Loan Documents shall not be an Excluded Subsidiary hereunder.

“Excluded Swap Obligation” with respect to any Loan Party, means each Swap Obligation as to which, and only to the extent that, such Loan Party’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Loan Party does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Loan Party and all guarantees of Swap Obligations by other Loan Parties) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Loan Party.

“Existing Credit Agreements” shall mean the Existing DIP ABL Credit Agreement and the Existing DIP Term Loan Credit Agreement.

“Existing Debt” has the meaning set forth in Section 5.02(d)(ii).

“Existing DIP ABL Credit Agreement” shall mean the Amended and Restated Debtor-in-Possession Credit Agreement, dated as of March 22, 2013, among Eastman Kodak Company, the lenders party thereto, and the Existing DIP ABL Agent (as amended, amended and restated, supplemented or modified from time to time prior to the date hereof).

“Existing DIP ABL Agent” shall mean Citicorp North America, Inc. in its capacity as administrative and collateral agent under the Existing DIP ABL Credit Agreement.

“Existing DIP Term Loan Credit Agreement” shall mean the Debtor-in-Possession Loan Agreement, dated as of March 22, 2013, among Eastman Kodak Company, the lenders party thereto, and the Existing DIP Term Loan Agent (as amended, amended and restated, supplemented or modified from time to time prior to the date hereof).

“Existing DIP Term Loan Agent” shall mean Wilmington Trust Company, in its capacity as administrative and collateral agent under the Existing DIP Term Loan Credit Agreement.

“Exit First Lien Term Loan Agent” means JPMorgan Chase Bank, NA in its capacity as administrative agent pursuant to the Exit First Lien Term Loan Documents, and its successors, assigns or any replacement agent appointed pursuant to the terms of the Exit First Lien Term Loan Agreement.

“Exit First Lien Term Loan Agreement” means (i) the Senior Secured First Lien Term Credit Agreement, dated of even date herewith, among Company, as borrower, the lenders from time to time parties thereto, and Exit First Lien Term Loan Agent, as it may be amended, restated, refinanced, replaced or otherwise modified from time to time and (ii) any other replacement, refinancing, restructuring, extension, renewal or refinancing thereof (or Incremental Equivalent Debt (as defined in the Exit First Lien Term Loan Agreement) (in each case whether through one or more credit facilities or other debt issuances pursuant to the agreement set forth in subclause (i) or any other agreement, contract or indenture, including any such replacement or refinancing facility or indenture that increases or decreases the amount permitted to be borrowed thereunder (including pursuant to Incremental Term Loans (as defined in the Exit First Lien Term Loan Agreement)) or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof) to the extent permitted by this Agreement and the Term Loan Intercreditor Agreement.

“Exit First Lien Term Loan Debt” means the Debt of the Company and its Subsidiaries under the Exit First Lien Term Loan Agreement.

“Exit First Lien Term Loan Documents” means the Exit First Lien Term Loan Agreement, and each other agreement, certificate, document, or instrument executed or delivered by the Company or its Subsidiaries to the Exit First Lien Term Loan Agent or any lender thereunder in connection therewith, whether prior to, on, or after the closing of the Exit First Lien Term Loan Agreement, and any and all renewals, extensions, amendments, modifications, refinancings or restatements of any of the foregoing.

“Exit Second Lien Term Loan Agent” means Barclays Bank PLC in its capacity as administrative agent pursuant to the Exit Second Lien Term Loan Documents, and its successors, assigns or any replacement agent appointed pursuant to the terms of the Exit Second Lien Term Loan Agreement.

“Exit Second Lien Term Loan Agreement” means (i) the Senior Secured Second Lien Term Credit Agreement, dated of even date herewith, among the Company, as borrower, the lenders from time to time parties thereto, and the Exit Second Lien Term Loan Agent, as it may be amended, restated, refinanced, replaced or otherwise modified from time to time and (ii) any other replacement, refinancing, restructuring, extension, renewal or refinancing thereof (or Incremental Equivalent Second Lien Debt (as defined in the Exit First Lien Term Loan Agreement) (in each case whether through one or more credit facilities or other debt issuances pursuant to the agreement set forth in subclause (i) or any other agreement, contract or indenture, including any such replacement or refinancing facility or indenture that increases or decreases the amount permitted to be borrowed thereunder (including pursuant to Second Lien Incremental Term Loans (as defined in the Exit First Lien Term Loan Agreement)) or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof) to the extent permitted by this Agreement and the Term Loan Intercreditor Agreement.

“Exit Second Lien Term Loan Debt” means the Debt of the Company and its Subsidiaries under the Exit Second Lien Term Loan Agreement.

“Exit Second Lien Term Loan Documents” means the Exit Second Lien Term Loan Agreement, and each other agreement, certificate, document, or instrument executed or delivered by Company or its Subsidiaries to the Exit Second Lien Term Loan Agent or any lender in connection therewith, whether prior to, on, or after the closing of the Exit Second Lien Term Loan Agreement, and any and all renewals, extensions, amendments, modifications, refinancings or restatements of any of the foregoing.

“Exit Term Loan Debt” means the Exit First Lien Term Loan Debt and the Exit Second Lien Term Loan Debt.

“Exit Term Loan Agreements” means the Exit First Lien Term Loan Agreement and the Exit Second Lien Term Loan Agreement.

“Facility” means the Revolving Credit Facility and the Letter of Credit Facility.

“FATCA” means Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b) (1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Agent on such day on such transactions as determined by the Agent.

“Fee Letter” means that certain Fee Letter, dated as of June 19, 2013 among the Company, the Agent and the Arrangers.

“Financial Officer” of any Person (other than a natural person) means the chief financial officer, president, chief executive officer, treasurer or controller or any other officer of such Person designated or authorized by any of the foregoing.

“Fixed Charge Coverage Ratio” means, as determined on the last day of any fiscal quarter, the ratio of (i) Consolidated EBITDA for the most recently completed period of four consecutive fiscal quarters ending on such date minus the aggregate amount of any unfinanced Capital Expenditures paid during such period minus income taxes paid in cash (net of refunds received but not less than zero) during such period to (ii) (A) interest payable on, and amortization of debt discount in respect of, all Debt for Borrowed Money during such period (excluding (1) additional interest in respect of the any debt securities, deferred or amortized financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees and (2) any original issue discount in respect of the Exit First Lien Term Loan Debt or Exit Second Lien Term Loan Debt); (B) plus the aggregate amount of all scheduled principal payments (other than at final maturity); (C) plus the aggregate amount of all cash dividend payments to holders of capital stock (including Disqualified Stock) of the Company (excluding any items eliminated or consolidated) on account of such capital stock minus interest income for such period, as the case may be, in each case, of the Company and its Restricted Subsidiaries on a Consolidated basis.

“Fixed Charge Coverage Ratio Trigger Event” means the failure of the Borrower to maintain Excess Availability at any time of at least 15% of the Revolving Credit Facility; provided that the occurrence of a Fixed Charge Coverage Ratio Trigger Event shall be deemed continuing until Excess Availability shall have been equal to an amount that is 15% or greater of the Revolving Credit Facility for thirty (30) consecutive days, at which time such Fixed Charge Coverage Ratio Trigger Event shall no longer be deemed continuing.

“Flood Insurance Laws” means, collectively, the following (in each case as now or hereafter in effect or any successor statute thereto): (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 and (d) the Flood Insurance Reform Act of 2004.

“Foreign Subsidiary” means any Subsidiary organized under the laws of jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Forward-Looking Information” has the meaning specified in Section 4.01(t).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local or other, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case, with competent jurisdiction over such Person.

“Guaranteed Obligations” has the meaning specified in Section 7.01(a).

“Guarantors” means, collectively (a) each Subsidiary Guarantor, and (b) each Person who now or hereafter guarantees payment or performance of the whole or any part of the Obligations in accordance with Article VII or otherwise and “Guarantor” means any one of them.

“Guaranty” means the guaranty of each Guarantor set forth in Article VII.

“Guaranty Supplement” has the meaning specified in Section 7.05.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedging Agreement” any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

“HMRC” means Her Majesty’s Revenue & Customs.

“Immaterial Subsidiary” means each Subsidiary designated by the Company to the Agent as an Immaterial Subsidiary on the Closing Date and thereafter, each Subsidiary of Company designated as an “Immaterial Subsidiary” pursuant to a certificate executed and delivered by a Responsible Officer of the Company to the Agent within sixty (60) days after the delivery of annual financial statements pursuant to Section 5.01(h)(ii) (certifying as to each of the items set forth in this definition), but not including the Company, (a) having total assets (as determined in accordance with GAAP) in an amount of five (5%) percent or less of the Consolidated total assets of the Company and its Subsidiaries shown on such financial statements or (b) contributing five (5%) percent or less to the Consolidated net sales of the Company and its Subsidiaries for the fiscal year most recently ended; provided, that, the total assets (as so determined) and net sales (as so determined) of all Immaterial Subsidiaries shall not exceed five (5%) percent of the Consolidated total assets shown on the Consolidated financial statements of Company and its Subsidiaries, or five (5%) percent of Consolidated net sales of the Company and its Subsidiaries as of the delivery of financial statements pursuant to Section 5.01(h)(ii). In the event that total assets of all Immaterial Subsidiaries exceed five (5%) percent of Consolidated total assets of Company and its Subsidiaries, or the total contribution to Consolidated net sales of all Immaterial Subsidiaries exceeds five (5%) percent of net sales for any such fiscal period for which financial statements have been delivered pursuant to Section 5.01(h)(ii), as the case may be, (i) the Company will designate certain Subsidiaries which shall no longer constitute Immaterial Subsidiaries and will no longer be Immaterial Subsidiaries until redesignated by the Company and (ii) to the extent not otherwise excluded as a Loan Party, shall comply with the provisions of Section 5.01(i) of this Agreement as if they were a new Subsidiary.

“Increase Date” has the meaning specified in Section 2.21(a).

“Increasing Lender” has the meaning specified in Section 2.21(c).

“Indemnified Costs” has the meaning specified in Section 8.05(a).

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Initial Issuing Banks” means each Lender (or an Affiliate thereof) with a Letter of Credit Commitment on the Closing Date.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” has the meaning specified in Section 4.01(i).

“Intercreditor Agreements” means collectively (a) the Term Loan Intercreditor Agreement, and (b) each other intercreditor agreement executed and delivered by the Agent in connection with the incurrence by the Company of Debt secured by other priority Liens in the Collateral permitted under Section 5.02(a)(ix); as such agreements may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Interest Period” means, for each Eurodollar Rate Revolving Loan comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Revolving Loan or the date of the Conversion of any Base Rate Revolving Loan into such Eurodollar Rate Revolving Loan and ending on the last day of the period selected by Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition twelve months, as Borrower may, upon notice received by the Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) Borrower may not select any Interest Period that ends after the Termination Date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Revolving Loans comprising part of the same Borrowing shall be of the same duration;

(c) Borrower shall not be entitled to select an Interest Period having duration of twelve months unless, by 2:00 p.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months;

(d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Inventory” has the meaning specified in the UCC.

“Inventory Value” means with respect to any Inventory of Borrower or any Designated Guarantor at the time of any determination thereof, the standard cost determined on a first in first out basis and carried on the general ledger or inventory system of such Loan Party stated on a basis consistent with its current and historical accounting practices, in Dollars, determined in accordance with the standard cost method of accounting less, without duplication, (i) any markup on Inventory from an Affiliate and (ii) in the event variances under the standard cost method are expensed, a Reserve reasonably determined by the Agent as appropriate in order to adjust the standard cost of Eligible Inventory to approximate actual cost.

“Investment” by any Person means any purchase, holding or acquisition (including pursuant to any merger with any other Person that was not a wholly owned Subsidiary prior to such merger) of any equity interests in or evidence of Debt or other securities (including any option, warrant or other right to acquire any of the foregoing) of, the making of or permitting to exist any loans or advances to, the guarantee of any obligations of, or the making of or permitting to exist any investment or any other interest in, any other Person, or any purchase or other acquisition of (in one transaction or a series of related transactions) any assets of any other Person constituting a business unit.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.

“Issuing Bank” means an Initial Issuing Bank, any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.08 or any other Lender (or an Affiliate thereof) so long as such Eligible Assignee or Lender (or Affiliate thereof) expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank, Eligible Assignee or Lender (or Affiliate thereof), as the case may be, shall have a Letter of Credit Commitment.

“KPP Accounts” means all Accounts owing to Borrower or any Designated Guarantor by KPP Holdco Limited or any of its direct or indirect Subsidiaries.

“KPP Account Eligibility Date” means the earlier of (a) the date that Agent and Borrower agree that KPP Accounts shall not be excluded from the definition of Eligible Receivables solely because they are KPP Accounts or (b) Borrower has certified to Agent for the benefit of Agent and the Secured Parties that the Tolling Agreements (as defined in the Stock and Asset Purchase Agreement) have been terminated (other than pursuant to an event of default thereunder) pursuant to the KPP Settlement Agreement.

“KPP Global Settlement” has the meaning specified in the Chapter 11 Plan.

“KPP Settlement Agreement” means (a) the Stock and Asset Purchase Agreement; (b) the Settlement Agreement, among the Borrower, Kodak Limited, KPP Trustees Limited, Kodak International Finance Limited and Kodak Polychrome Graphics Finance UK Limited, each dated April 26, 2013; and (c) any related contract, agreement, deed and undertaking described in either of the foregoing to the extent entered into in conjunction with the consummation of the transactions and agreements contemplated therein; provided that the documents set forth in clauses (a) through (b) may be modified or amended from time to time, which agreements implement the KPP Global Settlement.

“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent, as provided in Section 6.02, shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Related Documents” has the meaning specified in Section 2.06(a).

“Lease” means any agreement pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender Appointment Period” has the meaning specified in Section 8.07(a).

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation, winding up or similar proceeding, or a receiver, interim receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” has the meaning in the introductory paragraph hereto, and shall include each Assuming Lender that shall become a party hereto pursuant to Section 2.21, each Issuing Bank and each Person that shall become a party hereto pursuant to Section 9.08.

“Letter of Credit” means any standby letter of credit or commercial letter of credit issued under the Letter of Credit Facility

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Company and its Subsidiaries in (a) the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances or is a Lender that has become an Issuing Bank after the Closing Date in accordance with the definition of “Issuing Bank”, the amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.08(e) as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.05, and in any event shall not be more than the amount of the Letter of Credit Facility.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) $150,000,000 and (b) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Obligations” means, at any time, the sum of (i) the Available Amount of all Letters of Credit issued and outstanding and, without duplication, (ii) the aggregate amount of all amounts drawn under Letters of Credit that have not been reimbursed by the Company or converted to Revolving Loans.

“LIBOR” has the meaning specified in the definition of “Eurodollar Base Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that, in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien; provided further that Liens shall not include any license of intellectual property (including any Intellectual Property). For the avoidance of doubt, such licensing activity shall not constitute a “Lien” on such Intellectual Property; provided, that, the terms of such licenses shall not restrict the right of the Agent to use such Intellectual Property in connection with the conduct of a Liquidation; provided, that, in no event shall any such Liquidation terminate or otherwise affect any such licenses and any and all purchasers of any such Intellectual Property shall acquire the same subject to such licenses.

“Lien Waiver” means a customary agreement, in form and substance reasonably satisfactory to the Agent, by which (a) for any ABL Priority Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the ABL Priority Collateral, and agrees to permit the Agent to enter upon the premises and remove the ABL Priority Collateral or to use the premises to store or Dispose of the ABL Priority Collateral; (b) for any ABL Priority Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the ABL Priority Collateral, agrees to hold any Documents in its possession relating to the ABL Priority Collateral as agent for the Agent, and agrees to deliver the ABL Priority Collateral to the Agent upon request; (c) for any ABL Priority Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Agent’s Lien, waives or subordinates any Lien it may have on the ABL Priority Collateral, and agrees to deliver the ABL Priority Collateral to the Agent upon request; and (d) for any ABL Priority Collateral subject to a licensor’s Intellectual Property rights, the licensor grants to the Agent the right, vis-à-vis such licensor, to enforce the Agent’s Liens with respect to the ABL Priority Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under the applicable license.

“Line Cap” means, at any time, the lesser of (a) the Borrowing Base and (b) the aggregate Revolving Credit Commitments of all Lenders.

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable laws as a creditor of the Loan Parties with respect to the realization of the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or other similar sale or other Disposition of the Collateral for the purpose of liquidating the Collateral.

“Liquidity” means, at any time, (a) the sum of (i) Line Cap plus (ii) US Cash, minus (b) the Revolving Credit Facility Usage at such time.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) Collateral Documents, (d) all Intercreditor Agreements, and (e) each Letter of Credit Agreement, and each other document and instrument delivered in connection herewith on or after the date hereof, in each case as amended, restated, supplemented or otherwise modified from time to time; provided, that no Bank Product Agreement or a Specified Secured Creditor Agreement is a Loan Document.

“Loan Parties” means the Borrower and the Guarantors.

“Loan Party Materials” has the meaning specified in Section 5.01(h).

“Loan Value” means, at any time of determination, an amount (calculated based on the most recent Borrowing Base Certificate delivered to the Agent in accordance with this Agreement) equal to (a) with respect to Eligible Receivables of the Borrower and Designated Guarantors, 85% of the Value of Eligible Receivables less the applicable Dilution Reserve plus (b) with respect to Eligible Inventory of Borrower and the Designated Guarantors, the lesser of (i) 75% of the Value of Eligible Inventory and (ii) 85% of the Net Orderly Liquidation Value of Eligible Inventory (based on the then most recent independent inventory appraisal) on any date of determination plus (c) Equipment Availability, plus (d) 100% of the amount of the Eligible Cash in the Pledged Cash Account (Eligible Cash).

“Market Disruption Event” has the meaning specified in Section 2.08(b).

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Company and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under any Loan Document or (c) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party.

“Material First-Tier Foreign Subsidiary” means any Foreign Subsidiary or Qualified CFC Holding Company that is owned directly by or on behalf of the Borrower or any Guarantor and is not an Immaterial Subsidiary.

“Material Subsidiary” means any Restricted Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means September 3, 2018;

“Maximum Rate” has the meaning specified in the meaning 2.08(i).

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters for which financial statements have been delivered or are required to be delivered (or, with respect to determinations to be made prior to the delivery of the first set of financial statements, the most recently completed four fiscal quarters ended at least thirty (30) days prior to the Closing Date).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage(s)” means each and every fee mortgage or deed of trust, security agreement and assignment by and between the Loan Party owning the Real Estate encumbered thereby in favor of the Agent, and in form and substance reasonably satisfactory to the Agent.

“Mortgage Policies” has the meaning set forth in the definition of Real Estate Requirements.

“Mortgaged Properties” means the owned Real Estate listed on Schedule 1.01(m) attached hereto and any Real Estate that becomes subject to a Mortgage pursuant to Section 5.01(j).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to any event (a) the cash proceeds actually received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (b) the sum of (i) all costs, fees and out-of-pocket fees, commissions, charges and expenses (including fees, costs and expenses related to appraisals, surveys, brokerage, finder, underwriting, arranging, legal, investment banking, placement, printing, auditor, accounting, title, environmental (including remedial expenses), title exceptions and encumbrances, and finder’s fees, success fees or similar fees and commissions) paid or payable by the Borrower and the Restricted Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a casualty or a condemnation or similar proceeding), the amount of all payments required to be made (or required to be escrowed) by the Borrower and the Restricted Subsidiaries as a result of such event to repay (or establish an escrow, trust, defeasance, discharge or redemption account or similar arrangement for the repayment of) Debt (other than the Obligations) secured by a Lien prior to the Lien of the Collateral Agent on such asset (provided that if any amounts in such accounts or subject to such agreements are released to the Borrower and its Restricted Subsidiaries, such amounts shall constitute Net Cash Proceeds upon release), (iii) the amount of all taxes (including transfer tax and recording tax) paid (or reasonably estimated to be payable) by the Borrower and the Restricted Subsidiaries, and the amount of any reserves established by the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer or other Financial Officer of the Borrower), (iv) in respect of any casualty or condemnation, any amounts paid to the Borrower or any Restricted Subsidiary related to the casualty or condemnation, Recovery Event, and (v) all other amounts deposited in trust or escrow or paid for the benefit of any third party or to which any third party may be entitled in connection with such event, provided that any such amounts returned to the Borrower or any Restricted Subsidiary shall constitute Net Cash Proceeds when actually received. All amounts received under the KPP Settlement Agreement and the transactions contemplated thereby and in relation thereto shall be deemed not to be Net Cash Proceeds.

“Net Orderly Liquidation Value” means, with respect to Eligible Equipment and Eligible Inventory, as the case may be, the orderly liquidation value with respect to such Equipment or Inventory, net of expenses estimated to be incurred in connection with such liquidation, based on the most recent third party appraisal by an independent appraisal firm reasonably satisfactory to the Agent (and prior to an Event of Default selected in consultation with the Company).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(a).

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, or such other form agreed to by the Agent, in each case, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Loans made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Obligations” means all liabilities and obligations of every nature of each Loan Party from time to time owed to the Agent, the Lenders, the other Secured Parties or any of them under (a) the Loan Documents, (b) all Bank Product Obligations, and (c) all Specified Secured Obligations, whether for principal, interest (including interest which, but for the filing of a petition or other proceeding in a Insolvency Proceeding with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy or Insolvency Proceeding), fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise; provided, that Obligations of a Loan Party shall not include its Excluded Swap Obligations.

“OFAC” means Office of Foreign Assets Control of the U.S. Treasury Department.

“Other Taxes” has the meaning specified in Section 2.14(b).

“Overadvance” has the meaning set forth in Section 2.01(c).

“Overadvance Loan” means a Base Rate Revolving Loan made when an Overadvance exists or is caused by the funding thereof.

“Parallel Debt” has the meaning specified in Section 8.14(a).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant Register” has the meaning specified in Section 9.08(i).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Pension Agreements” means defined benefit pension plans and defined benefit postretirement plans as defined by Accounting Standards Codification 715, Compensation - Retirement Benefits.

“Permitted Acquisition” means any Acquisition as long as (a) no Default exists or is caused thereby; (b) such acquisition was not preceded by an unsolicited tender offer for such equity interests by, or proxy contest initiated by, the Company or any Subsidiary; (c) the assets, business or Person being acquired are useful or engaged in the business of the Company and Subsidiaries or the acquired entity, line of business or businesses acquired is engaged in a Related Business; (c) no Debt or Liens are assumed or incurred, except for Debt permitted to be incurred pursuant to Section 5.02(d) or Liens permitted pursuant to Section 5.02(a); (d) upon giving pro forma effect thereto, Excess Availability is at least the amount equal to 17.5% of the Revolving Credit Facility for the 30 days preceding and as of the Acquisition; (e) the Fixed Charge Coverage Ratio determined on a pro forma basis giving effect to the Acquisition, is not less than 1.00 to 1.00; and (f) the Borrower delivers to Agent, at least 5 Business Days prior to the consummation of such Acquisition, copies of all material agreements relating thereto and a certificate, in form and substance satisfactory to Agent, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.

“Permitted Collateral Liens” has the meaning specified in the definition of “Eligible Equipment”.

“Permitted Discretion” means a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender). Prior to the occurrence of any Default, the establishment or increase of any Reserve shall be limited to such Reserves as the Agent may from time to time determine in its Permitted Discretion following consultation with the Company as being appropriate.

“Permitted Holders” means GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund LTD., GSO Credit-A Partners LP, GSO Palmetto Opportunistic Investment Partners LP, FS Investment Corporation, Locust Street Funding LLC, FS Investment Corporation II, Blue Mountain Credit Alternatives Master Fund L.P., Bluemountain Credit Opportunities Master Fund I L.P., Bluemountain Timberline LTD., Bluemountain Strategic Credit Master Fund L.P., Bluemountain Kicking Horse Fund L.P., Bluemountain Long/Short Credit Master Fund L.P. Bluemountain Distressed Master Fund L.P., Bluemountain Long Short Grasmoor Fund LTD., Bluemountain Long/Short Credit and Distressed Reflection Fund P.L.C., A Sub-Fund of AAI Bluemountain Fund P.L.C., George Karfunkel, United Equities Commodities Company, Momar Corporation and Contrarian Funds, LLC and any of their Affiliates.

“Permitted Liens” means:

(a) Liens imposed by law for Taxes, assessments and governmental charges or claims that are not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, landlord’s, warehousemen’s, mechanics’, materialmen’s, brokers’, suppliers’ and repairmen’s liens, statutory liens of banks and rights of setoff and other Liens, in each case, imposed by law (other than obligations imposed pursuant to Section 303(k) or 4068 of ERISA or Section 430(k) of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.01(b);

(c) pledges or deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, healthcare and other social security laws or regulations;

(d) (i) Liens on cash, pledges and deposits of cash to secure the performance of bids, tenders, trade contracts or leases, (ii) deposits of cash to secure public or statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature or deposits as security for contested Taxes or import duties or for the payment of rent, in each case in the ordinary course of business and (iii) utility deposits made in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 6.01(f);

(f) leases or subleases granted to others in the ordinary course of business, survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses,

rights-of-way, sewers, electric lines, gas lines, water, cable, television, telegraph and telephone lines and other similar purposes, zoning restrictions, or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business or to the ownership of its properties which were not incurred in connection with Debt and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or the Restricted Subsidiaries;

(g) encumbrances on assets disposed or to be disposed in a disposition permitted by Section 5.02(e) or created by an agreement(s) providing for such permitted disposition;

(h) any (i) reversionary interest or title of lessor or sublessor under any lease, (ii) Lien, easement, restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject, (iii) subordination of the interest of the lessee or sublessees under such lease to any Lien, restriction or encumbrance referred to in the preceding clause (ii), (iv) lease, license, sublease or sublicense of intellectual or real property granted to others in the ordinary course of business, (v) license, sublicense, release, immunity or covenant not to sue with respect to intellectual property granted to others in the ordinary course of business or in connection with the settlement of any litigation, threatened litigation or other dispute, or (vi) license, sublicense, release, immunity or covenant not to sue encumbering intellectual property acquired by any Loan Party;

(i) Liens arising from filing UCC financing statements for “informational purposes only” relating solely to the leased asset or consignments or operating leases entered into by any Loan Party in the ordinary course of business;

(j) Environmental and zoning laws, ordinances and regulations, now or hereafter in effect relating to real property and the ownership, use, development of and the right to operate or maintain such property;

(k) Liens referred to in clause (k) of the definition of “Permitted Encumbrances” in the Exit First Lien Term Loan Agreement; and

(l) Encumbrances referred to in Schedule 1.01(C) of the Mortgage Policies insuring the Mortgages.

“Permitted Receivables Documents” means all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” means one or more transactions by any Foreign Subsidiary pursuant to which such Foreign Subsidiary may sell, convey or otherwise transfer to one or more Special Purpose Receivables Subsidiaries or to any other person, or may grant a security interest in, any Receivables Assets (whether now existing or arising in the future) of such Foreign Subsidiary, and any assets related thereto including all contracts and all guarantees or other obligations in respect of such Receivables Assets, the proceeds of such Receivables Assets and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with sales, factoring or securitizations involving Receivables Assets; provided that (a) recourse to the Foreign Subsidiaries (other than the Special Purpose Receivables Subsidiary) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by any Foreign Subsidiary (other than a Special Purpose Receivables Subsidiary)) and (b) the aggregate Receivables Net Investment shall not exceed $25,000,000 at any time.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Debt of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and a reasonable premium thereon plus other reasonable and customary amounts paid, and customary fees and expenses reasonably incurred (including underwriting, arrangement or placement fees, discounts and commissions), in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension (i) has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended and (ii) has no scheduled amortization or payments of principal prior to 91 days after the Termination Date or, if the Debt being modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended is subject to scheduled amortization or payments of principal, prior to any such currently scheduled amortization or payments of principal; (c) if the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms as favorable in all material respects to the Lenders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended Debt are, either (i) customary for similar debt securities or bank financings in light of then-prevailing market conditions (it being understood that such Debt shall not include any financial maintenance covenants unless such financial covenant is added to this Agreement for the benefit of Lenders or does not take effect until after the Maturity Date and that any negative covenants shall be incurrence-based) or (ii) not materially less favorable to the Loan Parties or the Lenders, taken as a whole, than the terms and conditions of the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended (provided that a certificate of a Responsible Officer of the Company delivered to the Agent in good faith at least five Business Days prior to the incurrence of such Debt, together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (d), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Agent provides notice to the Company of its objection during such five Business Day period); (e) any such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is the obligor or guarantor, or a successor to the obligor or guarantor, on the Debt being modified, refinanced, refunded, renewed, replaced or extended unless otherwise permitted hereunder; (f) any such modification, refinancing, refunding, renewal, replacement, exchange or extension of the Exit Term Loan Agreements shall be subject to (and the holders of, and agents and/or trustees in respect of, any such Debt shall be bound by) the Term Loan Intercreditor Agreement; and (g) at the time of entry into such Agreement, no Event of Default shall have occurred and be continuing.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited or unlimited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 5.01(h).

“Pledged Cash Account (Eligible Cash)” means a deposit account located in the United States with Bank of America (in each case other than a collection, disbursement or other operating account), subject to the Agent’s first priority perfected security interest pursuant to the Pledged Cash Account Agreement (Eligible Cash).

“Pledged Cash Account (Qualified Cash)” means a deposit account located in the United States with Bank of America (in each case other than a collection, disbursement or other operating account), subject to the Agent’s first priority perfected security interest pursuant to the Pledged Cash Account Agreement (Qualified Cash).

“Pledged Cash Account Agreement (Eligible Cash)” means the Deposit Account Control Agreement (Eligible Cash), dated of even date herewith, by and among the Borrower, Bank of America, N.A., as the bank, and the Agent, Exit First Lien Term Loan Agent and Exit Second Lien Term Loan Agent, as such agreement may be amended, restated, supplemented, replaced or otherwise modified from time to time, with respect to the deposit account maintained for purposes of receiving and maintaining deposits of Eligible Cash.

“Pledged Cash Account Agreement (Qualified Cash) means the Deposit Account Control Agreement (Qualified Cash), dated of even date herewith, by and among the Borrower, Bank of America, N.A., as the bank, and the Agent, Exit First Lien Term Loan Agent and Exit Second Lien Term Loan Agent, as such agreements may be amended, restated, supplemented, replaced or otherwise modified from time to time, with respect to the deposit account maintained for purposes of receiving and maintaining deposits of Qualified Cash.

“Post-Petition Interest” has the meaning specified in Section 7.06(b).

“Potential Defaulting Lender” means, at any time, a Lender (i) as to which the Agent has notified the Company that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, (ii) as to which the Agent or the Issuing Banks have in good faith reasonably determined and notified the Company that such Lender or its Parent Company or a financial institution affiliate thereof has notified the Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement or (iii) that has, or whose Parent Company has, a rating for any class of its long-term senior unsecured debt lower than BBB- by S&P and Baa3 by Moody’s. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Agent or, in the case of clause (ii), the Issuing Banks, as the case may be, in their sole discretion acting in good faith and upon consultation with the Company. The Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.

“Primary Currency” has the meaning specified in Section 9.17(b).

“Professional Fee Escrow Account” has the meaning specified in the Chapter 11 Plan; which escrow account is account no. 1291343567 maintained at Bank of America.

“Projections” has the meaning specified in Section 5.01(h)(viii).

“Protective Revolving Loan” has the meaning specified in Section 2.01(d).

“Public Lender” has the meaning specified in Section 5.01(h).

“Qualified Cash” means, at any time, the amount of cash of the Loan Parties which (a) is maintained in the Pledged Cash Account (Qualified Cash), subject to the terms of the Pledged Cash Account Agreement (Qualified Cash), (b) is available for use by a Loan Party, without condition or restriction and (c) is free and clear of any pledge, security interest, lien, claim or other encumbrance (other than in favor of the Agent on behalf of the Secured Parties, the Exit First Lien Term Loan Agent on behalf of the lenders pursuant to the Exit First Lien Term Loan Agreement, and the Exit Second Lien Term Loan Agent on behalf of the lenders pursuant to the Exit Second Lien Term Loan Agreement, and other than in favor of the securities intermediary with which such cash is maintained).

“Qualified Cash Cure” has the meaning specified in the definition of “Excess Availability”.

“Qualified ECP” means a Loan Party with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all Leases, tenancies, and occupancies thereof.

“Real Estate Requirements” means, collectively, each of the following, unless waived by the Agent in its sole discretion:

(a) The applicable Loan Party shall have executed and delivered to the Agent a Mortgage with respect to any owned Real Estate, together with an opinion of counsel in each state where such Real Estate is located and an opinion of counsel in the jurisdiction where the applicable Loan Party is organized, in form and substance reasonably satisfactory to the Agent;

(b) For any Real Estate with respect to which a Mortgage is recorded in accordance with clause (a) hereof, prior to or concurrently with the recording of such Mortgage, the Agent shall have received fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or marked-up title insurance commitments having the effect of a policy of title insurance (the “Mortgage Policies”) in form and substance, with such endorsements and affirmative coverages as may reasonably be requested by the Agent (to the extent available at commercially reasonable rates) and in amounts reasonably acceptable to the Agent (provided, that, such amounts shall not exceed the estimated fair market value of the applicable mortgaged property, as reasonably estimated by the Borrower, unless otherwise reasonably agreed by the Borrower and the Agent), issued, coinsured and reinsured (to the extent reasonably required by the Agent) by title insurers reasonably acceptable to the Agent, insuring the Mortgages to be valid first priority and subsisting Liens (other than any Liens permitted by Section 5.02(a)) in favor of the Agent on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, other than the Permitted Liens and any other Liens permitted pursuant to Section 5.02(a) or otherwise reasonably acceptable to the Agent;

(c) For any Real Estate with respect to which a Mortgage is recorded in accordance with clause (a) hereof, prior to or concurrently with the delivery of such Mortgage (or such later date, if any, as the Agent shall agree in writing in its reasonable discretion), the Agent shall have received American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to the Agent, showing all buildings and other improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Agent or such other form of survey with respect to which the title insurer providing the Mortgage Policies will agree to provide extended coverage; and

(d) For any Real Estate with respect to which a Mortgage is recorded in accordance with clause (a) hereof, prior to delivery of such Mortgage, the applicable Loan Party shall have delivered to the Agent (i) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination and (ii) in the event any such Real Estate is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, (A) a notice about special flood hazard area status and flood disaster assistance, duly executed by the applicable Loan Party and (B) evidence of flood insurance (which may be in the form of a blanket policy), with a financially sound and reputable insurer, naming the Agent, as mortgagee, in an amount and otherwise in form and substance reasonably satisfactory to the Agent and evidence of the payment of premiums in respect thereof.

“Receivables Assets” means accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Company or any Subsidiary.

“Receivables Net Investment” means the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents; provided, however, that, if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Received Amount” has the meaning specified in Section 8.14(d).

“Register” has the meaning specified in Section 9.08(e).

“Related Business” means any business which is the same as or related, ancillary or complementary to, or a reasonable extension or expansion of, any of the businesses of the Company and its Restricted Subsidiaries on the Closing Date.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, partners and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the migration of any Hazardous Material through the air, soil, surface water or groundwater.

“Remedial Action” means (a) all actions taken under any Environmental Law to (i) clean up, remove, remediate, contain, treat, monitor, assess or evaluate Hazardous Materials present in, or threatened to be Released into, the environment, (ii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities or (b) any response actions authorized by 42 U.S.C. 9601 et. seq. or analogous state law.

“Rent and Charges Reserve” means reserves in such amounts as the Agent, may elect to impose in its Permitted Discretion from time to time in respect of all past due rent and other amounts owing by any Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who (a) possesses any ABL Priority Collateral or (b) could assert a Lien on any ABL Priority Collateral; provided, that, with respect to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any ABL Priority Collateral or could assert a Lien on any ABL Priority Collateral, a reserve equal to three (3) months’ rent at such location and such other reserve amounts that may be determined by the Agent in its Permitted Discretion.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than (a) those events as to which notice is waived pursuant to 29 C.F.R. Section 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future) or (b) except as may occur as a result of the transactions contemplated by the KPP Settlement Agreement so long as the Borrower and its Subsidiaries have no liability with respect thereto and only with respect to the portion of the transactions contemplated by the KPP Settlement Agreement that have not been consummated as of the Closing Date.

“Required Lenders” means at any time Lenders owed at least a majority in interest of the sum of (a) the then aggregate unpaid principal amount of the Revolving Loans outstanding at such time, (b) the aggregate Unused Revolving Credit Commitments at such time and (c) the aggregate Letter of Credit Obligations at such time (with the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations being deemed held by such Lender for purposes of this definition); provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (for the avoidance of doubt such exclusion shall apply to both the numerator and denominator (A) the aggregate principal amount of the Revolving Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) the Unused Revolving Credit Commitment of such Lender at such time and (C) the Letter of Credit Obligations held or deemed held by such Lender at such time.

“Reserves” means, at any time of determination and without duplication, the sum of (a) the Special Availability Reserve, (b) the Specified Secured Obligations Reserve, (c) any Rent and Charges Reserves, (d) the Bank Product Reserve, in effect from time to time, (e) a reserve established from time to time by Agent in its Permitted Discretion following consultation with the Company to reflect the additional costs (including labor and overhead) in connection with the conversion of WIP to finished goods, as determined by Agent in good faith, and (e) such additional reserves, in such amounts and with respect to such matters, as the Agent in its Permitted Discretion may elect to impose from time to time.

“Responsible Officer” means the chief executive officer, president, chief financial officer, general counsel, executive vice president, secretary, assistant secretary, treasurer, assistant treasurer or controller (or any affiliate or subsidiary party the foregoing) of a Loan Party. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” has the meaning specified in Section 5.02(h).

“Restricted Subsidiary” means each Subsidiary of Loan Parties that is not an Unrestricted Subsidiary.

“Revolving Credit Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment”, which shall be designated as a Commitment under the Revolving Credit Facility, (b) that is an Assuming Lender, the amount set forth in the applicable Assumption Agreement or (c) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.08(e), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.21.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Facility Usage” means at any time, the amount obtained by adding (i) the aggregate outstanding principal amount of all Revolving Loans and (ii) the aggregate outstanding Letter of Credit Obligations.

“Revolving Loan” means a loan made by a Lender as part of a Borrowing and refers to a Base Rate Revolving Loan or a Eurodollar Rate Revolving Loan and shall be deemed to include any Swingline Loan, any Overadvance Loan and any Protective Revolving Loan made hereunder.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sanction” means any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions Governmental Authority.

“Secured Parties” means, collectively, the Agent, each Lender, each Issuing Bank, each Bank Product Provider and each Specified Secured Creditor (but in the case of each Bank Product Provider and each Specified Secured Creditor only so long as such Bank Product Provider or Specified Secured Creditor (or its Affiliate, as the case may be) is a Lender hereunder).

“Secured Debt” means, without duplication, the aggregate principal amount of Debt for Borrowed Money secured by a Lien on assets of the Company and its Restricted Subsidiaries determined on a Consolidated basis.

“Secured Leverage Ratio” means, on any date, the ratio of (a) Secured Debt on such date less the domestic cash and Cash Equivalents of the Loan Parties (excluding (i) cash in the Professional Fee Escrow Account, (ii) cash and Cash Equivalents included in the Borrowing Base and (iii) cash and Cash Equivalents securing letters of credit referred to in Section 5.02(d)(xxviii)) on such date, in each case free and clear of all Liens other than any Liens permitted pursuant to Section 5.02(a) to (b) Consolidated EBITDA during the most recently completed Measurement Period.

“Secured Obligations” means the “Secured Obligations”, as defined in the Security Agreement.

“Security Agreement” means the Security Agreement, dated of even date herewith, made by Borrower and each Guarantor in favor of Agent for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the sum of the debt and liabilities (including subordinated and contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of such Person and its Subsidiaries, taken as a whole; (b) the present fair saleable value of the assets of such Person and its Subsidiaries, taken as a whole, is greater than the total amount that will be required to pay the probable debt and liabilities (including subordinated and contingent liabilities) of such Person and its Subsidiaries as they become absolute and matured; (c) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person or its Subsidiaries, taken as a whole, contemplated as of the date hereof and as proposed to be conducted following the Closing Date; and (d) such Person and its Subsidiaries, taken as a whole, have not incurred, or believe that they will incur, debts or other liabilities including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Special Availability Reserve” means an amount equal to $20,000,000.

“Special Purpose Receivables Subsidiary” means a subsidiary of the Company established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Company or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Company or any such Subsidiary becomes subject to a proceeding the under the U.S. Bankruptcy Code or a similar foreign debtor relief law

“Specified Collateral” has the meaning specified in the Security Agreement.

“Specified Debt” means the Debt specified on Schedule 1.01(s) hereto and any Permitted Refinancing Debt in respect thereof.

“Specified Holders” means GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund LTD., GSO Credit-A Partners LP, GSO Palmetto Opportunistic Investment Partners LP, FS Investment Corporation, Locust Street Funding LLC, FS Investment Corporation II, Blue Mountain Credit Alternatives Master Fund L.P., Bluemountain Credit Opportunities Master Fund I L.P.,

Bluemountain Timberline LTD., Bluemountain Strategic Credit Master Fund L.P., Bluemountain Kicking Horse Fund L.P., Bluemountain Long/Short Credit Master Fund L.P. Bluemountain Distressed Master Fund L.P., Bluemountain Long Short Grasmoor Fund LTD., Bluemountain Long/Short Credit and Distressed Reflection Fund P.L.C., A Sub-Fund of AAI Bluemountain Fund P.L.C., and any Affiliate of any of the foregoing.

“Specified Loan Party” means a Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 7.08).

“Specified Secured Creditor Agreements” means, to the extent designated as such by the Company in writing to the Agent pursuant to a Specified Secured Obligations Agreement from time to time in accordance with Section 8.13, as to each Specified Secured Creditor, (a) all agreements evidencing any obligations of the Company and any of its Subsidiaries owing to such Specified Secured Creditor and its Affiliates including, related to all letters of credit issued by such Specified Secured Creditor and its Affiliates for the benefit of the Company or any of its Subsidiaries (other than Letters of Credit issued hereunder) and (b) each agreement or instrument delivered by any Loan Party or Subsidiary of the Company pursuant to any of the foregoing, as the same may be amended from time to time in accordance with the provisions thereof.

“Specified Secured Creditors” means any Lender or Affiliate of a Lender to the extent of any Specified Secured Obligations furnished by such Lender or Affiliate of a Lender on the Closing Date or, if such Specified Secured Obligations are established by a Lender or Affiliate after the Closing Date, to the extent such Person was a Lender or an Affiliate of a Lender on the date such Specified Secured Obligations are established; provided, that, in each case a Specified Secured Obligations Agreement has been duly executed and delivered to the Agent within 10 days following the later of the Closing Date or creation of the Specified Secured Obligations, (i) describing the Specified Secured Obligations and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 8.13.

“Specified Secured Obligations” means Debt or other obligations of any Loan Party or any Subsidiary owing to any Specified Secured Creditor under any Specified Secured Creditor Agreement set forth on Schedule S-1, in respect of which the Agent shall have received a Specified Secured Obligations Agreement, which Schedule may be amended by the Company from time to time by delivery of an updated Schedule (identified as such) to the Agent; provided, that, the aggregate principal amount of all such obligations constituting “Specified Secured Obligations” shall not exceed $25,000,000 at any time.

“Specified Secured Obligations Agreement” means an agreement in substantially the form attached hereto as Exhibit J, duly executed by the applicable Specified Secured Creditor, the Company, and the Agent.

“Specified Secured Obligations Reserve” means, as of any date of determination, the amount of Reserves that the Agent has established (based upon the amounts set forth in the applicable Specified Secured Obligations Agreements received by the Agent provided, that, no Specified Secured Obligations Reserve amount shall be established for any Specified Secured Obligations unless and until the Agent has received a Specified Secured Obligations Agreement requesting the establishment of a Reserve) up to a maximum amount of $25,000,000 in the aggregate for all Specified Secured Obligations then provided.

“Specified Transaction” means (a) any incurrence or repayment of Debt (other than for working capital purposes) or Investment that results in a Person becoming a Subsidiary, (b) any Permitted

Acquisition, (c) any Disposition that results in a Subsidiary ceasing to be a Subsidiary of the Company, (d) any Disposition having an aggregate consideration in excess of $5,000,000 (other than Dispositions in the ordinary course of business), (e) any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Company or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise or (f) any designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance herewith.

“Stock and Asset Purchase Agreement” means the Amended and Restated Stock and Asset Purchase Agreement, dated August 31, 2013, among the Borrower, Qualex Inc., Kodak (Near East) Inc., as sellers and KPP Trustees Limited.

“Subordinated Obligations” has the meaning specified in Section 7.06.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held. Unless otherwise specified, “Subsidiary” shall mean a Subsidiary of the Company. A “Subsidiary” shall not include any variable interest entity.

“Subsidiary Guarantor” means the direct and indirect wholly-owned (other than directors’ qualifying shares or similar holdings under applicable law) Subsidiaries of the Company organized under the laws of a state of the United States of America as listed on Part A of Schedule II hereto (other than Excluded Subsidiaries) and each other Subsidiary of the Company that shall be required to execute and deliver a guaranty pursuant to Section 5.01(i).

“Subsidiary Redesignation” has the meaning specified in the definition of “Unrestricted Subsidiary”.

“Supermajority Lenders” means, at any time, Lenders owed or holding at least 75% in interest of the sum of (a) the aggregate principal amount of the Revolving Loans outstanding at such time, (b) the aggregate Unused Revolving Credit Commitment at such time and (c) the aggregate Letter of Credit Obligations at such time (with the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations being deemed held by such Lender for purposes of this definition); provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Supermajority Lenders at such time (for the avoidance of doubt such exclusion shall apply to both the numerator and denominator) (A) the aggregate principal amount of the Revolving Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) the Unused Revolving Credit Commitment of such Lender at such time and (C) the Letter of Credit Obligations held or deemed held by such Lender at such time.

“Swap Obligations” means with respect to a Loan Party, its obligations under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Loan” means any Borrowing of a Base Rate Revolving Loan funded with the Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrower.

“Swingline Loan Notice” has the meaning specified in Section 2.22(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (a) the Maturity Date, or (b) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.05, 6.01 or 9.16(b), provided, that, in the event that the scheduled maturity date of any of the Exit Term Loan Debt or any other Specified Debt (and Debt incurred to refinance any of the foregoing), is a date which is less than 90 days after the scheduled maturity date of the Revolving Credit Facility set forth in clause (a) then the scheduled Termination Date shall be the date which is the earlier of (i) the Maturity Date or (ii) the date that is 90 days prior to the earliest scheduled maturity date of any of the Exit Term Loan Debt or Specified Debt, as the case may be.

“Term Loan Intercreditor Agreement” means the Intercreditor Agreement, dated as of even date herewith, among the Agent, as ABL Agent, JPMorgan Chase Bank, N.A, as Exit First Lien Term Loan Agent, Barclays Bank PLC, as Exit Second Lien Term Loan Agent, the Company and Guarantors, as the same may from time to time be amended, amended and restated, modified, or replaced.

“Term Loan Priority Collateral” has the meaning set forth in the Term Loan Intercreditor Agreement.

“TMM Assets” has the meaning set forth in the Stock and Asset Purchase Agreement.

“Total Assets” means, as of any date of determination, the aggregate amount of assets reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries most recently delivered by the Company pursuant to Section 5.01 on or prior to such date of determination.

“Total Leverage Ratio” means, at any date, the ratio of (a) the aggregate principal amount of Debt for Borrowed Money of the Borrower and its Restricted Subsidiaries at such date less the domestic cash and Cash Equivalents of the Loan Parties (excluding, without duplication, (x) cash in the Professional Fee Escrow Account, (y) cash and Cash Equivalents included in the Borrowing Base and (z) cash and Cash Equivalents securing letters of credit referred to in Section 5.02(d)(xxvii)) at such date, in each case free and clear of all Liens other than any Liens permitted pursuant to Section 5.02(a) to (b) Consolidated EBITDA during the most recently completed Measurement Period

“Transactions” shall mean, collectively, (a) the satisfaction and termination of the Existing Credit Agreements and the Liens created in connection therewith (including the Cash Collateralization or backstopping of letters of credit thereunder), (b) the execution, delivery and performance of, this Agreement and the other Loan Documents, (c) the consummation of the other transactions contemplated by the Chapter 11 Plan (except to the extent such transactions are waived in accordance with the terms of the Chapter 11 Plan) and the Confirmation Order and (d) all other related transactions including the payment of fees and expenses in connection therewith.

“Type” refers to the distinction between Revolving Loans bearing interest at the Base Rate and Revolving Loans bearing interest at the Eurodollar Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York;

provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Pension Scheme” means the retirement benefits scheme known as the Kodak Pension Plan.

“UK Pensions Regulator” means the Pensions Regulator established in the United Kingdom pursuant to the Pensions Act of 2004.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Company or its Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Letter of Credit Obligations outstanding to such Issuing Bank.

“United States” and “US” mean the United States of America.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Company designated by the Company as an “Unrestricted Subsidiary” as listed on Schedule 1.01(u), (b) any Subsidiary of the Company designated by the Company as an Unrestricted Subsidiary hereunder by written notice to the Agent and (c) and (b) any Subsidiary of an Unrestricted Subsidiary; provided, that, in each case, as to clause (a) and (b), the Company shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary so long as each of the following conditions is satisfied: (i) as of the date of the designation thereof and after giving effect thereto, no Default exists or has occurred and is continuing, (ii) immediately after giving effect to such designation, upon giving pro forma effect to such designation, Excess Availability shall be at least the amount equal to 22.5% of the Revolving Credit Facility for the 30 days preceding and as of the date of designation, (iii) the Fixed Charge Coverage Ratio for the immediately preceding 12 month period, determined on a pro forma basis giving effect to the designation, is not less than 1.10 to 1.00, (iv) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by Company or any of its Restricted Subsidiaries) through Investments as permitted by, and in compliance with, Section 5.02(i), such that the equity interests in such Subsidiary as of the date of, and after giving effect to, it becoming an Unrestricted Subsidiary shall be an Investment deemed made on such date to a Person that is not a Subsidiary of Company, and any Debt of such Subsidiary owing to any Loan Party or Restricted Subsidiary as of the date of, and after giving effect to, it becoming an Unrestricted Subsidiary shall be an investment deemed made on such date to a Person that is not a Subsidiary of the Company, (v) without duplication of clause (iv), the value of and investments in such Subsidiary will constitute Investments, (vi) such Subsidiary shall have been or will promptly be designated an “Unrestricted Subsidiary” (or otherwise not be subject to the covenants) under the Exit First Lien Term Loan Agreement, Exit Second Lien Term Loan Agreement and Permitted Refinancing of the Exit First Lien Term Loan Debt and Exit Second Lien Term Loan Debt, if applicable, and shall not be designated a Restricted Subsidiary for purposes of such Debt, (vii) such Subsidiary shall not have as of the date of the designation thereof or at any time thereafter, create, incur, issue, assume, guarantee or otherwise become directly liable with respect to any Debt pursuant to which the lender, or other party to whom such Debt is owing, has recourse to any Loan Party or any Restricted Subsidiary or their assets unless otherwise permitted hereunder with respect to a third party, (viii) (A) such Subsidiary shall have total assets (as determined in accordance with GAAP) in an amount of less than seven and one half percent (7.5%) of the Consolidated total assets of Company and its Subsidiaries as of the last day of the fiscal year most recently ended as set forth in the financial statements delivered pursuant to Section 5.01(h)(ii), and (B) such Subsidiary contributed less than seven and one-half percent (7.5%) to the

Consolidated net sales of the Company and its Subsidiaries for the fiscal year most recently ended as set forth in the financial statements delivered pursuant to Section 5.01(h)(ii); provided, that, the total assets (as so determined) and net sales (as so determined) of all Unrestricted Subsidiaries shall not exceed seven and one-half percent (7.5%) of the Consolidated total assets shown on the Consolidated financial statements of Company and its Subsidiaries, or seven and one-half percent (7.5%) of Consolidated net sales of the Company and its Subsidiaries for any twelve (12) consecutive fiscal month period, as the case may be, and (ix) the Agent shall have received an officer’s certificate executed by a Responsible Officer of the Company, certifying compliance with the requirements of preceding clauses (i) through (viii), and containing the calculations and information required by the preceding clause (ii). In the event that total assets of all Unrestricted Subsidiaries exceed seven and one-half percent (7.5%) of the Consolidated total assets of the Company and its Subsidiaries, or the total contribution to Consolidated net sales of all Unrestricted Subsidiaries exceeds seven and one-half percent (7.5%) of net sales for any such fiscal period for which financial statements have been delivered pursuant to the terms of the Agreement, as the case may be (provided, that the first two and one-half percent of such thresholds do not count against the calculation of total assets and total net sales for purposes of the satisfying the requirements and thresholds for Immaterial Subsidiaries), the Company will designate Subsidiaries which shall no longer constitute Unrestricted Subsidiaries in order to comply with such seven and one half percent (7.5%) thresholds. The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that, (1) as of the date thereof, and after giving effect thereto, no Default or Event of Default exists or has occurred and is continuing, (2) immediately after giving effect to such Subsidiary Redesignation, the Loan Parties shall be in compliance, on a pro forma basis, with the conditions set forth in clause (iii) above, (3) designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Debt or Liens of such Subsidiary existing at such time, and (4) the Agent shall have received an officer’s certificate executed by a Responsible Officer of the Company, certifying compliance with the requirements of preceding clauses (1) and (2), and containing the calculations and information required by the preceding clause (2).

“Unused Revolving Credit Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Revolving Loans made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time and (c) any outstanding Swingline Loans.

“US Cash” means, at any time, the amount of cash and Cash Equivalents of the Loan Parties which (a) is maintained in an account located in the United States, subject to the Agent’s first priority perfected security interest pursuant to an account control agreement satisfactory to the Agent, (b) is available for use by a Loan Party, without condition or restriction and (c) is free and clear of any pledge, security interest, lien, claim or other encumbrance (other than in favor of the Agent on behalf of the Secured Parties, the Exit First Lien Term Loan Agent on behalf of the lenders pursuant to the Exit First Lien Term Loan Agreement, and the Exit Second Lien Term Loan Agent on behalf of the lenders pursuant to the Exit Second Lien Term Loan Agreement, and other than in favor of the securities intermediary with which such cash is maintained for its customary fees and charges), including for the avoidance of doubt, Qualified Cash.

“Value” means (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first out basis, and excluding any portion of cost attributable to intercompany profit among the Loan Parties and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America (“GAAP”). If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein and (ii) the Borrower shall provide to the Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof. All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification having a similar result or effect) to value any Debt or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (B) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof).

SECTION 1.04. Reserves. Reserves may be established by Agent or Agent may change the amount, percentage, reserve, eligibility criteria or other item in the definitions of the terms “Borrowing Base”, “Eligible Inventory”, “Eligible Receivables”, “Eligible Equipment” and “Rent and Charges Reserve” in each case in the Agent’s Permitted Discretion.

SECTION 1.05. Letter of Credit Amount. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Related Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.06. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Article II) or in any other Loan Document to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars to the extent necessary to give effect to the intent of this Agreement, such equivalent amount thereof in the applicable currency to be determined by the Agent at such time on the basis of the exchange rate for the purchase of such currency with Dollars as quoted by the Agent.

SECTION 1.07. Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, Consolidated EBITDA and the Fixed Charge Coverage Ratio (except in each case with respect to any transaction contemplated by the KPP Settlement Agreement) shall be calculated in the manner prescribed by this Section 1.07 for purposes other than in connection with the compliance of Section 5.03 hereof.

(b) For purposes of calculating Consolidated EBITDA and the Fixed Charge Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Debt in connection therewith) that have been made (i) during the applicable Measurement Period and (ii) subsequent to such Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Measurement Period. If since the beginning of any applicable Measurement Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Measurement Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.07, then the Fixed Charge Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.07 (but for the avoidance of doubt, not in connection with the calculation of Consolidated EBITDA and the Fixed Charge Coverage Ratio required under Section 5.03).

(c) Whenever pro forma effect is to be given to a Specified Transaction for purposes of this Section 1.07, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions, other operating improvements and synergies actually realized as of the date of such pro forma calculation (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions.

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Debt included in the calculations of the Fixed Charge Coverage Ratio (other than Debt incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Measurement Period and (ii) subsequent to the end of the applicable Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Debt, to the extent required, as if the same had occurred on the first day of the applicable Measurement Period.

ARTICLE II

AMOUNTS AND TERMS OF THE REVOLVING LOANS AND LETTERS OF CREDIT

SECTION 2.01. The Revolving Loans and Letters of Credit.

(a) Revolving Credit Facility.

Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Loans in Dollars to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date, in each case (A) in an amount for each such Revolving Loan not to exceed such Lender’s Unused Revolving Credit Commitment at such time and (B) in an aggregate amount for all such Revolving Loans not to exceed such Lender’s ratable portion (based on the aggregate amount of the Unused Revolving Credit Commitments at such time) of the Line Cap at such time. Each Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as may be applied and reborrowed in accordance with Section 2.18) and shall consist of Revolving Loans of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, and in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue or continue Letters of Credit for the account of the Company and its Subsidiaries from time to time on any Business Day during the period from the Closing Date until 30 days before the Termination Date in an aggregate Available Amount not to exceed (i) for all Letters of Credit at any time the Letter of Credit Facility at such time, (ii) for all Letters of Credit issued by each Issuing Bank at any time such Issuing Bank’s Letter of Credit Commitment at such time, and (iii) for each such Letter of Credit an amount equal to the Unused Revolving Credit Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Company or the beneficiary to require renewal) later than 10 Business Days before the Termination Date. Within the limits referred to above, the Company may from time to time request the Issuance of Letters of Credit under this Section 2.01(b).

(c) Overadvances. If Revolving Credit Facility Usage exceeds the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrower within one (1) Business Day after demand by the Agent, but all such Revolving Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrower to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed when taken together with the aggregate outstanding amount of any Protective Revolving Loans, the greater of (A) $20,000,000 and (B) 10% of the aggregate Revolving Credit Commitments at any time outstanding; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance is not increased by more than an amount such that the outstanding amount of such Overadvance when taken together with all outstanding Protective Revolving Loans does not exceed, the greater of (A) $20,000,000 and (B) 10% of the aggregate Revolving Credit Commitments in the aggregate and does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause Revolving Credit Facility Usage to exceed the aggregate Revolving Credit Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall Borrower or other Loan Party be deemed a beneficiary of this Section nor shall it be authorized to enforce any of its terms.

(d) Protective Revolving Loans. The Agent shall be authorized, in its Permitted Discretion, at any time that any conditions in Section 3.02 are not satisfied, to make Revolving Loans in Dollars that are Base Rate Revolving Loans (any such Revolving Loans made pursuant to this Section 2.01(d), “Protective Revolving Loans”) in an aggregate amount (when aggregated with any outstanding Overadvance Loans not to exceed the greater of (i) $20,000,000 and (ii) 10% of the aggregate Revolving Credit Commitments at any time outstanding, if the Agent reasonably deems such Revolving Loans necessary to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations; provided that no Protective Revolving Loan shall continue for more than 90 consecutive days (and no further Protective Revolving Loan may be made for at least five consecutive days after the repayment by the Borrower of any outstanding Protective Revolving Loans). Protective Revolving Loans shall constitute Obligations secured by the Collateral and shall be entitled to all of the benefits of the Loan Documents. Immediately upon the making of a Protective Revolving Loan, each applicable Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Agent a risk participation in such Protective Revolving Loan in an amount equal to the product of such applicable Lender’s Ratable Share times the amount of such Protective Revolving Loan. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Revolving Loan purchased hereunder, the Agent shall promptly distribute to such Lender, such Lender’s Ratable Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Protective Revolving Loan (and prior to such date, all payments on account of the Protective Revolving Loans shall be payable to Agent solely for its own account). The Required Lenders may at any time revoke the Agent’s authority to make further Protective Revolving Loans by written notice to the Agent. Absent such revocation, the Agent’s determination that funding of a Protective Revolving Loan is appropriate shall be conclusive. In no event shall Protective Revolving Loans cause the aggregate outstanding amount of the Revolving Loans of any Lender, plus such Lender’s Ratable Share of the outstanding amount of all Letter of Credit Obligations to exceed such Lender’s Revolving Credit Commitment. Protective Revolving Loans shall be payable by the Borrower on demand.

SECTION 2.02. Making the Revolving Loans.

(a) Except as otherwise provided in Section 2.03(a), each Borrowing shall be made on notice, given not later than (x) 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Revolving Loans or (y) 11:00 a.m. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Revolving Loans, by the Borrower (or the Company on behalf of the Borrower) to the Agent, which shall give to each applicable Lender prompt notice thereof by telecopier or any other electronic means agreed to by the Agent. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed promptly in writing, or by telecopier (or any other electronic means agreed to by the Agent), in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Revolving Loans comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Revolving Loans, the initial Interest Period for each such Revolving Loan. Except for Borrowings to be made as Swingline Loans, each Lender shall, before 1:00 p.m. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s Ratable Share of such Borrowing. After the

Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 9.02(a).

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower (or the Company on behalf of the Borrower) may not select Eurodollar Rate Revolving Loans for any Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Revolving Loans shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Revolving Loans may not be outstanding as part of more than eighteen (18) separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower delivering such notice. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Revolving Loans, the Borrower shall indemnify each applicable Lender against any loss, cost or expense incurred by such Lender as a result of any failure of Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Loan to be made by such Lender as part of such Borrowing when such Revolving Loan, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02, as applicable, and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Agent, at (i) in the case of Borrower, the interest rate applicable at the time to the Revolving Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Loan as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Revolving Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 a.m. (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Company to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof. Each such notice by the Company of Issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed promptly in writing, or by telecopier (or any other electronic means agreed to by the Agent), specifying therein (A) the requested date of such Issuance (which shall be a Business Day), (B) the Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than 5 Business Days before the Termination Date), (D) the name and address of the beneficiary of such Letter of Credit, (E) the form of such Letter of Credit, and that such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the Company shall agree for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”) and (F) such other matters as the applicable Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Notice of Issuance shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank, (A) the Letter of Credit to be amended, (B) the proposed date of amendment thereof (which shall be a Business Day), (C) the nature of the proposed amendment and (D) such other matters as the applicable Issuing Bank may require. Additionally, the Company shall furnish to the applicable Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, as such Issuing Bank or the Agent may require. If the requested form of such Letter of Credit is acceptable to the applicable Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Section 3.02, make such Letter of Credit available to the Company at its office referred to in Section 9.02 or as otherwise agreed with the Company in connection with such Issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(ii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it; (B) except as otherwise agreed by the Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit; (C) the Letter of Credit is to be denominated in a currency other than Dollars; (D) any Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Company or such Lender to eliminate such Issuing Bank’s actual or potential fronting exposure (after giving effect to Section 2.19(f)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which such Issuing Bank has actual or potential fronting exposure, as it may elect in its sole discretion; or (E) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iii) No Issuing Bank shall amend or continue any Letter of Credit if such Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended or continued form under the terms hereof.

(iv) Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Agent in Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.

(v) If the Borrower so requests in an applicable Notice of Issuance, the Issuing Bank may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period commencing with the date of issuance of such Letter of Credit by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to a date not later than the expiration date of such Letter of Credit; provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (x) from the Agent that the Required Lenders have elected not to permit such extension or (y) from the Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each case directing the Issuing Bank not to permit such extension.

(vi) No Issuing Bank shall have any obligation to issue any Letter of Credit hereunder if the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension thereof (without giving effect the to any auto-extension features).

(vii) No Issuing Bank shall have any obligation to issue any Letter of Credit hereunder if the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension thereof (without giving effect to any auto-extension features).

(b) Participations. By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. The Company hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Company on the date funded, or of any reimbursement payment required to be refunded to the Company for any reason, which amount will be advanced, and deemed to be a Revolving Loan hereunder, regardless of the satisfaction of the conditions set forth in Section 3.02. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to an assignment in accordance with Section 9.08 or otherwise pursuant to this Agreement.

(c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Company or the Borrower on the date funded shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Revolving Loan under the Revolving Credit Facility which shall be a Base Rate Revolving Loan, in the amount of such draft, without regard to whether the making of such a Revolving Loan would exceed such Issuing Bank’s Unused Revolving Credit Commitment. Each Issuing Bank shall give prompt notice to the Company and the Agent of each drawing under any Letter of Credit issued by it. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the Company, each applicable Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Revolving Loan pursuant to Section 2.03(b). Each applicable Lender acknowledges and agrees that its obligation to make Revolving Loans pursuant to this paragraph (c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Revolving Loan on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided, that, notice of such demand is given not later than 11:00 a.m. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Revolving Loan available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Loan made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Loan made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent (with a copy to the Company) on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent (with a copy to the Company) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(e) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Company when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(f) Failure to Make Revolving Loans. The failure of any Lender to make the Revolving Loan to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Revolving Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on such date. No failure by any Lender to make such Revolving Loans shall limit or restrict the availability of any Letter of Credit to the Company.

(g) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.04. Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each applicable Lender a commitment fee on the aggregate amount of such Lender’s Unused Revolving Credit Commitment (without giving effect to such Lender’s Ratable Share of any outstanding Swingline Loans) from the Closing Date until the Termination Date calculated by multiplying such Lender’s Unused Revolving Credit Commitment by the Applicable Percentage in effect from time to time, payable in arrears monthly on the first day of each calendar month and on the Termination Date; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b) Letter of Credit Fees. (i) The Borrower shall pay to the Agent for the account of each applicable Lender (other than a Defaulting Lender) a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued and outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Revolving Loans in effect from time to time during such calendar quarter, payable in arrears monthly on the first day of each calendar month, and on the Termination Date; provided, that, the Applicable Margin shall be deemed to be 200 basis points above the Applicable Margin in effect if the Borrower is required to pay default interest pursuant to Section 2.07(b).

(ii) The Borrower shall pay to each Issuing Bank, for its own account, a fronting fee of 0.125% of the face amount of all Letters of Credit issued by such Issuing Bank and outstanding from time to time, payable in arrears monthly on the first day of each calendar month and on the Termination Date and such other customary commissions, issuance fees, transfer fees and other customary fees and charges in connection with the Issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

(c) Other Fees. The Company shall pay the fees set forth in the Fee Letter, as such Fee Letter may from time to time be amended by the Company and the Agent and, to the extent any such amendment is adverse to the interests of any Arranger, by such Arranger, it being agreed that an increase in the amount of any administrative agency or other similar fee payable to the Agent is not adverse to the Arrangers.

SECTION 2.05. Termination or Reduction of the Commitments.

(a) Optional. The Borrower shall have the right at any time and without penalty, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce in part the Unissued Letter of Credit Commitments and the Unused Revolving Credit Commitments; provided, that, each partial reduction of a Facility (i) shall be in an aggregate amount of $5,000,000 and an integral multiple of $1,000,000 in excess thereof and (ii) if made under the Revolving Credit Facility, shall be made ratably among the Lenders in accordance with their Revolving Credit Commitments in respect of the Revolving Credit Facility.

(b) Mandatory. Unless previously terminated, the Revolving Loan Commitments shall automatically terminate on the Maturity Date. The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

SECTION 2.06. Letter of Credit Drawings. The obligations of the Company under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Company is without prejudice to, and does not constitute a waiver of, any rights the Company might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Company thereof, including, without limitation, pursuant to Section 9.14):

(a) any lack of validity or enforceability of this Agreement or any Note, or of any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (such Letter of Credit Agreement, Letter of Credit and related instruments or instruments being, collectively, the “L/C Related Documents”);

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(c) the existence of any claim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(d) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(f) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

(g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

SECTION 2.07. Interest on Revolving Loans.

(a) Scheduled Interest. Borrower shall pay interest on the unpaid principal amount of each Revolving Loan owing by Borrower to the Agent (or the Company, at its option, may make such payment on behalf of Borrower) for the account of each Lender from the date of such Revolving Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Revolving Loans. During such periods as such Revolving Loan is a Base Rate Revolving Loan, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears monthly on the first day of each calendar month and on the date such Base Rate Revolving Loan shall be Converted or paid in full.

(ii) Eurodollar Rate Revolving Loans. During such periods as such Revolving Loan is a Eurodollar Rate Revolving Loan, a rate per annum equal at all times during each Interest Period for such Revolving Loan to the sum of (A) the Eurodollar Rate for such Interest Period for such Revolving Loan plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day of every third month during such Interest Period corresponding to the first day of such Interest Period and on the date such Eurodollar Rate Revolving Loan shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require and notify the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Revolving Loan owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Revolving Loan pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Revolving Loans pursuant to clause (a)(i) above, provided, however, that following acceleration of the Revolving Loans pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08. Interest Rate Determination.

(a) The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii).

(b) If, with respect to any Eurodollar Rate Revolving Loans, Lenders owed at least 50% of the then aggregate principal amount of the such outstanding Eurodollar Rate Revolving Loans thereof notify the Agent that the Eurodollar Rate for any Interest Period for such Revolving Loans will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurodollar Rate Revolving Loans for such Interest Period (a “Market Disruption Event”), the Agent shall forthwith so notify the Company and the Lenders, whereupon (i) each Eurodollar Rate Revolving Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Revolving Loan, and (ii) the obligation of the Lenders to make, or to Convert Revolving Loans into, Eurodollar Rate Revolving Loans shall be suspended until the Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist. During any period in which a Market Disruption Event is in effect, Borrower may request that the Agent confirm that the circumstances giving rise to the Market Disruption Event continue to be in effect; provided, that (A) Borrower shall not be permitted to submit any such request more than once in any 30 day period and (B) nothing contained in this Section 2.08 or the failure to provide confirmation of the continued effectiveness of such Market Disruption Event shall in any way affect the Agent’s or Required Lenders’ right to provide any additional notices of a Market Disruption Event as provided in this Section 2.08. If the Agent has not confirmed after request of such report from the Borrower that a Market Disruption Event has occurred, then such Market Disruption Event shall be deemed to be no longer existing.

(c) If Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Revolving Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify Borrower and the Lenders and such Revolving Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Revolving Loans.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Revolving Loans comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Revolving Loans shall automatically Convert into Base Rate Revolving Loans.

(e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a) or any Borrowing Base Deficiency, (i) each Eurodollar Rate Revolving Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Revolving Loan and (ii) the obligation of the Lenders to make, or to Convert Revolving Loans into, Eurodollar Rate Revolving Loans shall be suspended.

(f) If Reuter Screen LIBOR01 is unavailable (and there is no successor or replacement screen available for determining the Eurodollar Rate) for determining the Eurodollar Rate for any Eurodollar Rate Revolving Loans,

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Revolving Loans,

(ii) with respect to Eurodollar Rate Revolving Loans, each such Revolving Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Revolving Loan (or if such Revolving Loan is then a Base Rate Revolving Loan, will continue as a Base Rate Revolving Loan), and

(iii) the obligation of the Lenders to make Eurodollar Rate Revolving Loans or to Convert Revolving Loans into Eurodollar Rate Revolving Loans shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

(g) Intentionally Deleted.

(h) Intentionally Deleted.

(i) Maximum Interest Rates. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the applicable Revolving Loans or, if it exceeds such unpaid principal, refunded to the Borrower, as applicable. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

(j) Intentionally Deleted.

SECTION 2.09. Optional Conversion of Revolving Loans. Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of the Revolving Loans made to it of one Type comprising the same Borrowing into Revolving Loans of the other Type; provided, however, that any Conversion of Eurodollar Rate Revolving Loans into Base Rate Revolving Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Revolving Loans, any Conversion of Base Rate Revolving Loans into Eurodollar Rate Revolving Loans shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Revolving Loans shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Revolving Loans comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Loans to be Converted, and (iii) if such Conversion is into Eurodollar Rate Revolving Loans, the duration of the initial Interest Period for each such Revolving Loan. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

SECTION 2.10. Repayments of Revolving Loans; Prepayments of Revolving Loans.

(a) Repayment of Revolving Loans. The Borrower shall repay to the Agent for the ratable account of each applicable Lender on the Termination Date the aggregate principal amount of the Revolving Loans made by such Lender to Borrower then outstanding. Subject to 2.01(c), if an Overadvance exists at any time, Borrower shall, on the sooner of the Agent’s demand or the first Business Day after Borrower has knowledge thereof, repay Revolving Loans or Cash Collateralize Letters of Credit in an amount sufficient to reduce Revolving Credit Facility Usage to the Borrowing Base. If, after the occurrence and during the continuation of any Cash Control Trigger Event, any asset disposition includes the disposition of Accounts, Inventory, or Eligible Equipment, Borrower shall apply Net Cash Proceeds to repay Revolving Loans in an amount equal to the greater of (a) the net book value of such Accounts, Inventory, and Eligible Equipment or (b) the reduction in the Borrowing Base resulting from the disposition.

(b) Optional Prepayments. Borrower may, at any time, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Revolving Loans, and not later than 11:00 a.m. (New York City time) on the date of such prepayment, in the case of Base Rate Revolving Loans, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given Borrower shall, prepay the outstanding principal amount of the Revolving Loans comprising part of the same Borrowing made to it in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000, or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Revolving Loan, Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

(c) Mandatory Prepayments. (i) Borrower shall, in the time periods set forth in Section 2.01(c), prepay (with no corresponding commitment reduction) an aggregate principal amount of the Revolving Loans owed by Borrower and comprising part of the same Borrowings or Cash Collateralize Letters of Credit in an amount equal to the amount by which Revolving Credit Facility Usage exceeds the Line Cap (except as a result of Protective Revolving Loans made under Section 2.01(d) and not outstanding for more than 90 consecutive days) (such amount, the “Excess Usage”); provided that in respect of any prepayment under this subsection directly attributable to any adjustment of Reserves, such prepayment shall be made not later than the Business Day immediately following the date such adjusted Reserves became effective.

(ii) Each prepayment made pursuant to this Section 2.10(c) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurodollar Rate Revolving Loan on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c).

(iii) The Agent shall give prompt notice of any prepayment required under this Section 2.10(c) to Lenders.

(d) After the occurrence and during the continuation of any Cash Control Trigger Event, the Net Cash Proceeds of all insurance payments in respect of Equipment or Inventory shall be paid to the Agent and shall, in the Agent’s sole discretion, (i) be released to the Borrower or applicable Guarantor for the repair, replacement or restoration thereof, (ii) be held as additional Collateral hereunder or applied as specified in Section 19(b)of the Security Agreement or (iii) be released to the Agent Sweep Account and applied as provided in Section 2.18(h) hereof.

SECTION 2.11. Increased Costs.

(a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Revolving Loans or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (x) Taxes (which for purposes of this exclusion shall include withholding taxes that are excluded from Taxes pursuant to Section 2.14(e)) or Other Taxes (as to which Section 2.14 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon written demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law”, regardless of the date enacted, adopted or issued.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) A Lender will only be entitled to such compensation if such Lender provides a certificate to the Agent and the Company setting forth in reasonable detail (i) the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and (ii) stating that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment. Such certificate, when delivered to the Company, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11(c) shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Agent pursuant to this Section 2.11(c) for any increased costs or reductions incurred more than 120 days prior to the date that such Lender or the Agent notifies the Company of the change in law giving rise to such increased costs or reductions and of such Lender’s or the Agent’s intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Revolving Loans or to fund or maintain Eurodollar Rate Revolving Loans hereunder, (a) each Eurodollar Rate Revolving Loan will automatically, upon such demand, Convert into a Base Rate Revolving Loan and (ii) the obligation of the Lenders to make, or to Convert Revolving Loans into, Eurodollar Rate Revolving Loans shall be suspended until the Agent shall notify the Company, on behalf of the Borrower) the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Revolving Loans or to continue to fund or maintain Eurodollar Rate Revolving Loans and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.13. Payments and Computations.

(a) The Borrower shall make each payment hereunder without condition or deduction for any right of counterclaim, defense, recoupment or set-off, not later than 11:00 a.m. (New York City time) on the day when due in Dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04, 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.21, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date the Agent shall treat each Assuming Lender as a Lender under this Agreement and shall make all payments hereunder and under any Notes issued in connection therewith pro rata among the Lenders taking into account the interest assumed thereby by the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.08(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Revolving Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that Borrower will not make such payment in full, the Agent may assume that Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

(f) Subject to Section 6.04, if the Agent receives funds for application to the Obligations of the Borrower under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify, or the Borrower does not direct, the Revolving Loans to which, or the manner in which, such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds ratably to the outstanding Obligations, first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and unreimbursed amounts drawn under Letters of Credit then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and such Letter of Credit obligations then due to such parties.

(g) Except to the extent a time of payment of, or period within which payment is required in respect of, any amount payable hereunder or under any of the other Loan Documents is specified in any Loan Document, all amounts payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge all interest, fees, costs, expenses and other amounts payable hereunder or under any of the other Loan Documents when due and payable to the loan account, provided, that, interest and fees (including pursuant to Sections 2.04(a), (b) and (c) and Section 2.07(a)(ii) above shall not be charged to any loan account until (3) Business Days after Agent has provided Borrower with an invoice for any such amount. Any interest, fees, costs, expenses, or other amounts payable hereunder or under any other Loan Document that are charged to a loan account shall thereupon constitute Loans hereunder and shall initially accrue interest at the rate then applicable to Loans that are Base Rate Revolving Loans (unless and until converted into Eurodollar Rate Revolving Loans in accordance with the terms of this Agreement).

SECTION 2.14. Taxes.

(a) Any and all payments by any Loan Party to or for the account of any Lender, any Arranger or the Agent hereunder or under the Notes shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, remittances, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, each Arranger and the Agent (i) taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender, such Arranger or the Agent (as the case may be) is organized or in which its principal executive office is located, or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, and (ii) any amounts required to be withheld under FATCA that would not have been imposed but for the failure of the Agent, Arranger or Lender, as applicable, to satisfy the applicable requirements of FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct, remit or withhold any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender, any Arranger or the Agent, (i) the sum payable to such Loan Party shall be increased as may be necessary so that after making all required deductions remittances or withholdings, (including deductions applicable to additional sums payable under this Section 2.14) such Lender, such Arranger or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted, remitted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Loan Parties shall indemnify each Lender, each Arranger and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid or remitted by such Lender, such Arranger or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender, such Arranger or the Agent (as the case may be) makes written demand therefor with appropriate supporting documentation.

(d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel reasonably acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

(e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement on or prior to the designation of any different Applicable Lending Office and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Company with two original Internal Revenue Service Forms W-8BEN or W-8ECI or (in the case of a Lender that has certified in writing to the Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party or (iii) a CFC related to any Loan Party (within the meaning of Section 864(d)(4) of the Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender that has certified that it is not a “bank” as described above, certifying that such Lender is a foreign corporation, partnership, estate or trust. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the Closing Date by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information, except directly to a governmental authority or other Person subject to a reasonable confidentiality agreement. In addition, upon the written request of the Company, any other certification, identification, information, documentation or other reporting requirement shall be delivered if (i) delivery thereof is required by a change in the law, regulation, administrative practice or any applicable tax treaty as a precondition to exemption from or a reduction in the rate of deduction or withholding; (ii) the Agent or Lender, as the case may be, is legally entitled to make delivery of such item; and (iii) delivery of such item will not result in material additional costs unless Borrower shall have agreed in writing to indemnify Lender or the Agent for such costs.

(f) For any period with respect to which a Lender has failed to provide the Company with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States of America by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties, at such Lender’s expense, shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(h) If any Lender determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by a Loan Party pursuant to subsection (a) or (c) above in respect of payments under this Agreement or the other Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.14 exceeding the amount needed to make such Lender whole, such Lender shall pay to the applicable Loan Party, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit; provided, that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to any Loan Party to the Agent or such Lender in the event the Agent or such Lender is required to repay such amount to such governmental authority.

(i) If any Loan Party determines in good faith that a reasonable basis exists for contesting the applicability of any Tax or Other Tax, the Agent, the relevant Arranger or the relevant Lender shall cooperate with such Loan Party, upon the request and at the expense of such Loan Party, in challenging such Tax or Other Tax. Nothing in this Section 2.14(i) shall require the Agent, any Arranger or any Lender to disclose the contents of its tax returns or other confidential information to any Person.

SECTION 2.15. Sharing of Payments, Etc. Without expanding the rights of any Lender under this Agreement and, except as otherwise expressly provided in Section 6.04, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Loans owing to it (other than (x) as payment of a Revolving Loan made by an Issuing Bank pursuant to the first sentence of Section 2.03(c) or (y) pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its ratable share (according to the proportion of (i) the amount of such Revolving Loans due and payable to such Lender at such time to (ii) the aggregate amount of the Revolving Loans due and payable at such time to all Lenders hereunder) of payments on account of the Revolving Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; provided further that, so long as the Revolving Loans shall not have become due and payable pursuant to Section 6.01, any excess payment received by any Lender shall be shared on a pro rata basis only with other Lenders. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Loan Parties in the amount of such participation.

SECTION 2.16. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Revolving Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Loans. Borrower agrees that upon notice by any Lender to Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Loans owing to, or to be made by, such Lender, Borrower shall promptly execute and deliver to such Lender a Note, as applicable, properly completed, payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.08(e) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Revolving Loans comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from each Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of Borrower under this Agreement with respect to Revolving Loans made and not repaid.

SECTION 2.17. Use of Proceeds. On the Closing Date, the proceeds of the Revolving Loans and the issuance of Letters of Credit hereunder shall be to support outstanding letters of credit under the Existing DIP ABL Credit Agreement and pay costs and expenses related to the Transactions and thereafter to issue Letters of Credit and finance ongoing working capital needs and general corporate purposes of the Borrower.

SECTION 2.18. Cash Management.

(a) Within 60 days after the Closing Date (or such later date as the Agent may specify in its sole discretion), and at all times thereafter, the Loan Parties shall enter into and maintain Control Agreements, with respect to each Concentration Account.

(b) Each Control Agreement for each Concentration Account shall require, during the continuance of a Cash Control Trigger Event (and delivery of notice thereof from the Agent), the ACH or wire transfer on each Business Day of all ledger or available, as applicable, cash receipts held in the Concentration Account to a concentration account maintained by the Agent (an “Agent Sweep Account”) located in the United States.

(c) If (i) at any time during the continuance of a Cash Control Trigger Event, any cash or Cash Equivalents owned by a Loan Party are deposited in any account (other than an Excluded Account), or held or invested in any manner (other than (w) in an Excluded Account, (x) in a Concentration Account that is subject to the Control Agreement, or (y) a Deposit Account which is swept daily to a Concentration Account subject to a Control Agreement), or (ii) at any time, a Concentration Account shall cease to be subject to a Control Agreement, the applicable Loan Party shall immediately furnish the Agent with written notice thereof and the Agent may require such Loan Party to close such account and have any such funds transferred to a Concentration Account which is subject to a Control Agreement or maintained with the Agent.

(d) A Loan Party may close any Deposit Account or a Concentration Account, maintain existing Deposit Accounts or Concentration Accounts and/or open new Deposit Accounts or Concentration Accounts, subject to the execution and delivery to the Agent of appropriate Control Agreements with respect to each Concentration Account (except with respect to any Concentration Account maintained with the Agent) consistent with the provisions of this Section 2.18 and otherwise reasonably satisfactory to the Agent. The applicable Loan Party shall furnish the Agent with prior written notice of its intention to open or close a Concentration Account and the Agent shall promptly notify such Loan Party as to whether the Agent shall require a Control Agreement with the Person with whom such account will be maintained.

(e) Each Agent Sweep Account shall at all times be under the sole dominion and control of the Agent. Each Loan Party hereby acknowledges and agrees that (i) it has no right of withdrawal from the Agent Sweep Account until the applicable Cash Control Trigger Event is no longer continuing as set forth in subclause (f), (ii) the funds on deposit in an Agent Sweep Account shall at all times continue to be collateral security for all of the Secured Obligations, and (iii) the funds on deposit in an Agent Sweep Account, shall be applied as provided in Section 2.18(h) of this Agreement and in the Security Agreement. In the event that, notwithstanding the provisions of this Section 2.18, during the continuance of a Cash Control Trigger Event, a Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into a Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent (except for (i) funds required to be deposited into an Excluded Account and (ii) funds necessary to fund working capital needs of the Company and its Subsidiaries, which funds will be deposited in an account subject to a Control Agreement in the case of subclause (ii)).

(f) Any amounts remaining in an Agent Sweep Account (i) at any time when a Cash Control Trigger Event is no longer continuing for purposes of this Agreement or (ii) after application of amounts received in such Agent Sweep Account as set forth in subsection (h) below, shall be remitted to the primary Concentration Account of the Company maintained with the Agent.

(g) The Agent shall promptly (but in any event within two (2) Business Days) furnish written notice to each Person with whom a Concentration Account is maintained when a Cash Control Trigger Event is no longer continuing for purposes of this Agreement.

(h) (i) Any amounts received in an Agent Sweep Account in the United States shall be applied to the payment (without a corresponding reduction of Commitments) of all of the Revolving Loans made to the Borrower (whether then due or not) and to the payment of all of the other Obligations under the Loan Documents of the Loan Parties (other than contingent obligations) (whether then due or not) in accordance with Section 6.04 (with all Revolving Loans deemed due for purposes thereof); (ii) all payments to be made in accordance with this subsection (h) in respect of Eurodollar Rate Revolving Loans shall be made on the last day of the applicable Interest Period therefor, and shall be held in the applicable Agent Sweep Account pending such payment and (iii) any remaining amounts shall be available for use by the Company and its Subsidiaries for additional working capital needs.

(i) The following shall apply to deposits and payments under and pursuant to this Agreement:

(i) funds shall be deemed to have been deposited to an Agent Sweep Account on the Business Day on which deposited, provided that such deposit is available to the Agent by 2:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. on that Business Day);

(ii) funds paid to the Agent, other than by deposit to an Agent Sweep Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that such payment is available to the Agent by 2:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. on that Business Day); and

(iii) if a deposit to an Agent Sweep Account or payment is not available to the Agent until after 2:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day.

SECTION 2.19. Defaulting Lenders.

(a) In the event that, at any time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Revolving Loan to Borrower and (iii) Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then Borrower may, to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Revolving Loan. In the event that, on any date, Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Revolving Loan on or prior to such date, the amount so set off and otherwise applied by Borrower shall constitute for all purposes of this Agreement and the other Loan Documents a Revolving Loan by such Defaulting Lender made on the date under the Revolving Credit Facility pursuant to which such Defaulted Revolving Loan was originally required to have been made pursuant to Section 2.01. Such Revolving Loan shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Revolving Loan was originally required to have been made pursuant to Section 2.01, even if the other Revolving Loans comprising such Borrowing shall be Eurodollar Rate Revolving Loans on the date such Revolving Loan is deemed to be made pursuant to this subsection (a). Borrower shall notify the Agent at any time Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Revolving Loan required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Revolving Loan pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Agent as specified in subsection (b) or (c) of this Section 2.19.

(b) In the event that, at any time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Agent or other applicable Lenders and (iii) Borrower shall make any payment hereunder or under any other Loan Document to the Agent for the account of such Defaulting Lender, then the Agent may, on its behalf or on behalf of such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Agent shall be retained by the Agent or distributed by the Agent to such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Agent and such other Lenders and, if the amount of such payment made by Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Agent and the other Lenders, in the following order of priority:

(i) first, to the Agent for any Defaulted Amount then owing to the Agent in its capacity as Agent; and

(ii) second, to the Issuing Banks for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Banks; and

(iii) third, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.

Any portion of such amount paid by Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Agent pursuant to this subsection (b), shall be applied by the Agent as specified in subsection (c) of this Section 2.19.

(c) In the event that, at any time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Revolving Loan or a Defaulted Amount and (iii) Borrower, the Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then Borrower or such other Lender shall pay such amount to the Agent to be held by the Agent, to the fullest extent permitted by applicable law, in escrow or the Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Agent in escrow under this subsection (c) shall be deposited by the Agent in an account with the Agent, in the name and under the control of the Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Agent’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Agent in escrow under, and applied by the Agent from time to time in accordance with the provisions of, this subsection (c). The Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Revolving Loans required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Agent or any other Lender, as and when such Revolving Loans or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Revolving Loans and amounts required to be made or paid at such time, in the following order of priority:

(i) first, to the Agent for any amount then due and payable by such Defaulting Lender to the Agent hereunder in its capacity as Agent;

(ii) second, to the Issuing Banks for any amounts then due and payable to them hereunder, in their capacities as such, by such Defaulting Lender, ratably in accordance with such respective amounts then due and payable to the Issuing Banks;

(iii) third, to the Agent for any amount then due and payable by such Defaulting Lender in respect of Swingline Loans ratably in accordance with such respective amounts and payable to Agent in respect of Swingline Loans;

(iv) fourth, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders; and

(v) fifth, to the Company, as applicable for any Revolving Loan then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Agent in escrow at such time with respect to such Lender shall be distributed by the Agent to such Lender and applied by such Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d) The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to other rights and remedies that Borrower may have against such Defaulting Lender with respect to any Defaulted Revolving Loan and that the Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.

(e) Anything contained herein to the contrary notwithstanding, in the event that (i) any Lender shall become a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the Company’s request that it cure such default, the Company shall have the right (but not the obligation) to repay such Defaulting Lender in an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans owing to such Lender, together with all other amounts due and payable to such Lender under the Loan Documents, and such Lender’s Commitment hereunder shall be terminated immediately thereafter.

(f) If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the “Ratable Share” of each Non-Defaulting Lender under the Revolving Credit Facility shall be computed without giving effect to the Letter of Credit Commitment of that Defaulting Lender; provided, that: (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit under the Revolving Credit Facility shall not exceed the positive difference, if any, of (1) the applicable Revolving Credit Commitment of that Non-Defaulting Lender minus (2) the aggregate Revolving Loans of that Lender under such Revolving Credit Facility.

(g) Each Issuing Bank, may, by notice to the Company and such Defaulting Lender or Potential Defaulting Lender through the Agent, require the Borrower to Cash Collateralize the obligations of Borrower to such Issuing Bank in respect of such Letter of Credit in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Agent, and to the applicable Issuing Bank, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(h) If Borrower Cash Collateralizes any portion of a Defaulting Lender’s or a Potential Defaulting Lender’s exposure with respect to an outstanding Letter of Credit, Borrower shall not be required to pay any fees under Section 2.04(b)(i) to any Defaulting Lender or Potential Defaulting Lender that is a Lender at any time when the Letter of Credit is so Cash Collateralized.

(i) If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to settle Swingline Loans pursuant to Sections 2.22, the “Ratable Share” of each Non-Defaulting Lender under the Revolving Credit Facility shall be computed without giving effect to such obligation of that Defaulting Lender; provided, that: the aggregate obligation of each Non-Defaulting Lender to settle Swingline Loans shall not exceed the Unused Revolving Credit Commitment of such Non-Defaulting Lender.

SECTION 2.20. Replacement of Certain Lenders. In the event a Lender (“Affected Lender”) shall have (i) become a Defaulting Lender under Section 2.19, (ii) requested compensation from the Borrower under Section 2.14 with respect to Taxes or Other Taxes or with respect to increased costs or capital or under Section 2.11 or other additional costs incurred by such Lender which, in any case, are not being incurred generally by the other Lenders, (iii) has not agreed to any consent, waiver or amendment that requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 9.01 and as to which the Required Lenders have agreed, or (iv) delivered a notice pursuant to Section 2.12 claiming that such Lender is unable to extend Eurodollar Rate Revolving Loans to the Borrower for reasons not generally applicable to the other Lenders, then, in any case, the Company or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Company and a copy to the Company in the case of a demand by the Agent) for the Affected Lender to assign at par, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignments and Acceptances five Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 9.08 which the Company or the Agent, as the case may be, shall have engaged for such purpose, all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment, all Revolving Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with Section 9.08. The Agent is authorized to execute one or more of such Assignments and Acceptances as attorney-in-fact for any Affected Lender failing to execute and deliver the same within 5 Business Days after the date of such demand. Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of

Sections 2.11, 2.14 and 9.04, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 8.05 with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced.

SECTION 2.21. Increase in the Aggregate Revolving Credit Commitments.

(a) Borrower may, at any time, and from time to time, by notice to the Agent, request an increase of the Revolving Credit Facility (a “Commitment Increase”), either from existing Lenders or from additional parties approved by the Agent and the Issuing Banks after consultation with the Borrower (such approval not to be unreasonably withheld, delayed or conditioned and to be limited to approval rights that such party would have with respect to an assignment of the loan). Each Commitment Increase shall be for an amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof (or the remainder of such amount so that all such increases equal $50,000,000), to be effective as of a date that is at least 90 days prior to the Termination Date (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of all such Commitment Increases exceed $50,000,000, (ii) on the date of any request by the Company for a Commitment Increase and on the related Increase Date, no event shall have occurred and be continuing that constitutes a Default, and (iii) the Revolving Credit Commitment of each Lender or Eligible Assignee shall be in an amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof.

(b) If the applicable Lenders and Eligible Assignees that are asked to participate in the Commitment Increase notify the Agent that they are willing to so increase their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among such Lenders and Eligible Assignees willing to participate therein in such amounts as are determined by the Company in consultation with the Agent.

(c) On each Increase Date, each party participating in the Commitment Increase that is not an existing Lender (an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment under the Revolving Credit Facility of each existing Lender participating in the Commitment Increase (an “Increasing Lender”) shall be increased by the amount allocated to such Lender by Borrower as of such Increase Date; provided, that, (i) the Agent shall have received on or before such Increase Date the following, each dated such date: (A) certified copies of resolutions of the Board of Directors of Borrower or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement, (B) a customary opinion of counsel for the Borrower in form and substance reasonably satisfactory to the Agent, (C) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Company and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Company, and (D) confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment under the Revolving Credit Facility in a writing satisfactory to the Company and the Agent; and (ii) there shall have been paid to each Lender providing an additional Commitment in connection with such increase in the Revolving Credit Facility all fees and expenses due and payable to such Person on or before the effectiveness of such increase.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.21(c), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 p.m. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 p.m. (New York City time) on the

Increase Date, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s ratable portion of the Borrowings under the Revolving Credit Facility then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments under the Revolving Credit Facility outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender’s ratable portion of the Borrowings under the Revolving Credit Facility then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments under the Revolving Credit Facility outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender’s ratable portion of the Borrowings under the Revolving Credit Facility then outstanding (calculated based on its Revolving Credit Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Revolving Credit Commitments under the Revolving Credit Facility (without giving effect to the relevant Commitment Increase). After the Agent’s receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Agent will promptly thereafter cause to be distributed like funds to the other applicable Lenders for the account of their respective Applicable Lending Offices in an amount to each other applicable Lender such that the aggregate amount of the outstanding Revolving Loans owing to each applicable Lender after giving effect to such distribution equals such Lender’s ratable portion of the Borrowings under the Revolving Credit Facility then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments under the Revolving Credit Facility outstanding after giving effect to the relevant Commitment Increase).

(d) In connection with any Commitment Increase, this Agreement and the other Loan Documents may be amended in a writing (which may be executed and delivered by the Borrower and the Agent) to reflect any technical changes necessary to give effect to such increase in accordance with its terms as set forth herein.

SECTION 2.22. Swingline Loans; Settlement.

(a) Each Borrowing of Swingline Loans shall be made upon the Borrower’s irrevocable notice to the Agent, which may be given by telephone. Each such notice must be received by the Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $250,000, (ii) all Swingline Loans then outstanding shall not exceed $20,000,000 and (iii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Agent of a written notice substantially in the form of Exhibit B-2 (“Swingline Loan Notice”). Subject to the terms and conditions hereof, the Agent shall not later than 3:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of such Swingline Loan available to the Borrower. Swingline Loans shall constitute Revolving Loans for all purposes, except that payments thereon shall be made to the Agent for its own account until Lenders have funded their participations therein as provided below.

(b) Settlement of Revolving Loans, including Swingline Loans, among the Lenders and the Agent shall take place on a date determined from time to time by the Agent (but at least weekly), on a pro rata basis in accordance with a settlement report delivered by the Agent to the Lenders. Between settlement dates, the Agent may in its discretion apply payments on Revolving Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender hereby purchases, without recourse or warranty, an undivided pro rata participation in all Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among Lenders, whether due to a Loan Party’s Insolvency Proceeding or for any other reason, each Lender shall pay the amount of its participation in the Loan to the Agent, in immediately available funds, within one Business Day after the Agent’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Article III are satisfied.

SECTION 2.23. Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Revolving Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Revolving Loan set forth in Article III are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

SECTION 2.24. Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and to make payments are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment hereunder.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness. This Agreement shall be effective upon the satisfaction or waiver of the following conditions precedent in the determination of Agent:

(a) The Agent shall have received executed counterparts to this Agreement from the Company, each other Loan Party and each Lender;

(b) The Agent shall have received the following, each dated as of the Closing Date and in form and substance satisfactory to the Agent:

(i) Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16,

(ii) Certified copies of the resolutions of the Board of Directors of each Loan Party approving each Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each Loan Document to which it is a party,

(iii) A certificate of the secretary or an assistant secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder,

(iv) Such certificates of good standing (to the extent such concept exists in such jurisdiction) from the applicable secretary of state or similar official of the jurisdiction of organization, formation documents and organizational documents of each Loan Party as the Agent may reasonably require, and such other documents as the Agent may reasonably require to evidence that each Loan Party qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except for such jurisdictions to the extent that the Company reasonably determines the failure to so qualify in such jurisdiction would not reasonably be expected to have a Material Adverse Effect;

(v) a certificate of the chief financial officer of the Company, in the form attached hereto as Exhibit D,

(vi) Copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Agent with respect to the Loan Parties,

(vii) A certificate from the Responsible Officer of the Company as to the matters set forth in Sections 3.01(m) and 3.01(s).

(viii) certificates of insurance with respect to the Loan Parties’ property and liability insurance, together with a loss payable endorsement naming the Agent as loss payee,

(ix) a written confirmation from each of (A) an authorized representative of the Creditors’ Committee (as such term is defined in the Chapter 11 Plan as in effect on the date hereof) and (B) the agent for the Backstop Parties (as such term is defined in the Chapter 11 Plan as in effect on the date hereof), that this Agreement and the other Loan Documents are in form and substance reasonable to them, which written confirmations have been received by the Agent or its counsel prior to the date hereof,

(x) A customary legal opinion of Sullivan & Cromwell, special counsel for the Company, in form and substance reasonably satisfactory to the Agent, and

(xi) A customary legal opinion of Day Pitney LLP, New Jersey counsel for the Company, in form and substance reasonably satisfactory to the Agent.

(c) The Agent shall have received evidence reasonably satisfactory to it of the repayment in full of obligations outstanding under the Existing DIP ABL Credit Agreement and the DIP Term Loan Agreement, termination of the commitments thereunder and release of all Liens granted thereunder (with such repayment in full, termination and release being evidenced by one or more payoff letters reasonably acceptable to the Agent).

(d) Agent shall have received (i) evidence that Borrower has received, in immediately available funds, the Net Cash Proceeds from the Exit Term Loan Debt in an aggregate amount not less than $654,000,000, provided, that, up to $200,000,000 of such amount can come from common equity or preferred equity in lieu of the Exit Term Loan Debt, the proceeds of which shall have been used to pay amounts owing under the DIP Term Loan Agreement and such other Debt as is specified by Borrower to Agent prior to the Closing Date and in accordance with the Chapter 11 Plan (and otherwise as is consistent with the information provided to Agent prior to June 19, 2013, and which shall be on terms and conditions satisfactory to Agent, and (ii) a complete and correct copy of the Exit First Lien Term Loan Documents and the Exit Second Lien Term Loan Documents, including any amendments, supplements or modification with respect to any of the foregoing.

(e) The entry of an order of the Bankruptcy Court (the “Authorization Order”), in form and substance reasonably satisfactory to the Agent, authorizing and directing the Company to assume and perform the obligations set forth in the Commitment Letter, and the Fee Letter, which order shall specifically provide that the payment obligations and all other obligations of the Company hereunder and under the Commitment Letter and the Fee Letter thereby assumed shall be entitled to priority as administrative claims against the Company and the other applicable Debtor Affiliates on a joint and several basis under sections 503 and 507 of the Bankruptcy Code, whether or not this Agreement, the Commitment Letter, the Fee Letter, or the Loan Documents are executed or delivered by any or all of the Borrower or any of the Revolving Loans are funded or Letters of Credit issued; and such Authorization Order remains in full force and effect, and such Authorization Order has not been vacated, stayed, reversed, modified, or amended in any respect (except to the extent the Agent and the Arrangers shall have consented in writing thereto). If either the authorization order in respect of any other lender to the Company or in respect of any rights offering which is effective on or after the entry of the Authorization Order or such other parties receive more favorable terms in the Confirmation Order, then the terms of such other orders which are more favorable shall be deemed to modify the Authorization Order and the Confirmation Order with respect to this Agreement to the same extent.

(f) One or more orders entered by the Bankruptcy Court in form and substance reasonably satisfactory to each of Agent and the Arrangers, which, among other things (A) confirms the Chapter 11 Plan, and the Chapter 11 Plan shall not have been amended or modified in any manner that is adverse (as determined in good faith by Agent and the Arrangers) to the rights and interests of each of the Agent, the Arrangers and any Lender and their respective Affiliates, in their capacities as such, relative to the version filed with the Bankruptcy Court on April 30, 2013, without written consent of each of the Agent, provided that an amendment to the Chapter 11 Plan that would have the effect of (i) repaying on the Effective Date in full or in part amounts outstanding under the Company’s (x) 10.625% Senior Secured Notes due March 15, 2019 and (y) 9.75% Senior Secured Notes due March 1, 2018 with the proceeds of a rights offering, and/or (ii) modifying the relative, pro forma ownership of the common stock of the reorganized Company between prepetition creditors and/or rights offering participants and/or (iii) implementing and documenting the rights offering (including certain modifications with respect to distributions to general unsecured creditors), on terms not materially inconsistent with those set forth in the documentation provided to Agent as of June 19, 2013, shall each be deemed not to be adverse to the Agent and the Arrangers, (B) authorizes and approves the extensions of credit hereunder, each in the amounts and on the terms set forth in the Commitment Letter, and all transactions contemplated by this Agreement and (C) approves the payment by the Borrower of all of the fees provided for in the Fee Letter, the Commitment Letter and all other amounts required to be paid. Such orders shall be in full force and effect and shall not have been vacated or reversed and shall not be stayed or subject to a motion to stay and shall not have been amended or modified in any manner that is adverse (as determined in good faith by each of the Agent and the Arrangers) to the rights and interests of each of the Agent and the Lead Arrangers and their respective affiliates, in their capacities as such, in any respect without written consent of each of the Agent and the Arrangers. The Effective Date shall have occurred, or contemporaneously with the funding of the Revolving Credit Facility and the Exit Term Loan Debt shall occur, and all conditions precedent thereto as set forth therein shall have been satisfied or waived.

(g) The Agent shall have received a Borrowing Base Certificate as of the most recent calendar month-end if the Closing Date is after the 20th day of a month or otherwise as of the end of the second most recent prior calendar month with customary supporting documentation and supplemental reporting to be reasonably agreed by the Agent and the Company.

(h) No material adverse change in the business, operations, financial condition or assets of Loan Parties (taken as a whole) shall have occurred since December 31, 2012 (it being understood that the commencement of the Cases and consummation of the Chapter 11 Plan and the transactions contemplated thereby, including the KPP Settlement Agreement shall not be deemed to be or result in a material adverse change).

(i) The Agent shall have determined that any objection to the confirmation of the Chapter 11 Plan that has a reasonable probability of being successful, in the Agent’s good faith judgment, could not (i) reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole), or (ii) impair the Loan Parties’ ability to perform satisfactorily under the Revolving Credit Facility.

(j) The KPP Settlement Agreement and the order of the Bankruptcy Court approving such KPP Settlement Agreement, shall each be in full force and effect.

(k) The Agent and Arrangers, shall have received, in form and substance satisfactory to them, (i) unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered to Arrangers prior to the Closing Date, (ii) unaudited interim consolidated financial statements of Company for each monthly period (and with respect to the consolidated entities to the extent available), (iii) forecasts of the consolidated monthly income statement, balance sheet and cash flows, after giving effect to the Transactions, of the Borrower and its Subsidiaries for each fiscal month through December 31, 2014, and (iv) projections of the Borrowing Base on a monthly basis through December 31, 2014 in form and substance reasonably acceptable to Agent and Arrangers and consolidated forecasts of the consolidated income statement, balance sheet and cash flows, after giving effect to the all of the transactions contemplated by the Chapter 11 Plan, including the Revolving Credit Facility and the Exit Term Loan Agreements, of the Company and its subsidiaries for each fiscal year through fiscal year 2017 in form and substance reasonably acceptable to the Agent and the Arrangers; provided, that the Agent and the Arrangers acknowledge and confirm they have received the information required by subclauses (iii) and (iv) in form and substance that is reasonably satisfactory.

(l) Satisfactory evidence that the Company has received all governmental and third party consents and approvals as may be required in connection with the Revolving Credit Facility and the transactions contemplated thereby.

(m) Minimum (i) opening Excess Availability on the Closing Date of not less than $30,000,000 (of which no more than $15,000,000 may be in the form of Qualified Cash) and (ii) Liquidity of at least $100,000,000 on the Closing Date, in each case after the application of proceeds of the initial Revolving Loans and issuance of the initial Letters of Credit and after provision for payment of all fees and expenses of the Transactions.

(n) The Agent shall have received appraisals of the Borrower’s inventory and equipment (provided, that the information set forth in such appraisals shall be through a date no later than 120 days prior to the Closing Date) and completion of its due diligence, including without limitation a final, pre-closing collateral and field examination conducted by Agent and/or a third party acceptable to Agent no earlier than 120 days prior to the Closing Date).

(o) The Lenders shall have received at least 3 Business Days prior to the Closing Date all documentation and information as is reasonably requested by the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case to the extent requested in writing at least 10 Business Days prior to the Closing Date.

(p) The Company and the Exit Term Loan Debt shall have received any debt rating required to be received pursuant to the terms of the Exit Term Loan Agreements.

(q) All fees and expenses required to be paid (a) under the Loan Documents and invoiced at least three Business Days prior to the Closing Date (provided, that, the three (3) Business Day invoice requirement shall not apply to amounts due pursuant to the Fee Letter (other than with respect to out of pocket fees and expenses, including legal fees)) and (b) to the Arrangers pursuant to the engagement letter and fee letters dated June 19, 2013 relating to the Exit Term Loan Agreements (including without limitation the fees payable pursuant to section 1.1 of the Arranger Fee Letter (as defined in such engagement letter, dated June 19, 2013, by and among the Company, Barclays Bank PLC, JPMorgan Chase Bank, N.A., and Bank of America, in respect of the Exit Term Loan Debt); for the avoidance of doubt the payment of the Alternate Transaction Fee (as such term is defined in the Arranger Fee Letter) set forth in section 1.4 of such Arranger Fee Letter shall not satisfy this condition (b)) shall have been, or will be paid on the Closing Date or arrangements satisfactory to Agent and the Arrangers have been made with regard to the payment thereof.

(r) All documents and instruments required to create and perfect the Agent’s first priority (as to the ABL Priority Collateral) or other priority security interest in and Lien on the Collateral (free and clear of all other Liens other than Permitted Collateral Liens and subject to exceptions permitted by Section 5.02(a)) shall have been executed and delivered and, if applicable, be in proper form for filing.

(s) (i) the representations and warranties of the Borrower and each other Loan Party contained in each Loan Document to which it is a party shall be correct on and as of the Closing Date in all material respects (except to the extent qualified by materiality or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects), before and after giving effect to the effectiveness of this Agreement and the transactions contemplated hereby, as though made on and as of such date; provided that any representation or warranty as of a specific date shall only be true or correct in all material respects as of such date and (ii) no event shall have occurred and be continuing, or would result from the effectiveness of this Agreement or the transactions contemplated hereby, that would constitute a Default.

(t) The Agent shall have received a copy of the Confirmation Order as duly entered by the Bankruptcy Court and entered on the docket of the Clerk of the Bankruptcy Court in the Cases.

(u) Agent shall have received a report of the amounts of administrative expenses, priority tax claims, general unsecured claims, secured claims, and reclamation claims arising in the Cases which are to be paid in cash on the Closing Date and reasonably projected to be allowed and payable after the Closing Date, which amounts are, in all material respects, set forth in the projections delivered to Agent pursuant to Section 3.01(k) hereof.

(v) No Default under the Loan Documents shall exist on the Closing Date.

(w) The Agent shall have received any environmental review reports that have been prepared within the three years prior to the Closing Date to the extent previously prepared and in the possession or control of the Borrower and to the extent the Borrower is permitted or entitled, pursuant to the terms under which such report was prepared, to provide it to the Agent, in each case to the extent requested in writing at least 20 Business Days prior to the Closing Date.

(x) Clause (d) of the Real Estate Requirements shall have been satisfied (as reasonably determined by the Exit First Lien Term Loan Agent) with respect to all Mortgaged Property set forth on Schedule 1.01(m).

SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance. The obligation of each Lender to make a Revolving Loan (other than a Revolving Loan made by any Issuing Bank pursuant to Section 2.03(c) or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing and the obligation of each Issuing Bank to issue a Letter of Credit shall be subject to the conditions precedent that the Closing Date shall have occurred and on the date of such Borrowing or such Issuance the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or such Issuance shall constitute a representation and warranty by the Company that on the date of such Borrowing or such Issuance such statements are true):

(a) the representations and warranties of the Borrower and each other Loan Party contained in each Loan Document to which it is a party are correct in all material respects (except to the extent qualified by materiality or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects) on and as of such date, before and after giving effect to such Borrowing or such Issuance and to the application of the proceeds therefrom, as though made on and as of such date; provided that any representation or warranty as of a specific date shall only need be true or correct in all material respects as of such date;

(b) no event has occurred and is continuing, or would result from such Borrowing or such Issuance or from the application of the proceeds therefrom, that constitutes a Default; and

(c) no Borrowing Base Deficiency will exist after giving effect to such Borrowing, issuance or renewal and to the application of the proceeds therefrom (other than as permitted by Section 2.01(c) or (d)).

SECTION 3.03. Additional Conditions to Issuances. In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, no Issuing Bank will be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless such Issuing Bank is satisfied that any exposure that would result from a Defaulted Revolving Loan of such Defaulting Lender or Potential Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to such Issuing Bank.

SECTION 3.04. Determinations Under this Agreement. For purposes of determining compliance with the conditions specified in this Agreement, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Closing Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company. The Company and each other Loan Party represents and warrants (as applicable) as follows:

(a) Each Loan Party is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization, except as to any Loan Party, other than the Company, where such failure to be organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and is qualified to do business and in good standing as a foreign entity in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

(b) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be party, and the consummation of the transactions contemplated hereby and thereby, are within such Loan Party’s corporate, limited liability company or partnership powers, as applicable, have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, and do not (i) contravene such Loan Party’s charter or by-laws, (ii) violate law, rule, regulation (including, without limitation, with respect to the Borrower, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contractual restriction, binding on or affecting such Loan Party or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Restricted Subsidiaries (other than Liens permitted under Section 5.02(a)).

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, (ii) other than as set forth in Section 6(m) of the Security Agreement, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) other than in respect of the Specified Collateral as set forth in Section 6(m) of the Security Agreement, the perfection or maintenance of the Liens created under the Collateral Documents (including the priority required thereunder) or (iv) except for any notices that may be required pursuant to any applicable Intercreditor Agreement, the exercise by the Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

(d) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity, whether enforcement is sought in a proceeding in equity or at law.

(e) The Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as at December 31, 2012, and the related Consolidated statement of earnings and Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present, in all material respects, the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date and the Consolidated statement of earnings and Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP. Since December 31, 2012, there has been no Material Adverse Effect except as disclosed in filings made with, or documents furnished to, the Bankruptcy Court or the Securities and Exchange Commission or as described in any press release, in each case prior to the date of this Agreement.

(f) Other than as disclosed on Schedule 4.01(f), there is no pending or, to the knowledge of the Company, threatened in writing action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting any Loan Party before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

(g) Neither Borrower nor any other Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Revolving Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) Neither Borrower nor any other Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i) Except as disclosed on Schedule 4.01(i), each Loan Party and each of their respective Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which are not reasonably expected to have a Material Adverse Effect (the “Intellectual Property”). To the best knowledge of the Company, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim, except, in either case, for such claims that in the aggregate are not reasonably expected to have a Material Adverse Effect. The use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, are not reasonably expected to have a Material Adverse Effect.

(j) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(k) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that in the aggregate could reasonably be expected to have a Material Adverse Effect.

(l) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, insolvent or has been terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization, insolvent or to be terminated, within the meaning of Title IV of ERISA or in endangered or critical status.

(m) Except as would not reasonably be expected to result in a Material Adverse Effect, as of the Closing Date, no event comprising (i) the commencement of winding up of the UK Pension Scheme, except pursuant to the KPP Settlement Agreement, (ii) the cessation of participation in the UK Pension Scheme by any Affiliate of the Borrower, except pursuant to the KPP Settlement Agreement, or (iii) the issue of a warning notice by the UK Pensions Regulator that it is considering issuing a financial support direction or contribution notice in relation to the UK Pension Scheme, has occurred, and (to the knowledge of the Borrower or Kodak Limited) the UK Pensions Regulator has not stated any intention to do so.

(n) As of the Closing Date, no Loan Party nor any Affiliate of any Loan Party has incurred any liability to the UK Pension Scheme as a result of ceasing to participate in the UK Pension

Scheme and (to the knowledge of the Borrower or Kodak Limited) no Affiliate of any Loan Party has stated any intention to cease to participate in the UK Pension Scheme, except pursuant to the KPP Settlement Agreement.

(o) As of the Closing Date, no Loan Party nor any Affiliate of any Loan Party has been notified by the trustees of the UK Pension Scheme that the UK Pension Scheme is being wound up and (to the knowledge of the Borrower or Kodak Limited) the trustees of the UK Pension Scheme have not stated any intention to do so, except pursuant to the KPP Settlement Agreement.

(p) Except as would not reasonably be expected to result in a Material Adverse Effect or, except pursuant to the KPP Settlement Agreement, as of the Closing Date, the UK Pension Schemes are duly registered for HMRC tax purposes, all material obligations of each Affiliate required to be performed in connection with the UK Pension Schemes and any funding agreements therefor have been performed in a timely fashion; and there are no material outstanding disputes involving the Borrower or any of its Affiliates concerning the UK Pension Schemes.

(q) None of the Loan Parties or their Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any union, labor organization or other bargaining agent except as set forth on Schedule 4.01(q).

(r) Except to the extent the Company or a Subsidiary has set aside on its books adequate reserves in accordance with GAAP, the operations and properties of the Company and each of its Consolidated Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, except as could not reasonably be expected to have a Material Adverse Effect, all past non-compliance with such Environmental Laws and Environmental Permits has been or is reasonably expected to be resolved without ongoing obligations or costs that have had or are reasonably expected to have a Material Adverse Effect, and no circumstances exist that are reasonably likely to (A) form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties that is reasonably expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that is reasonably expected to have a Material Adverse Effect.

(s) The Company and each of its Subsidiaries has good and marketable fee simple title to or valid leasehold interests in all of the real property owned or leased by the Company or such Subsidiary and good title to all of their personal property, except where the failure to hold such title or leasehold interests, individually or in the aggregate is not reasonably expected to have a Material Adverse Effect. To the knowledge of the Company, the Company and each of its Subsidiaries enjoy peaceful and undisturbed possession under all of their respective leases except where the failure to enjoy such peaceful and undisturbed possession, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect.

(t) All factual information (other than information of an industry specific or general economic nature), taken as a whole, furnished by or on behalf of the Company, in writing to the Agent, the Arrangers or any Lender on or prior to the Closing Date, for purposes of this Agreement and all other such factual information (other than information of an industry specific or general economic nature), taken as a whole, furnished by the Company in writing to the Agent, the Arrangers or any Lender pursuant to the terms of this Agreement (after the date of this Agreement) will be, true and accurate in all material respects on the date as of which such information is dated or furnished and not incomplete by knowingly omitting to state any material fact necessary to make such information, taken as a whole, not materially misleading at such time, provided, that, with respect to any projected financial information (including the Projections), estimates or other forward-looking statements (collectively, “Forward-Looking Information”), the Company represents only that such information was prepared in good faith based upon assumptions, and subject to such qualifications, believed to be reasonable at the time; provided, it is understood that such Projections are not to be viewed as facts or as a guarantee of performance of achievement of any particular results and that actual results may vary from projected results (many of which factors are beyond the control of the Company and Subsidiaries and their respective officers, representatives and advisors) and that such variances may be material and that no assurance can be given that such Forward-Looking Information will be realized.

(u) All filings and other actions necessary to perfect and protect the security interest in the Collateral (other than in respect of the Specified Collateral as set forth in Section 6(m) of the Security Agreement created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected except as otherwise provided in the Intercreditor Agreements security interest with the applicable priority in the Collateral (other than the Specified Collateral), securing the payment of the Secured Obligations (as defined in each Security Agreement), and all filings and other actions necessary to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(v) The Company, together with its Restricted Subsidiaries, on a Consolidated basis is Solvent.

(w) (i) Set forth on Part A of Schedule II hereto is a complete and accurate list of all direct and indirect Subsidiaries of the Company that are organized under the laws of a state of the United States of America, and (ii) set forth on Part B of Schedule II hereto is a complete and accurate list of all Subsidiaries of Company, showing, in each case, as of the Closing Date (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its equity interests authorized, and the number outstanding, on the Closing Date and the percentage of each such class of its equity interests owned directly by the applicable Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. Except as set forth on Part C of Schedule II hereto, all of the outstanding equity interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and, except as otherwise provided herein, are owned by such Loan Party or one or more of its Subsidiaries, other than director’s qualifying shares or similar minority interests required under the laws of the Subsidiary’s formation, free and clear of all Liens, except those created under the Collateral Documents or permitted under the Loan Documents.

(x) Part I of Schedule III sets forth all Deposit Accounts that are maintained by the Loan Parties as of the Closing Date, which schedule shall include, with respect to each depository as of the Closing Date (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository. Part II of Schedule III sets forth all lock boxes that are maintained by the Loan Parties as of the Closing Date.

(y) The Company has delivered to the Agent a complete and correct copy of the Chapter 11 Plan and the Confirmation Order (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). The Company and its Subsidiaries are not in default in the performance of or compliance with any material provisions of the Chapter 11 Plan. The Chapter 11 Plan is in full force and effect as of the date hereof and has not been terminated, rescinded or withdrawn, and the Closing Date has occurred. All conditions to confirmation and effectiveness of the Chapter 11 Plan have been satisfied or validly waived pursuant to the Chapter 11 Plan (other than conditions consisting of the effectiveness of this Agreement). No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of any material transactions described in the Confirmation Order and no governmental or other action or proceeding has been commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Confirmation Order in any material respect (it being agreed that any such injunction, restraining order, other order which adversely affects any of the matters described in Section 4.01(j), (k) and (l) hereof shall be deemed to be material).

(z) (i) The Company and its Restricted Subsidiaries have timely filed with the appropriate United States federal, state, local and foreign taxing authorities all federal income tax returns and reports and all other material tax returns and reports that were required to be filed by them and all such tax returns are true and correct in all material respects, (ii) the Company and its Restricted Subsidiaries have timely paid and discharged all taxes owed by them, whether or not shown on such tax returns or reports, and (iii) there is no proposed tax assessment against the Company or any of its Restricted Subsidiaries except, in the cases of clauses (ii) and (iii) of this clause (s), for the payment of any such taxes or any tax assessments which are being actively contested by the Company or such Restricted Subsidiary in good faith and by appropriate proceedings or which have not had, and would not be reasonably expected to have, a Material Adverse Effect; provided, such appropriate reserves, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

(aa) After giving effect to the Confirmation Order, each of the Borrower and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(bb) Neither the advance of the Revolving Loans to the Borrower nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. Section 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (i) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the PATRIOT Act. Furthermore, neither the Borrower nor any Subsidiary (x) is a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (y) knowingly engages in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

(cc) Each Loan Party is in compliance, in all material respects, with the PATRIOT Act. No part of the proceeds of the Revolving Loans will be knowingly used by the Borrower, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(dd) As of the Closing Date and except as set forth on Schedule 4.01(dd), there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Borrower and its Restricted Subsidiaries are in compliance with the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with hours worked by or payments made to employees or any similar matters (including but not limited to the appropriate classification of employees as exempt or non-exempt), (ii) the Borrower and its Restricted Subsidiaries have properly classified all individuals engaged as contractors as such under all applicable Federal, state, local or foreign law, (iii) the Borrower and its Restricted Subsidiaries are in compliance with the Worker Adjustment and Retraining Notification Act and all other state, local or foreign laws relating to plant closings or mass layoffs and (iv) all payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. Neither the Borrower nor any Subsidiary is subject to any claims arising out of any employment matter, whether pending as of the Closing Date or to its knowledge threatened, which would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as does not, or would not reasonably be expected to, have a Material Adverse Effect, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary is bound.

(ee) The Mortgages, when delivered, will create in favor of the Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable Lien in the Mortgaged Property (as defined in the Mortgages), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the filing of the Mortgages with the appropriate Governmental Authorities (and payment of the applicable fees), the Agent will have a first priority (subject to the Term Loan Intercreditor Agreement) perfected Lien and security interest in, to and under all right, title and interest of the Grantors thereunder in all Mortgaged Property that may be perfected by such filing (including the proceeds of such Mortgaged Property), in each case prior and superior in right to any other Person (other than the Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Agent pursuant to any applicable law).

(ff) No Mortgage, when delivered, will encumber improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, unless the Borrower has complied with clause (d) of the Real Estate Requirements with respect to such real property.

(gg) Schedule 1.01(m) is an accurate and complete list of all Real Estate owned in fee simple by a Loan Party on the Closing Date that has an estimated fair market value in excess of $15,000,000 and is located other than in the state of New York.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01. Affirmative Covenants. So long as any Revolving Loan or any other payment Obligation (other than contingent indemnification obligations not yet due and payable) of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, each Loan Party shall and shall cause each of its Restricted Subsidiaries to:

(a) Compliance with Laws. Comply, and cause each of its Restricted Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the PATRIOT Act, except where such non-compliance is not reasonably expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Company nor any of its Restricted Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Maintenance of Insurance.

(i) Maintain, and cause each Restricted Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Restricted Subsidiary operates; provided, however, that the Company and its Restricted Subsidiaries may self-insure to the extent consistent with prudent business practice.

(ii) If at any time the area in which any owned Real Estate on which a Mortgage has been granted is located is designated (A) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) with respect to which flood insurance has been made available under any of the Flood Insurance Laws, the Borrower shall (1) maintain, with a financially sound and reputable insurer, flood insurance (which may be in the form of a blanket policy) in such total amount as is reasonably acceptable to the Agent and otherwise sufficient to comply with applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, and (2) deliver to the Agent evidence of such compliance in form and substance reasonably acceptable to the Agent or (B) a “Zone 1” area, the Borrower shall obtain earthquake insurance in such total amount as is reasonably required by the Agent (but in any event not to exceed the replacement cost or fair market value of the property, as reasonably estimated by the Borrower). All premiums on any of the insurance referred to in this Section 5.01(c)(ii) shall be paid when due by the Borrower and, if requested by the Agent, summaries of the policies shall be provided to the Agent annually or as it may otherwise reasonably request. Without limiting the rights of the Agent provided for above, if the Borrower fails to obtain or maintain any insurance required under the Flood Insurance Laws within thirty (30) days following written notice to the Borrower (or such shorter period as required by applicable law), the Agent may obtain it at the Borrower’s expense. By purchasing any of the insurance referred to in this Section 5.01(c)(ii), the Agent shall not be deemed to have waived any Default or Event of Default arising from the Borrower’s failure to maintain such insurance or pay any such premiums in respect thereof.

(d) Preservation of Corporate Existence. Preserve and maintain, and cause each of its Restricted Subsidiaries (other than Immaterial Subsidiaries) to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company and its Restricted Subsidiaries may consummate any amalgamation, merger or consolidation permitted under Section 5.02(b) and provided further that neither the Company nor any of its Restricted Subsidiaries shall be required to preserve any right or franchise if the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Restricted Subsidiary, as the case may be, and that the loss thereof is not reasonably expected to have a Material Adverse Effect.

(e) Visitation Rights.

(i) At any reasonable time, on reasonable notice and from time to time, permit the Agent or any of the Lenders (accompanied by the Agent) or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, provided that all such information is subject to the provisions of Section 9.09. At any time prior to the occurrence of a continuing Event of Default, the right of the Agent and any of the Lenders (accompanied by the Agent) to visit the property of the Company and any of its Subsidiaries shall be subject to reasonable rules and restrictions of the Company for such access, and such visit shall not unreasonably interfere with the ongoing conduct of the business of the Company and its Subsidiaries at such properties.

(ii) At any reasonable time and from time to time (except as may be limited by subsections (iii) and (iv) below) during regular business hours, upon reasonable notice, permit the Agent or any of the Lenders (accompanied by the Agent) or any agents or representatives thereof (including any consultants, accountants, lawyers and appraisers retained by the Agent) to visit the properties of the Company and its Subsidiaries to conduct evaluations, appraisals, environmental assessments and ongoing maintenance and monitoring in connection with the Company’s computation of the Borrowing Base and the assets included in the Borrowing Base and such other assets and properties of the Company or its Subsidiaries as the Agent may require, and to monitor the Collateral and all related systems.

(iii) Permit the Agent to conduct, at the sole cost and expense of the Company field examinations, provided that such examinations may be conducted (a) so long as Excess Availability is at least 15% of the Revolving Credit Facility, not more than two (2) times per twelve month period, and (b) if Excess Availability is less than 15% of the Revolving Credit Facility, not more than three (3) times per the relevant twelve-month period. Notwithstanding the foregoing, following the occurrence and during the continuation of an Event of Default such field examinations may be conducted at the Company’s expense as many times as the Agent shall consider reasonably necessary.

(iv) Permit the Agent, to conduct, at the sole cost and expense of the Loan Company: (a) inventory appraisals, provided that such appraisals may be conducted (i) so long as Excess Availability is at least 15% of the Revolving Credit Facility, not more than two (2) times per twelve month period, and (ii) if Excess Availability is less than 15% of the Revolving Credit Facility, not more than three (3) times per twelve-month period and (b) at the Agent’s option, machinery and equipment appraisals, provided that such appraisals may be conducted (i) so long as Excess Availability is at least 15% of the Revolving Credit Facility, not more than one time per twelve month period, and (ii) if Excess Availability is less than 15% of the Revolving Credit Facility, not more than two times per twelve-month period. Notwithstanding the foregoing, following the occurrence and during the continuation of an Event of Default such appraisals may be conducted at the Company’s expense as many times as the Agent shall consider reasonably necessary.

(f) Keeping of Books. Keep and maintain proper books of record and account on a Consolidated basis for Company and its Subsidiaries in conformity in all material respects with GAAP in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Restricted Subsidiaries to maintain and preserve in all material respects, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain or preserve is not reasonably expected to have a Material Adverse Effect.

(h) Reporting Requirements. Furnish to the Agent and Lenders:

(i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company (but within 75 days in respect of the first fiscal quarter ended after the Closing Date), the Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such quarter and Consolidated statements of earnings and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the chief financial officer of the Company as having been prepared in accordance with GAAP subject to normal year-end audit adjustments and other items, such as footnotes, omitted in interim statements, and concurrently with delivery of financial statements under this clause (i), or more frequently (but no more frequently than monthly) if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of the Company, which shall include setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 (regardless of whether such covenant is then in effect) provided, that, to the extent such financial statements include information regarding Unrestricted Subsidiaries, the Company shall include a note and or notes containing reconciliation statements eliminating all financial information pertaining to Unrestricted Subsidiaries;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Company (but within 120 days after the first fiscal year end after the Closing Date), a copy of the annual audit report for such year for the Company and its Consolidated Subsidiaries, containing the Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and Consolidated statements of earnings and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, in each case accompanied by an opinion reasonably acceptable to the Agent by PricewaterhouseCoopers LLC or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit or other material qualification or exception, except for any such qualification or exception with respect to any Debt maturing within 364 days after the date of such financial statements) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a Consolidated basis, and certificates of a Responsible Officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 (regardless of whether such covenant is then in effect); provided, that, to the extent such financial statements include information regarding Unrestricted Subsidiaries, the Company shall include a note and or notes containing reconciliation statements eliminating all financial information pertaining to Unrestricted Subsidiaries;

(iii) as soon as possible and in any event within five days after the Company has knowledge of the occurrence of each Default continuing on the date of such statement, a statement of a Responsible Officer of the Company setting forth details of such Default and the action that the Company has taken and/or proposes to take with respect thereto;

(iv) promptly after the same become publicly available, copies of all reports that the Company sends to any of its stockholders generally, and copies of all reports and registration statements that the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v) notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type which would have been required to be disclosed under Section 4.01(f), promptly after the later of the commencement thereof or knowledge that such actions or proceedings are reasonably likely to be of a type which would have been required to be disclosed under Section 4.01(f);

(vi) as soon as available and in any event no later than 90 days after the end of each fiscal year, amended or supplemented Schedules setting forth such information as would be required to make the representations set forth in Section 6(a), (c), (d), (h), (i), (l) and (p)(iii) of the Security Agreement true and correct as if the Schedules referenced therein were delivered on such date;

(vii) as soon as available and in any event no later than fifteen (15) days after the end of each month, and more frequently as the Agent may reasonably request (to the extent available) during a Cash Control Trigger Event, (A) inventory reports, aging of accounts receivable, agings of accounts payable, and reports with respect to US Cash, a roll-forward of accounts, and (B) such other information with respect to the Company or any of its Restricted Subsidiaries, as the Agent may from time to time reasonably request;

(viii) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Company, a reasonably detailed consolidated budget of the Company and its Consolidated Subsidiaries for the fiscal year immediately following such fiscal year on a quarterly basis, and for each year thereafter through the Termination Date on an annual basis (including a projected Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of the following fiscal year), the related projected Consolidated statements of cash flow and income for such fiscal year and the projected Excess Availability (detailing the respective Borrowing Bases and the amount of aggregate Revolving Loans) expected as of the end of each month during such fiscal year (collectively, the “Projections”), which Projections shall be accompanied by a certificate of a Responsible Officer of the Company stating that such Projections are based on then reasonable estimates and then available information and assumptions; it being understood that the Projections are made on the basis of the Company’s then current good faith views and assumptions believed to be reasonable when made with respect to future events, and assumptions that the Company believes to be reasonable as of the date thereof and further being understood that projections, including the Projections, are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, inherently unreliable and that actual performance may differ materially from the Projections and no assurance is given by the delivery of such Projections or otherwise that the Projections will be realized;

(ix) a Borrowing Base Certificate substantially in the form of Exhibit F as of the date required to be delivered or so requested, in each case with supporting documentation (including, without limitation, the documentation described in Schedule 1 to Exhibit F) shall be furnished to the Agent: (A) on or before the 15th day following the end of each fiscal month other than the last fiscal month of each fiscal quarter, and on or before the 20th day of the last fiscal month in each fiscal quarter, which monthly Borrowing Base Certificate shall reflect the Collateral contained in the Borrowing Base updated as of the end of each such month; (B) in addition to such monthly Borrowing Base Certificates, upon the occurrence and continuance of an Event of Default or if Excess Availability is less than 15% of the Revolving Credit Facility, then bi-monthly on or before the 3rd Business Day following the fifteenth day of each month and the 3rd Business Day following the last day of each month, each of which bi-monthly Borrowing Base Certificates shall reflect the Collateral included in the Borrowing Base updated as of the immediately preceding 14 days; provided that if Excess Availability is equal to or greater than 15% of the Revolving Credit Facility for thirty (30) consecutive days, such Borrowing Base Certificate shall be delivered pursuant to clause (A) herein; and (C) if requested by the Agent at any other time when the Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate, as soon as reasonably available after such request; in each case with supporting documentation as the Agent may reasonably request (including without limitation, the documentation described on Schedule 1 to Exhibit F).

(x) Promptly and in any event within 20 days after any Loan Party or any ERISA Affiliate (A) knows or has reason to know that any ERISA Event has occurred, a statement of a Responsible Officer of such Loan Party describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) furnishes any records, documents or other information to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA.

(xi) Promptly and in any event within two business days after receipt thereof by any Loan Party, copies of each notice from the PBGC or other governmental or regulatory authority stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan or any Plan.

(xii) Promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(xiii) Except to the extent prohibited by the Pensions Act 2004, promptly and in any event within 3 Business Days after a Responsible Officer of the Borrower or Kodak Limited knows or has reason to know that (A) the UK Pension Scheme has commenced winding up, (B) the UK Pensions Regulator has issued a warning notice that it is considering issuing a financial support direction or contribution notice to the Borrower or any of its Affiliates in relation to the UK Pension Scheme or (C) the Borrower or any of its Affiliates which currently participates in the UK Pension Scheme has ceased to participate and thus triggered a liability on its cessation of participation, a statement of a Responsible Officer of the Borrower (or, if applicable, cause to be furnished to the Lenders a statement of a Responsible Officer of Kodak Limited) noting such event and the action, if any, which is proposed to be taken with respect thereto.

(xiv) Notice of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against any Loan Party with respect to the Chapter 11 Plan or the Confirmation Order, promptly after the commencement thereof.

Documents required to be delivered pursuant to Section 5.01(h)(i), (ii) and (iv) (to the extent any such documents are included in materials otherwise filed with or furnished to the Securities Exchange Commission), shall be deemed to have been delivered on the date (i) on which the Company provides such documents to the Agent, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 9.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that upon written reasonable request of the Agent, the Company shall deliver paper copies of such documents to the Agent until a written request to cease delivering paper copies is given by the Agent and (B) the Company shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Agent and maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (a) the Agent and the Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Loan Party Materials”) by posting the Loan Party Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that it will use commercially reasonable efforts to identify that portion of the Loan Party Materials that may be distributed to the Public Lenders and that (w) all such Loan Party Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Loan Party Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent, and the Arrangers, the Issuing Banks and the Lenders to treat such Loan Party Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Loan Party Materials constitute Borrower Information, they shall be treated as set forth in Section 9.09); (y) all Loan Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent and the Arrangers shall be entitled to treat any Loan Party Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Loan Parties shall be under no obligation to mark any Loan Party Materials “PUBLIC”.

(i) Covenant to Guarantee Obligations and Give Security. Upon the formation or acquisition after the Closing Date of (1) any Subsidiaries other than Excluded Subsidiaries, or (2) the acquisition of any property by any Loan Party, and such property, in the judgment of the Agent (as to which judgment the Agent has given notice to the Company), shall not already be subject (other than in respect of the Specified Collateral) to a perfected first priority (as to ABL Priority Collateral) security interest in favor of the Agent for the benefit of the Secured Parties, then in each case at the Company’s expense:

(i) in connection with the formation or acquisition of a Subsidiary other than an Excluded Subsidiary within 30 days after such formation or acquisition, cause each such Subsidiary, duly execute and deliver to the Agent a guaranty supplement, in the form of Exhibit E hereto, guaranteeing the Guaranteed Obligations,

(ii) within 45 days after (A) such request or acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Agent such additional pledges, assignments (it being understood that, to the extent the applicable Collateral constitutes Term Loan Priority Collateral (as defined in the Term Loan Intercreditor Agreement), physical delivery of control thereof by the Agent shall not be required so long as such Collateral is delivered to, or under the control of, the Exit First Lien Term Loan Agent or the Exit Second Lien Term Loan Agent in accordance with the Term Loan Intercreditor Agreement), security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Agent, securing payment of all of the Guaranteed Obligations of such Loan Party and constituting Liens on all such properties and (B) such formation or acquisition of any such Subsidiary other than (x) an Immaterial Subsidiary or (y) a Foreign Subsidiary that is not a Material First-Tier Foreign Subsidiary of the Company, duly execute and deliver and cause each Loan Party acquiring equity interests in such Subsidiary to duly execute and deliver to the Agent pledges, assignments and security agreement supplements related to such equity interests as specified by, and in form and substance satisfactory to, the Agent, securing payment of all of the Guaranteed Obligations of such Loan Party, provided, that if such new property is equity interests in a CFC, no more than 65% of the voting equity interests in any such CFC shall be required to be so pledged; provided, further, that no Foreign Subsidiary will be subject to local pledge perfection if in the applicable foreign jurisdiction such Foreign Subsidiary would have to consult a works council in order to perfect the pledge),

(iii) within 60 days after such request, formation or acquisition, take, and cause each Loan Party to take, whatever action (including, without limitation, the filing of UCC financing statements (or similar registrations or filings), the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Agent to vest in the Agent (or in any representative of the Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(i), enforceable against all third parties in accordance with their terms (other than in respect of the Specified Collateral as set forth in Section 6(m) of the Security Agreement),

(iv) within 60 days after such request, formation or acquisition, deliver to the Agent, upon the request of the Agent in its sole discretion, a signed copy of one or more favorable opinions, addressed to the Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Agent as to (1) such guaranties, guaranty supplements, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements described in clauses (i), (ii) and (iii) above being legal, valid and binding obligations of each Loan Party thereto enforceable in accordance with their terms and as to the matters contained in clause (iii) above, subject to customary exceptions, (2) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such assets, and (3) such other matters as the Agent may reasonably request, consistent with the opinions delivered on the Closing Date (to the extent applicable).

(v) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each Restricted Subsidiary other than an Excluded Subsidiary to execute and deliver, any and all further instruments and documents and take, and cause such Subsidiary to take, all such other action as the Agent may deem reasonably necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements to the extent required by this Section 5.01(i) and the applicable Collateral Documents.

Notwithstanding the foregoing, the Borrower shall have no obligation to provide in favor of the Secured Parties perfected security interests in any real property held by the Borrower or its Subsidiaries.

(j) Further Assurances; Post-Closing Mortgages.

(i) Promptly upon the reasonable request by the Agent, or any Lender through the Agent, correct, and cause each of the other Loan Parties promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon the reasonable request by the Agent, or any Lender through the Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Agent, or any Lender through the Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law and the terms of this Agreement and the Collateral Documents, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries formed or acquired after the Closing Date is or is to be a party, and cause each of its Subsidiaries to do so.

(iii) The Borrower will deliver an executed Mortgage on, and satisfy the Real Estate Requirements with respect to, all Real Estate owned in fee simple by a Loan Party and acquired after the Closing Date that has an estimated fair market value in excess of $15,000,000 and is located other than in the state of New York, within ninety (90) days of such acquisition (or such later period as agreed in writing by the Agent in its sole discretion), together with all documents and instruments required under the law of the jurisdiction in which such Mortgage is to be recorded to perfect the security interest of the Agent in the Collateral free of any other pledges, security interests or mortgages, except Liens expressly permitted hereunder.

(iv) The Borrower will deliver an executed Mortgage on, and satisfy the Real Estate Requirements with respect to, all Mortgaged Property listed on Schedule 1.01(m) within ninety (90) days of the Closing Date (or such later period as agreed in writing by the Agent in its sole discretion), together with all documents and instruments required under the law of the jurisdiction in which such Mortgage is to be recorded to perfect the security interest of the Agent in the Collateral free of any other pledges, security interests or mortgages, except Liens expressly permitted hereunder.

(k) Transactions with Affiliates. Conduct, and cause each of its Restricted Subsidiaries to conduct, all transactions in which the fair market value of the transaction is in excess of $5,000,000 that are otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Company or such Restricted Subsidiary than it would obtain in a comparable arm’s-length transaction (determined in the reasonable judgment of the Company) with a Person not an Affiliate, (it being agreed that such condition may be satisfied by the Company’s or such Restricted Subsidiary’s obtaining a “fairness” opinion from a nationally recognized investment bank or accounting firm or other person reasonably acceptable to the Agent but the Company or such Restricted Subsidiary is not obligated to so obtain a “fairness” opinion) other than, (i) transactions between or among the Company and its Restricted Subsidiaries and not involving any other Affiliate, (ii) transactions, arrangements, fee reimbursements and indemnities specifically and expressly permitted or required under the Chapter 11 Plan or this Agreement, (iii) the consummation of the Transactions and the Chapter 11 Plan, (iv) Restricted Payments and payments permitted under Section 5.02(h), (v) employment and severance arrangements between the Company and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (vi) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Company and its Restricted Subsidiaries (or any direct or indirect parent of the Company) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, (vii) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 5.01(k) or any amendment thereto to the extent such an amendment is not materially adverse to the Lenders, (viii) transactions with a Person who was not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction and (ix) transactions entered into in the ordinary course of business, including, but not limited to, transactions with licensors, suppliers or other purchasers or sales of goods or services (including any intellectual property).

(l) Maintenance of Cash Management System. (i) Establish and maintain a cash management system on the terms set forth in Section 2.18 and (ii) continue to maintain one or more Concentration Accounts to be used by Borrower as its principal concentration account for day-to-day operations conducted by Borrower.

(m) Foreign Security Interests. Within the time periods set forth on Schedule 5.01(m) (or such longer time as may be reasonably agreed by the Agent), the Loan Parties shall have executed and delivered to the Agent all documents and instruments required to create and perfect the Agent’s third priority (to the extent applicable) security interest in the Collateral consisting of the capital stock of those Subsidiaries listed on Schedule 5.01(m) in the applicable foreign jurisdictions, free and clear of all other liens, subject to exceptions permitted hereunder and subject as to priority to the security interests securing the obligations in respect of the Exit Term Loan Debt or any Debt constituting a Permitted Refinancing thereof; provided that if the burden of obtaining any such pledge outweighs the benefit afforded thereby, the Agent may agree not to require the pledge of such stock by any Loan Party.

(n) Administration of Accounts and Inventory. (i) Each Loan Party shall keep accurate and complete records of its Accounts, including all payments and collections thereon and, subject to any other provision of this Section 5.01 with respect to the obligations of any Loan Party to provide information or reports to the Agent or the Lenders (A) each Loan Party shall submit to the Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to the Agent, on such periodic basis (not more than quarterly) as the Agent may reasonably request and (B) the Company shall provide to the Agent, upon the Agent’s request, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as the Agent may reasonably request. If Accounts in an aggregate face amount of $10,000,000 or more cease to be Eligible Receivables, the Company shall notify the Agent of such occurrence promptly (and in any event within three Business Days) after any Loan Party has knowledge thereof).

(ii) If an Account of any Loan Party includes a charge for any Taxes, the Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Loan Party if such Loan Party does not do so and to charge the Borrower therefor; provided, however, that neither the Agent nor the Lenders shall be liable for any Taxes that may be due from the Loan Parties or with respect to any Collateral.

(iii) Whether or not an Event of Default or a Cash Control Trigger Event exists, the Agent shall have the right at any time, in the name of the Agent, any designee of the Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Accounts of the Loan Party by mail, telephone or otherwise. The Loan Parties shall cooperate fully with the Agent in an effort to facilitate and promptly conclude any such verification process.

(iv) Each Loan Party shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and, subject to any other provision of this Section 5.01 with respect to the obligations of any Loan Party to provide information and reports to the Agent or any Lender (A) shall submit to the Agent inventory and reconciliation reports in form reasonably satisfactory to the Agent, on such periodic basis as the Agent may request and (B) conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by the Agent when an Event of Default exists and is continuing) or periodic cycle counts consistent with historical practices, and shall provide to the Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as the Agent may reasonably request. Upon request by the Agent, the Agent may participate in and observe any such physical count.

(v) No Loan Party shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (A) such return is in the ordinary course of business; (B) no Default, exists or would result therefrom; and (C) the Agent is promptly notified if the aggregate value of all Inventory returned in any month exceeds $10,000,000.

(o) Benefit Plans Payments. The Borrower, the Restricted Subsidiaries and all ERISA Affiliates shall make all required contributions to any Plans, Single Employer Plans or Multiemployer Plans which, if not made, would reasonably be expected to result in a Material Adverse Effect, unless such payment is being contested pursuant to Section 5.01(b).

(p) Lender Meetings. The Borrower will, upon the request of the Agent or the Required Lenders, participate in one teleconference with the Agent and the Lenders during each fiscal quarter (or, for so long as an Event of Default is continuing, more frequent teleconferences as the Agent may reasonably request) during normal business hours at such time as may be mutually agreed to by the Borrower and the Agent (it being understood and agreed that the appropriate Exit First Lien Term Loan Lenders and Exit Second Lien Term Loan Lenders may participate in any such teleconferences and such participation shall satisfy the Borrower’s obligation in respect thereof under the Exit First Lien Term Loan Agreement or Exit Second Lien Term Loan Agreement, as applicable).

(q) Environmental Matters. Without limitation of any other covenants, rights or other obligations expressed elsewhere in this Agreement:

(i) Each Loan Party will, and will cause each of its Restricted Subsidiaries, to take all reasonable actions required under Environmental Laws to (A) the extent it has knowledge thereof, cure any violation of applicable Environmental Laws by any Loan Party or its Restricted Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (B) make an appropriate response to any claim, suit or proceeding against any Loan Party or any of its Restricted Subsidiaries asserting any Environmental Liability (in each case to the extent such Loan Party has knowledge of such claim, suit or proceeding) and discharge any obligations it may have to any Person thereunder, where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (C) implement any and all Remedial Actions required to comply with Environmental Laws or that are legally required by any Governmental Authority acting within its jurisdiction (following final resolution of the Loan Party’s or its Restricted Subsidiaries’ challenges or appeals, if any, of the relevant Governmental Authority’s order or decision) or that are otherwise necessary to maintain the value and marketability of its owned or leased Real Estate for industrial usage, except where failure to perform any such Remedial Action would not reasonably be expected to result in a Material Adverse Effect.

(ii) Promptly upon obtaining knowledge of the occurrence thereof, the Borrower shall deliver to the Agent written notice describing in reasonable detail (A) any Release that would reasonably be expected to require a Remedial Action or give rise to Environmental Liability, in each case that would reasonably be expected to result in a Material Adverse Effect, (B) any Remedial Action by any Loan Party, its Restricted Subsidiaries or any other Person in response to the presence or Release of Hazardous Materials that would reasonably be expected to result in Environmental Liability of any Loan Party or its Restricted Subsidiaries that would be reasonably expected to result in a Material Adverse Effect, (C) any claim, demand, suit or proceeding (including any request for information by a Governmental Authority) that would reasonably be expected to result in Environmental Liability of any Loan Party or its Restricted Subsidiaries that would reasonably be expected to result in a Material

Adverse Effect, (D) any Loan Party or its Restricted Subsidiaries’ discovery of any occurrence or condition at any of its owned or leased Real Estate, or on any adjoining Real Estate, that would reasonably be expected to cause such owned or leased Real Estate or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof or any lien in favor of any Governmental Authority to secure the satisfaction of any liability under any Environmental Laws that, in each case, would reasonably be expected to result in a Material Adverse Effect, (E) any proposed acquisition of equity interests, assets or property by any Loan Party or any of its Restricted Subsidiaries that would reasonably be expected to expose any Loan Party or any of its Restricted Subsidiaries to, or result in, Environmental Liability that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (F) any proposed action to be taken by any Loan Party or any of its Restricted Subsidiaries to modify current operations in a manner that would reasonably be expected to subject any Loan Party or any of its Restricted Subsidiaries to additional obligations or requirements under Environmental Laws that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(r) Post Closing Covenants. Comply and cause its Subsidiaries to comply, with the obligations set forth in Schedule 5.01(r).

SECTION 5.02. Negative Covenants. So long as any Revolving Loan or any other payment Obligation (other than contingent indemnification obligations not yet due and payable of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company shall not and shall cause each of its Restricted Subsidiaries not to:

(a) Liens. Create or suffer to exist, or permit any of its respective Restricted Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than the following, provided that any Lien permitted by any clause below shall be permitted under this Section 5.02(a), notwithstanding that such Lien would not be permitted by any other clause:

(i) Permitted Liens,

(ii) Liens created under the Loan Documents,

(iii) Liens on assets (other than Accounts and Inventory) to secure Debt permitted to be incurred under Section 5.02(d)(iii),(iv) and (xv) hereof,

(iv) the Liens existing on the Closing Date and described on Schedule 5.02(a); provided that (A) such Liens shall not apply to any other property or asset of the Company or any Restricted Subsidiary (other than proceeds thereof and extensions or improvements to any such property) unless otherwise permitted herein and (B) such Lien shall secure only those obligations which it secures on the Closing Date and extensions, refinancings, restructurings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount equal to accrued interest and any fees, costs and expenses incurred in connection therewith), the obligations thereunder or the property or assets securing such obligations, in the case of each of subclauses (A) and (B) above other than to the extent such Lien constitutes a Permitted Lien;

(v) Liens on property of a Person existing at the time such Person is acquired by, amalgamated, merged into or consolidated with any Loan Party or any Restricted Subsidiary of a Loan Party or becomes a Restricted Subsidiary of any Loan Party; provided that such Liens were not created in contemplation of such amalgamation, merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged or amalgamated into or consolidated with the Company or such Subsidiary or acquired by any Loan Party or such Restricted Subsidiary (or in the case of Permitted Refinancing Debt, any extensions or amounts then outstanding),

(vi) Liens on property other than ABL Priority Collateral arising under leases that have been or should be, in accordance with GAAP, recorded as capital leases; provided that the aggregate principal amount of the Debt secured by the Liens referred to in this clause (vi) are permitted under the terms of this Agreement,

(vii) Liens on assets of Foreign Subsidiaries which secure Debt permitted under Section 5.02(d)(xvii), in an aggregate amount not to exceed $150,000,000 at any time outstanding,

(viii) Liens on property other than ABL Priority Collateral that secure Debt permitted by Section 5.02(d)(xi),

(ix) Liens on the property of the Loan Parties securing Exit Term Loan Debt permitted under Section 5.02(d)(xxiv), subject to the terms of the Term Loan Intercreditor Agreement,

(x) Liens upon real property of the Company and its Restricted Subsidiaries and related assets customary for non-recourse mortgage financings (provided that in no event shall any such Lien extend to or cover any Collateral included in the Borrowing Base) securing Debt incurred solely through the financing of such real property, and the replacement, extension or renewal of any such Lien upon or in the same real property or assets in connection with a Permitted Refinancing of the Debt secured thereby,

(xi) Liens in respect of judgments that do not constitute an Event of Default under Section 6.01(f),

(xii) Reserved,

(xiii) Liens on assets of the Company and its Subsidiaries not constituting Collateral which secure Debt in an aggregate amount not to exceed $150,000,000,

(xiv) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary thereof on cash on deposit with or in possession of such bank,

(xv) (i) cash deposits in the ordinary course of business to secure liability to insurance carriers and (ii) Liens in insurance policies and proceeds thereof securing the financing of the premiums with respect thereto,

(xvi) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in respect of any Permitted Acquisition,

(xvii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii) (A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation,

(xviii) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or equivalent statutes) on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage amounts incurred in the ordinary course of business; provided that such Liens (A) attach only to such investments and the proceeds therefrom and (B) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or Disposition of such investments and not any obligation in connection with margin financing; and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry,

(xix) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted hereunder, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted hereunder, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien,

(xx) with respect to the equity interests of any non-wholly owned Restricted Subsidiary, non-wholly owned Unrestricted Subsidiary or joint venture, any put and call arrangements or restrictions on disposition related to such equity interests set forth in the applicable organizational documents or any related joint venture or similar agreement,

(xxi) rights of setoff in favor of counterparties to contractual obligations with the Loan Parties in the ordinary course of business,

(xxii) Liens arising out of conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by any Loan Party or any of its Restricted Subsidiaries in the ordinary course of business;

(xxiii) Liens upon specified items of inventory or other goods and proceeds of the Company or any of its Restricted Subsidiaries securing such Persons’ obligations in respect of related documentary letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(xxiv) Liens over any assets of any Subsidiary that is not a Loan Party or a Restricted Subsidiary to the extent required to provide collateral in respect of any appeal of any tax litigation in an aggregate amount not to exceed the amount required to be paid under local law to permit such appeal,

(xxv) Liens on assets other than ABL Priority Collateral to secure obligations under treasury services agreements or to implement cash pooling arrangements in the ordinary course of business,

(xxvi) Liens on cash and Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Debt, to the extent such defeasance, discharge or redemption is otherwise permitted hereunder,

(xxvii) Liens on assets of the Company or any Restricted Subsidiary in favor of a Loan Party, subject to the terms of the Security Agreement,

(xxviii) Reserved,

(xxix) Reservation of title by sellers of goods to any Loan Party arising under the provisions of applicable law similar to Article 2 of the UCC in the ordinary course of business, covering only those goods,

(xxx) Liens on Accounts, agreements governing receivables, rights under any such agreements and the proceeds thereof, in each case, of Foreign Subsidiaries to secure Debt in respect of Permitted Receivables Financings of Foreign Subsidiaries but only to the extent such Accounts are the subject of those financings; and

(xxxi) other Liens on assets of the Company or any Restricted Subsidiary (other than ABL Priority Collateral) securing obligations of any Restricted Subsidiary in an aggregate amount not to exceed $35,000,000.

(b) Mergers. Merge, amalgamate or consolidate with or into any Person, or permit any of its Restricted Subsidiaries (other than Immaterial Subsidiaries) to do so, provided that, notwithstanding the foregoing (i) any Restricted Subsidiary of the Company that is a Loan Party may merge, amalgamate or consolidate with or into the Company (subject to clause (v) below) or any other Loan Party, (iii) any Restricted Subsidiary of the Company that is not a Loan Party may merge, amalgamate or consolidate with or into the Company or any other Subsidiary of the Company, (iv) any Restricted Subsidiary may merge, amalgamate or consolidate with any other Person so long as such Restricted Subsidiary is the surviving or continuing corporation or a Person which shall become a Restricted Subsidiary substantially contemporaneously with such merger, amalgamation or consolidation is the surviving person (provided that if any such Person is a Loan Party, the surviving or continuing entity shall be a Loan Party or a Person which shall become a Loan Party substantially contemporaneously with such merger, amalgamation or consolidation), (v) the Company may merge, amalgamate or consolidate with any other Person so long as the Company is the surviving corporation; provided, in each case, that no Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Accounting Changes. Make or permit, or permit any of its Restricted Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP.

(d) Debt. Create or suffer to exist, or permit any of its Restricted Subsidiaries to create or suffer to exist, any Debt other than the following, provided that any Debt permitted by any clause below shall be permitted under this Section 5.02(d), notwithstanding that such Debt would not be permitted by any other clause:

(i) Debt of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (A) Debt of any Loan Party owing to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations on subordination terms reasonably satisfactory to the Agent and (B) Debt of any Subsidiary that is not a Loan Party owing to any Loan Party shall be subject to Section 5.02(i)(ix),

(ii) Debt existing on the Closing Date and described on Schedule 5.02(d) hereto (the “Existing Debt”), and any Permitted Refinancing thereof,

(iii) Debt of the Company or any Restricted Subsidiary incurred to finance the acquisition by the Company or any Restricted Subsidiary after the Closing Date of real property and improvements thereto (but not inventory or other personal property located therein) and Permitted Refinancings thereof and any Permitted Refinancings of such refinanced Debt; provided that (A) before and after giving effect to the incurrence of such Debt no Default (to the knowledge of any Loan Party) or Event of Default shall have occurred and be continuing, (B) the secured recourse to the Company or any Restricted Subsidiary of such Debt shall be limited to the value of the real property and improvements financed by such Debt, and (C) the aggregate principal amount of Debt incurred on or after the Closing Date and permitted by clauses (iii), (iv) and (xv) of this Section 5.02(d) at any time outstanding shall not exceed (i) the greater of (1) $20,000,000 or (2) 0.65% of Total Assets during the twelve month period ending on the first anniversary of the Closing Date, (ii) the greater of (1) $40,000,000 or (2) 1.30% of Total Assets during the twelve month period ending on the second anniversary of the Closing Date, and (iii) the greater of (1) $60,000,000 or (2) 1.95% of Total Assets thereafter,

(iv) Debt of the Borrower or any Restricted Subsidiary relating to purchase money security interests (as defined in the New York Uniform Commercial Code, as amended) and Permitted Refinancings thereof and any Permitted Refinancings of such refinanced Debt; provided that (A) before and after giving effect to the incurrence of such Debt no Default or Event of Default shall have occurred and be continuing, (B) such Debt (other than any Permitted Refinancings thereof or Permitted Refinancings of any such refinanced Debt) is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (C) the aggregate principal amount of Debt incurred on or after the Closing Date and permitted by clauses (iii), (iv) and (xv) of this 5.02(d) at any time outstanding shall not exceed: (i) the greater of (1) $20,000,000 or (2) 0.65% of Total Assets during the twelve month period ending on the first anniversary of the Closing Date, and (ii) the greater of (1) $40,000,000 or (2) 1.30% of Total Assets during the twelve month period ending on the second anniversary of the Closing Date, and (iii) the greater of (1) $60,000,000 or (2) 1.95% of Total Assets thereafter,

(v) without duplication of any other Debt permitted hereunder, liabilities for leases of real property characterized as Debt for purposes of GAAP,

(vi) Debt of the Company or any of its Restricted Subsidiaries consisting of take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business,

(vii) Debt arising pursuant to agreements in connection with any Dispositions of any business, assets or equity interests of any Restricted Subsidiary permitted under Section 5.02(e), any Permitted Acquisition or any other permitted Investment hereof consisting of indemnification, earn-out obligations, adjustment of purchase price or similar obligations, or guarantees or letters of credit, bankers’ acceptances, accommodation guarantees, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with such permitted Disposition, Permitted Acquisition or other permitted Investment (other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or capital stock of such Restricted Subsidiary for the purpose of financing such acquisition) and any Permitted Refinancing thereof and any Permitted Refinancings of any such refinanced Debt,

(viii) Debt consisting of the financing of insurance premiums in the ordinary course of business,

(ix) Debt in respect of Hedging Agreements designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes,

(x) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business (provided, however, that such Debt is extinguished within ten (10) Business Days of the Company or the applicable Restricted Subsidiary becoming aware of such Debt) or other cash management obligations and other Debt in respect of netting services, automatic clearinghouse arrangements, credit card processing, overdraft protections and similar arrangements in the ordinary course of business,

(xi) other Debt so long as, immediately after giving effect to the issuance, incurrence or assumption of such Debt, (a) the Total Leverage Ratio on a pro forma basis is no greater than 4.50 to 1.00 and (b) the Secured Leverage Ratio on a pro forma basis is no greater than 2.50 to 1.00, and any Permitted Refinancing thereof; provided that for the purposes of calculating the Secured Leverage Ratio for this Section 5.02(d)(xi), any Debt incurred pursuant to this Section 5.02(d)(xi) shall be deemed Secured Debt,

(xii) Investments permitted under Section 5.02(i)(iv) and (vii) that constitute Debt,

(xiii) Debt of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company and any Permitted Refinancing thereof; provided that such Debt was not created in contemplation of such merger, consolidation or acquisition,

(xiv) Obligations arising under the Loan Documents,

(xv) Debt of the Company or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof and any Permitted Refinancings of such refinanced Debt; provided that (A) before and after giving effect to the incurrence of such Debt, no Default (to the knowledge of any Loan Party) or Event of Default shall have occurred and be continuing, (B) such Debt (other than any Permitted Refinancings thereof or Permitted Refinancings of any such refinanced Debt) is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (C) the aggregate principal amount of Debt incurred on or after the Closing Date and permitted by clauses (iii), (iv) and (xv) of this Section 5.02(d) at any time outstanding shall not exceed: (i) the greater of (1) $20,000,000 or (2) 0.65% of Total Assets during the twelve month period ending on the first anniversary of the Closing Date, (ii) the greater of (1) $40,000,000 or (2) 1.30% of Total Assets during the twelve month period ending on the second anniversary of the Closing Date and (iii) the greater of (1) $60,000,000 or (2) 1.95% of Total Assets thereafter,

(xvi) Debt incurred by Kodak International Finance Limited, a company organized and existing under the laws of England, in connection with short term working capital needs in an aggregate amount not to exceed $25,000,000 at any time outstanding,

(xvii) Debt incurred by Restricted Subsidiaries organized under the laws of any jurisdiction outside of the United States in an aggregate amount not to exceed $150,000,000 at any time outstanding,

(xviii) Reserved,

(xix) Debt arising from the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

(xx) Debt consisting of (A) Bank Product Obligations, and (B) Specified Secured Obligations, in each case existing from time to time,

(xxi) Debt that is subordinated to the obligations of the Company under the Loan Documents on terms that are reasonably satisfactory to the Agent and the Required Lenders and any Permitted Refinancing thereof, provided that (i) the aggregate principal amount of such Debt shall not exceed $50,000,000 at any time outstanding, (ii) after giving effect thereto, the Company shall be in pro forma compliance with a Fixed Charge Coverage Ratio of 1.1:1.0, and (iii) Excess Availability shall equal or exceed 17.5% of the Revolving Credit Facility on a pro forma basis after giving effect to the issuance of such Debt,

(xxii) Debt incurred by the Company or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, supporting obligations, bankers’ acceptances, performance bonds, surety bonds, statutory bonds, export or import indemnities, customs and appeal bonds, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations regarding workers compensation claims; provided that no such Debt is Debt for Borrowed Money,

(xxiii) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Company or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business,

(xxiv) Exit Term Loan Debt in an aggregate principal and not to exceed $695,000,000 at any time outstanding plus any “Incremental Term Loans”, “Incremental Second Lien Term Loans”, “Incremental Equivalent Debt” and “Incremental Equivalent Second Lien Debt” (each as defined in the Exit First Lien Term Loan Agreement, as in effect on the date hereof) and any Permitted Refinancing thereof,

(xxv) unsecured Debt consisting of guarantees of amounts owing by customers of the Company under equipment and vendor financing programs in an aggregate amount, when combined with Investments pursuant to Section 5.02(e)(xv), not to exceed at any time outstanding (A) $60,000,000 during the twelve month period ending on the first anniversary of the Closing Date, (B) $70,000,000 during the twelve month period ending on the second anniversary of the Closing Date, (C) the greater of (1) $75,000,000 and (2) 2.43% of Total Assets during the twelve month period ending on the third anniversary of the Closing Date, and (D) the greater of (1) $80,000,000 or (2) 2.59% of Total Assets thereafter,

(xxvi) Guarantees by the Company of Debt of any Restricted Subsidiary and by any Restricted Subsidiary of Debt of the Company or any other Restricted Subsidiary; provided that guarantees by any Loan Party of Debt of any Subsidiary that is not a Loan Party shall be subject to Section 5.02(i),

(xxvii) Reserved,

(xxviii) Reserved,

(xxix) Debt representing deferred compensation or similar obligations to employees or directors of the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business,

(xxx) Debt consisting of promissory notes issued by the Company or any Restricted Subsidiary to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of equity interests of the Company or any direct or indirect parent of the Company permitted hereunder; provided that the aggregate principal amount of such Debt shall not exceed $10,000,000 at any time outstanding,

(xxxi) Debt of Foreign Subsidiaries in connection with Permitted Receivables Financing in an aggregate amount not to exceed $25,000,000 outstanding at any one time,

(xxxii) additional Debt of Loan Parties and any Restricted Subsidiaries not to exceed $100,000,000 at any time outstanding and

(xxxiii) issuance of Disqualified Stock.

(e) Sales and Other Transactions. Dispose of, or permit any of its Restricted Subsidiaries to Dispose any assets, other than the following, provided that such action permitted by any clause below shall be permitted under this Section 5.02(e), notwithstanding that such action would not be permitted by any other clause:

(i) Dispositions of Inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire the Inventory in the ordinary course of business,

(ii) Dispositions of cash and Cash Equivalents in the ordinary course of business,

(iii) Dispositions in a transaction authorized by Section 5.02(b),

(iv) Dispositions of obsolete or worn out property or property no longer used or useful other than Eligible Equipment,

(v) Dispositions set forth on Schedule 5.02(e),

(vi) Dispositions of assets among the Company and its Subsidiaries, provided that any such sales, transfers or Dispositions of assets shall be made in compliance with Section 5.01(k),

(vii) other Dispositions of assets, provided, that, (x) if such assets (other than machinery or equipment) constitute Collateral that is included in the Borrowing Base, the Company shall provide a Borrowing Base Certificate to the Agent reflecting the revised Borrowing Base giving effect to such sale, conveyance, transfer, lease or other Disposition, (y) if any such property or assets are comprised of machinery and equipment which is Eligible Equipment, then the Company shall deliver to the Agent a pro forma Borrowing Base Certificate giving effect to any such Dispositions prior to such occurrence, and evidencing that no Overadvance shall exist after giving effect to any such Disposition, and a certificate to the Agent indicating which assets constituting Eligible Equipment and other Collateral are being Disposed, and

(viii) Dispositions (including transfers contemplated under the KPP Settlement Agreement) authorized under the Chapter 11 Plan.

(f) Payment Restrictions Affecting Subsidiaries. Directly or indirectly enter or permit a Restricted Subsidiary to enter into any agreement or arrangement limiting the ability of any of its Restricted Subsidiaries to declare or pay dividends or other distributions in respect of its equity interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make Investments in, the Company or any Restricted Subsidiary of the Company (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) as provided in this Agreement, (ii) any agreement or instrument evidencing Debt existing on the Closing Date (as amended, modified, supplemented or replaced, or subject to a Permitted Refinancing, in each case to the extent such restrictions are not expanded in scope in any material respect), (iii) any agreement in effect at the time a Person first became a Restricted Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company; (iv) specific property encumbered to secure payment of particular Debt to be sold pursuant to an executed agreement with respect to a Disposition or intellectual property license permitted hereunder; (v) restrictions set forth in the documents governing the Exit Term Loan Debt and in the documents governing other existing Debt as set forth on Schedule 5.02(d); (vi) by reason of customary provisions restricting assignments, licenses, subletting or other transfers contained in leases, licenses, joint venture agreements, purchase and sale or merger agreements and other similar agreements entered into in the ordinary course of business so long as such restrictions do not extend to assets other than those that are the subject of such lease, license or other agreement, as the case may be; or (vii) customary restrictions in connection with financings by Foreign Subsidiaries.

(g) Change in Nature of Business. Make, or permit any of its Restricted Subsidiaries to make, any material change in the nature of the business as carried on or as contemplated to be carried on by the Company and its Restricted Subsidiaries taken as a whole at the Closing Date or as reflected in the Chapter 11 Plan.

(h) Dividends and Other Payments. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Company, or purchase, redeem or otherwise acquire for value (or permit any of its Restricted Subsidiaries to do so) any shares of any class of capital stock of the Company or any warrants, rights or options to acquire any such shares, now or hereafter outstanding (a “Restricted Payment”), except that the Company may (i) declare and make any dividend payment or other distribution payable in common stock of the Company, (ii) purchase, redeem or otherwise acquire shares of its common stock or warrants, rights or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock, (iii) repurchases of equity interests (A) constituting fractional shares or (B) deemed to occur upon exercise of stock options or warrants or other securities convertible or exchangeable into equity interests if such equity interests represent all or a portion of the exercise price of such options or warrants, (iv) declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock (including Disqualified Stock) or warrants, rights or options to acquire any such shares for cash so long as: (A) as of the date of any such transaction or payment, and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom, (B) as of the date of any such transaction or payment, the Excess Availability at any time during the immediately preceding 30 consecutive day period shall have been not less than 22.5% of the Revolving Credit Facility, and after giving effect to the transaction or payment, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment, the Excess Availability shall be not less than 22.5% of the Revolving Credit Facility, (C) as of the date of any such transaction or payment, and after giving effect thereto, on a pro forma basis, the Fixed Charge Coverage Ratio for the immediately preceding 12 consecutive month period ending on the last day of the fiscal month prior to the date of such payment for which Agent has received financial statements shall be at least 1.10 to 1.00, and (D) Agent shall have received a certificate of an authorized officer of Company certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby, and (v) other Restricted Payments in an amount not to exceed in the aggregate $5,000,000; provided, that, as of the date of any such payment, and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom. For the avoidance of doubt, the Company shall be permitted to issues shares of its common stock in connection with any conversion of its convertible Debt, upon the exercise of options or warrants or otherwise.

(i) Investments in Other Persons. Make, or permit any of its Restricted Subsidiaries to make, any Investment in any Person, except the following (provided that any Investment permitted by any clause below shall be permitted under this Section 5.02(i), notwithstanding that such Investment would not be permitted by any other clause):

(i) (A) Investments by the Company and its Restricted Subsidiaries in their Subsidiaries outstanding on the Closing Date, (B) additional Investments by the Company and its Restricted Subsidiaries in the Company or the Loan Parties, (C) Investments by any Loan Party in another Loan Party and (E) additional Investments by Restricted Subsidiaries of the Company that are not Loan Parties in other Restricted Subsidiaries that are not Loan Parties;

(ii) loans and advances to employees in the ordinary course of the business of the Company and its Subsidiaries in an aggregate principal amount not to exceed $10,000,000;

(iii) Reserved,

(iv) Investments in Hedging Agreements designed to hedge against fluctuations in interest rates, foreign exchange rates or in commodity prices incurred in the ordinary course of business;

(v) Investments received in settlement of claims against another Person in connection with (A) a bankruptcy proceeding against such Person, (B) accounts receivable arising from or trade credit granted to, in the ordinary course of business, a financially troubled Account Debtor and (C) disputes regarding intellectual property rights;

(vi) Reserved,

(vii) Permitted Acquisitions,

(viii) Investments by the Company and its Subsidiaries in cash and Cash Equivalents.

(ix) Investments in joint ventures and Unrestricted Subsidiaries; provided that (x) any Investment constituting such equity interests held by a Loan Party shall be pledged pursuant to, and to the extent required by, the Security Agreement, (y) immediately before and after giving effect to such Investment, no Default or Event of Default shall have occurred and be continuing and (z) the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties and in joint ventures shall not exceed in the aggregate $100,000,000 when taken together with the guarantees permitted pursuant to clause (x) below (provided that the aggregate amounts set forth in clause (z) shall be calculated net of any returns, profits, distributions and similar amounts received by any Loan Party from any Investments made by such Loan Party in Subsidiaries that are Loan Parties or joint ventures pursuant to this clause (ix) (which, in each case, shall not exceed the amount of such Investment (valued at cost) at the time such Investment was made)); provided further that to the extent funds are returned (in full or in part) to any Loan Party which is making such Investment either from the party in which the Investment was made or any other entity in connection with or related to the transaction in which the Investment was made (even if not in respect of the Investment), only the initial Investment net of the amount so returned shall be included for purposes of determining the amount of any limit on Investments by the Company or any Restricted Subsidiary in the Company or any other Restricted Subsidiary and on Investments in joint ventures and Unrestricted Subsidiaries permitted under this subclause (ix) and the remainder of such Investment shall be permitted,

(x) Guarantees constituting Debt permitted by Section 5.02(d); provided, that the aggregate principal amount of Debt of Restricted Subsidiaries that are not Loan Parties that is guaranteed by any Loan Party shall be subject to the limitation set forth in clause (ix) above.

(xi) non-cash consideration received in connection with the Disposition of any asset in compliance with Section 5.02(e),

(xii) earn-outs and other customary post-Disposition obligations arising out of permitted Dispositions,

(xiii) Investments in deposit accounts and securities account (A) opened in the ordinary course of business, (B) holding only cash and Cash Equivalents and (C) subject to Control Agreements to the extent required by the Loan Documents,

(xiv) (i) loans and advances made to distributors in the ordinary course and (ii) deposits, prepayments and other credits to suppliers or service providers made in the ordinary course of business,

(xv) Investments resulting from the funding of amounts owing by customers of the Company under equipment and vendor financing programs in an aggregate amount, when combined with Debt incurred pursuant to Section 5.02(d)(xxv), not to exceed at any time outstanding (A) $60,000,000 during the twelve month period ending on the first anniversary of the Closing Date, (B) $70,000,000 during the twelve month period ending on the second anniversary of the Closing Date, (C) the greater of (1) $75,000,000 and (2) 2.43% of Total Assets during the twelve month period ending on the third anniversary of the Closing Date, and (D) the greater of (1) $80,000,000 or (2) 2.59% of Total Assets thereafter,

(xvi) other Investments made after the Closing Date in an aggregate amount not to exceed (i) (A) during the twelve month period ending on the first anniversary of the Closing Date, the sum of $25,000,000, (B) during the twelve month period ending on the second anniversary of the Closing Date, the sum of $35,000,000 and (C) $50,000,000, during each consecutive twelve month period thereafter, in each case plus up to the amount available in the following fiscal year, plus any unused amounts from prior fiscal years, minus (2) any portion of the amount available in such fiscal year used in the preceding fiscal year and (ii) $150,000,000 in the aggregate; provided, that, (1) immediately before and after giving effect to the making of any such Investment, no Default or Event of Default shall have occurred and be continuing and (2) once the aggregate amount of Investments made pursuant this subclause (xvi) exceeds $35,000,000, the Company shall provide evidence to Agent that the sum of Qualified Cash, US Cash and all other cash and Cash Equivalents of the Company and its Restricted Subsidiaries (other than cash contained in the Pledged Cash Account (Eligible Cash)) is equal to or greater than $450,000,000 both immediately prior to and after giving effect to such Investment, and

(xvii) accounts payable and other similar extension of credit to customers or suppliers in the ordinary course of business.

(j) Prepayments, Payments, Amendments, Etc. of Debt. (i) Prepay, redeem, purchase, defease, convert into cash or otherwise satisfy prior to the scheduled maturity thereof in any manner, any public or secured or unsecured debt securities or any Exit Term Loan Debt, or prepay, redeem, purchase, defease, or convert into cash, or otherwise satisfy prior to the scheduled maturity thereof in any manner or make any payment in violation of any subordination terms of, any Debt for Borrowed Money except: (A) regularly scheduled (including repayments of revolving facilities) or required repayments, prepayments or redemptions of Debt permitted to be incurred hereunder (including payments of principal and interest as and when due), except required payments of the Exit Term Loan Debt to be based on “Excess Cash Flow”, which payments may only be made if the following conditions are satisfied: (1) as of the date of any such payment, and after giving effect thereto, no Default shall exist or have occurred and be continuing, (2) as of the date of any such payment and after giving effect thereto, Liquidity shall be not less than $50,000,000 and (3) Agent shall have received a certificate of an authorized officer of Borrower certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby made with, (B) any prepayments or redemptions of Debt in connection with a Permitted Refinancing of such Debt permitted by Section 5.02(d); provided that (1) before and after giving effect to such prepayment, redemption, purchase, defeasance or other satisfaction, no Default under Section 6.01(a) or (e) or Event of Default shall have occurred and be continuing and (2) the Agent shall have received a certificate from a Responsible Officer of the Company certifying compliance with the foregoing clause (1), (C) Reserved, (D) any voluntary prepayments of the Exit Term Loan Debt so long as the following conditions are satisfied with respect to each such payment: (i) as of the date of any such payment, and after giving effect thereto, no Default shall exist or have occurred and be continuing, (ii) as of the date of any such payment and after giving effect thereto, the Excess Availability at any time during the immediately preceding 30 consecutive day period and after giving effect to the payment, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment, Excess Availability shall have been not less than 22.5% of the Revolving Credit Facility, and (iii) as of the date of any such payment, and after giving effect thereto, on a pro forma basis, the Fixed Charge Coverage Ratio for the immediately preceding 12 consecutive month period ending on the last day of the fiscal month prior to the date of such payment for which Agent has received financial statements shall be at least 1.00 to 1.00, or (E) conversion of convertible debt into common stock of the Company and payments of cash in lieu of fractional shares upon any such conversion or (ii) amend, modify or change in any manner adverse to the Lenders any term or condition of any subordinated Debt.

(k) Transactions Contemplated by the Chapter 11 Plan. Notwithstanding any other provision of this Agreement, including this Article V, the implementation of the transactions specifically provided for in the Chapter 11 Plan in accordance with the terms of the Chapter 11 Plan and the Confirmation Order, including those transactions contemplated by and related to the KPP Settlement Agreement (which for the avoidance of doubt shall include disposition or sale and leaseback transactions set forth in the Plan closing after the Effective Date), shall be deemed to be permitted by this Agreement so long as they are consummated in a manner not inconsistent with the terms of this Agreement; provided, that, this Section 5.02(k) shall not apply to any transactions consummated after the Effective Date pursuant to Section 5.4 (Other Restructuring Transactions) of the Chapter 11 Plan.

SECTION 5.03. Financial Covenant. So long as any Fixed Charge Coverage Ratio Trigger Event shall have occurred and be continuing, the Company and its Restricted Subsidiaries on a Consolidated basis will maintain a Fixed Charge Coverage Ratio, for the four fiscal quarters most recently ended as of the fiscal quarter for which financial statements have been delivered pursuant to Section 5.01, of not less than 1.00 to 1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) Borrower shall fail to pay any principal of any Revolving Loan when the same becomes due and payable; (ii) Borrower shall fail to pay any interest on any Revolving Loan or fees within three (3) Business Days after the same becomes due and payable; or (iii) any Loan Party shall fail to make any other payment under any Loan Document, within three (3) Business Days after notice of such failure is given by the Agent or any Lender to the Company; or

(b) Any representation or warranty made by Borrower herein or by any Loan Party in any Loan Document to which it is a party or by Borrower (or any of its officers) in a certificate delivered under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) (i) The Company or Restricted Subsidiary shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d), 5.01(e), clauses (i) through (vii) and (ix) of 5.01(h), 5.02 or 5.03 hereof, or (ii) any Loan Party or any Subsidiary of any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent; or

(d) The Company or any of its Restricted Subsidiaries shall fail to pay any principal of or premium or interest on any Debt (excluding Debt outstanding hereunder of the Company or such Restricted Subsidiary (as the case may be)) that is outstanding in a principal, or in the case of Swap Obligations, net amount of, at least (i) $25,000,000 in the aggregate in the case of Debt of the Borrower or any of its Restricted Subsidiaries that are domestic Subsidiaries and (ii) $50,000,000 in the aggregate in the case of Restricted Subsidiaries that are Foreign Subsidiaries, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause, or to permit the holders or beneficiaries of such Debt (or a trustee or agent on behalf of such holders or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, in each case prior to the stated maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower, any Loan Party or any Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, monitor, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or Borrower, any Loan Party or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); provided, that, in the case of any Foreign Subsidiary, such event, individually, or when aggregated with all such events occurring after the Closing Date, would reasonably be expected to have a Material Adverse Effect; or

(f) Other than with respect to the matters set forth on Schedule 6.01(f) (but solely to the extent that neither the Borrower nor any of its Material Subsidiaries (excluding Subsidiaries which would be permitted, at all times while the applicable judgment remains outstanding, to be designated as Immaterial Subsidiaries, without regard for if such designation has been made) has any obligation with respect to judgments relating to items listed on Schedule 6.01(f), judgments or orders for the payment of money in excess of $25,000,000 (or its US Dollar equivalent) in the aggregate shall be rendered against the Company or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) A Change of Control shall occur; or

(h) Any ERISA Event shall have occurred with respect to a Plan and such ERISA Event could reasonably be expected to result in a Material Adverse Effect; or Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $25,000,000; or

(i) Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $25,000,000; or

(j) Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, insolvent or is being terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, and as a result of such reorganization, insolvency or termination or determination, the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization, insolvent, being terminated or in endangered or critical status have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization, insolvency termination or determination, occurs by an amount exceeding $25,000,000; or

(k) Any provision of any Collateral Document material to the substantial realization of the rights of the Lenders under the Collateral Documents taken as a whole, or any provision of any other Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(i) or (j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing;

(l) Any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(i) or (j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in any of the ABL Priority Collateral having a Value of $5,000,000 (other than the Specified Collateral as set forth in Section 6(m) of the Security Agreement) purported to be covered thereby; or

(m) The Company or any of its Subsidiaries breaches or violates any material provision of the Chapter 11 Plan, the Confirmation Order or any other material order or stipulation entered by the Bankruptcy Court in the Cases.

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the obligation of each Lender to make Revolving Loans (other than Revolving Loans to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the Revolving Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Revolving Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower and each other Loan Party; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Revolving Loans (other than Revolving Loans to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Revolving Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower and each other Loan Party.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Agent and not more disadvantageous to the Borrower than clause (a); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Lenders without notice to or demand upon the Borrower, which are expressly waived by the Borrower, to be held in the L/C Cash Deposit Account. If at any time an Event of Default is continuing the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, then the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (i) such aggregate Available Amount over (ii) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon, if at such time (x) no Event of Default is continuing or (y) all other obligations of the Company hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be returned to the Borrower. For purposes of this Section 6.02, the term “Available Amount” shall mean 105% of the maximum available amount to be drawn under such Letter of Credit.

SECTION 6.03. Reserved.

SECTION 6.04. Application of Funds.

(a) Payments made by Borrower and other Loan Parties hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (b) third, to other Obligations specified by Borrower; and (c) fourth, as determined by Agent in its discretion.

(b) Notwithstanding anything to the contrary set forth in any Loan Document, during the occurrence and continuance of an Event of Default, any amounts received by the Agent on account of the Obligations, whether received from or on account of any Loan Party, or in respect of any Collateral, setoff or otherwise, shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article II) payable to the Agent in its capacity as such;

Second, to payment of all amounts owing to Agent in respect of Swingline Loans, Overadvance Loans, Protective Revolving Loans, and Revolving Loans and participations that a Defaulting Lender has failed to settle or fund;

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Issuing Banks (including fees, charges and disbursements of counsel to the respective Issuing Banks payable under the Loan Documents and amounts payable under Article II), ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit fees and commitment fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders payable under the Loan Documents and amounts payable under Article II (in each case, other than fees, indemnities and other amounts, and amounts then payable under Article II, arising in respect of Bank Product Obligations and Specified Secured Obligations), ratably among them in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees, commitment fees and interest on the Revolving Loans, unreimbursed amounts under Letters of Credit and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the Agent for the account of the Issuing Banks, to Cash Collateralize that portion of Letter of Credit Obligations comprising the aggregate undrawn amount of Letters of Credit, ratably among the Issuing Banks in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to the Agent for the payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans, unreimbursed amounts under Letters of Credit and Bank Product Obligations arising under Hedging Agreements but only up to the amount of the Bank Product Reserve, ratably among the Lenders, the Issuing Banks, and the Bank Product Providers in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to payment of the Bank Product Obligations other than as provided for in clause Seventh above, ratably among the Bank Product Providers in proportion to the respective amounts described in this clause Eighth held by them,

Ninth, to payment of all other Obligations (other than Specified Secured Obligations) ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to payment of the Specified Secured Obligations, ratably among the Specified Secured Creditors based upon amounts then certified by the applicable Specified Secured Creditor to Agent (in form and substance satisfactory to the Agent) to be then due and payable to such Specified Secured Creditor on account of Specified Secured Obligations, but only up to the amount of the Specified Secured Obligations Reserve then in effect with respect to such Specified Secured Obligations, and

Last, the balance, if any, after all of the Obligations have been paid in full in cash, to the Borrower or as otherwise required by law.

Subject to Section 6.02, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to Section 6.04(a) or clause Sixth above, shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Amounts shall be applied to payment of each category of Obligations only after full payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from a Loan Party shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Loan Parties to preserve the allocations in any applicable category. The Agent shall have no obligation to calculate the amount of any Bank Product Obligation or Specified Secured Obligation and may request a reasonably detailed calculation thereof from a Bank Product Provider or a Specified Secured Creditor, as the case may be. If the provider fails to deliver the calculation within five days following request, the Agent may assume the amount is zero. Each holder of Obligations under a Bank Product Agreement or a Specified Secured Creditor Agreement not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement of the affected Secured Parties, without the consent of any Loan Party. This Section is not for the benefit of or enforceable by any Loan Party, and each Loan Party irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.

ARTICLE VII

GUARANTY

SECTION 7.01. Guaranty; Limitation of Liability.

(a) Borrower and each Subsidiary Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party and each other Subsidiary of the Company now or hereafter existing under or in respect of the Loan Documents or any Bank Product Agreement or any agreement evidencing a Specified Secured Obligation (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, exclusive of Excluded Swap Obligations (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any other Lender in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party or Subsidiary of the Company, as applicable, to the Agent or any Lender under or in respect of the Loan Documents or any Bank Product Agreement or any agreement evidencing a Specified Secured Obligation but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party or Subsidiary, as the case may be.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of such Guarantor hereunder. To effectuate the foregoing intention, the Agent, the Lenders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Subsidiary Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty or any guaranty supplement of the Guaranteed Obligations, such Subsidiary Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Subsidiary Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.

SECTION 7.02. Guaranty Absolute. Each Guarantor guarantees that the applicable Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of each Guarantor under or in respect of this Guaranty are independent of the applicable Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against Borrower or any other Loan Party or whether Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the applicable Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the applicable Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the applicable Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the applicable Guaranteed Obligations or any manner of sale or other Disposition of any Collateral or any other collateral for all or any of the applicable Guaranteed Obligations or any other obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of the Agent or any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Agent or such Lender (each Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the applicable Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the applicable Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the applicable Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all applicable Guaranteed Obligations whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.

(d) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against Borrower, any other Loan Party or any other guarantor of some or all of the Guaranteed Obligations or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the applicable Guaranteed Obligations and all other amounts payable under this Guaranty by such Guarantor, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any applicable Guaranteed Obligations or other amounts payable under this Guaranty by such Guarantor thereafter arising. If (i) any Guarantor shall make payment to the Agent or any Lender of all or any part of the applicable Guaranteed Obligations, (ii) all of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty by such Guarantor shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv), all Letters of Credit shall have expired or been terminated, the Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the applicable Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 7.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit E hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 7.06. Subordination.

Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the applicable Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.06:

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all applicable Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Agent (with the consent or at the direction of the Required Lenders) so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the applicable Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the applicable Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the applicable Guaranteed Obligations (including any and all Post-Petition Interest).

SECTION 7.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) except as provided in the next succeeding sentence, remain in full force and effect until the latest of (i) the payment in full in cash of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, permitted transferees and permitted assigns. Upon the sale of a Guarantor or any or all of the assets of any Guarantor to the extent permitted in accordance with the terms of the Loan Documents or upon such Guarantor otherwise ceasing to be a Subsidiary of the Company organized under the laws of a state of the United States of America without violation of the terms of this Agreement, such Guarantor (and its Subsidiaries) or such assets shall be automatically released from this Guaranty or any Guaranty Supplement, and all pledges and security interests of the equity of such Guarantor or any Subsidiary of such Guarantor and all other pledges and security interests in the assets of such Guarantor and any of its Subsidiaries shall be released as provided in Section 9.16. Without limiting the generality of clause (c) above, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Revolving Loans owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.08. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 7.08. Qualified ECPs. Each Loan Party that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 7.08 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until full payment of all Guaranteed Obligations. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Action.

(a) Pursuant to Section 8.07, each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents, including the Term Loan Intercreditor Agreement, and authorizes the Agent to enter into this Agreement and the other Loan Documents to which it is a party, including the Term Loan Intercreditor Agreement, to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) Each of the Lenders hereby agrees that the Agent in its various capacities under the Term Loan Intercreditor Agreement may take such actions on its behalf as is contemplated by the terms of the Term Loan Intercreditor Agreement. Each Lender hereunder (i) consents to any subordination of Liens provided for in the Term Loan Intercreditor Agreement, (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the Term Loan Intercreditor Agreement, (iii) authorizes and instructs the Agent to enter into the Term Loan Intercreditor Agreement as Agent and on behalf of such Lender and (iv) agrees that the Agent may take such actions on behalf of such Lender as is contemplated by the terms of the Term Loan Intercreditor Agreement.

(c) The provisions of this Article are solely for the benefit of the Agent, the Issuing Banks, and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 8.02. Agent Individually.

(a) The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of their Subsidiaries or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Borrower Information) concerning the Loan Parties or their

Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

SECTION 8.03. Duties of Agent; Exculpatory Provisions.

(a) The Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (i) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law and (iii) the Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 9.03) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Company or any Lender shall have given notice to the Agent describing such Default and such event or events.

(c) Neither the Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the information presented to the other Lenders by the Company, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Revolving Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing. The Agent may consult with legal counsel (who may be counsel for the Company or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Indemnification.

(a) Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Company) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct as found in a non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not promptly reimbursed for such expenses by the Company. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

(b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Company) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of the L/C Related Documents or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.

(c) The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective ratable shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company.

SECTION 8.06. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents or sub-agents appointed by the Agent. The Agent and any such co-agent or sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such co-agent and sub-agent and the Related Parties of the Agent and each such co-agent and sub-agent (including their respective Affiliates in connection with the syndication of the Revolving Credit Facility) shall be entitled to the benefits of all provisions of this Article VIII and Article IX (as though such co-agents and sub-agents were the “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.07. Resignation of Agent.

(a) The Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Company and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b) Any resignation pursuant to this Section by a Person acting as Agent shall, unless such Person shall notify the Company and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to issue new, or extend existing, Letters of Credit where such issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents arising on or after the effective date of such successor’s appointment, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.08. Non-Reliance on Agent and Other Lenders.

(a) Each Lender confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Revolving Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Revolving Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(A) the financial condition, status and capitalization of the Company and each other Loan Party;

(B) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(C) determining compliance or non-compliance with any condition hereunder to the making of a Revolving Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(D) the adequacy, accuracy and/or completeness of any information delivered by the Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 8.09. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as, Arranger or bookrunner or syndication agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender hereunder.

SECTION 8.10. Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Revolving Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and Issuing Bank, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent hereunder.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition or proposal affecting the Obligations or the rights of any Lender or Issuing Bank to authorize the Agent to vote in respect of the claim of any Lender or Issuing Bank or in any such proceeding.

SECTION 8.11. Intercreditor Arrangements. Each of the Lenders hereby authorizes and directs the Agent to enter into one or more Intercreditor Agreements (other than the Term Loan Intercreditor Agreement) on behalf of such Lender, with the consent of Required Lenders. Each of the Lenders hereby agrees that the Agent in its various capacities thereunder may take such actions on its behalf as is contemplated by the terms of any such Intercreditor Agreements. With respect to any such Intercreditor Agreement executed and delivered by the Agent in accordance with this Agreement, each Lender hereunder (a) consents to any subordination of Liens provided for in such Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of such Intercreditor Agreement, (c) authorizes and instructs the Agent to enter into such Intercreditor Agreement as Agent and on behalf of such Lender and (d) agrees that the Agent may take such actions on behalf of such Lender as is contemplated by the terms of such Intercreditor Agreement.

SECTION 8.12. Reserved.

SECTION 8.13. Bank Product Obligations and Specified Secured Obligations.

(a) Each Bank Product Provider shall be deemed a third party beneficiary of the provisions of the Loan Documents for purposes of any reference in a Loan Document to the parties for whom the Agent is acting. The Agent hereby agrees to act as agent for such Bank Product Providers and, as a result of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed the Agent as its agent and to have accepted the benefits of the Loan Documents; provided, that, the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and guarantees granted to the Agent and the right to share in proceeds of the Collateral as more fully set forth in the Loan Documents. In addition, each Bank Product Provider, as a result of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that the Agent shall have the right, but shall have no obligation, to establish, maintain, reduce, or release Reserves in respect of the Bank Product Obligations and that if Reserves are established there is no obligation on the part of the Agent to determine or insure whether the amount of any such Reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, the Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to the Agent as to the amounts that are due and owing to it and such written certification is received by the Agent a reasonable period of time prior to the making of such distribution. The Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, the Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to the Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Any Loan Party or any of its Subsidiaries may obtain Bank Products from any Bank Product Provider, although no Loan Party or any of its Subsidiaries is required to do so. Each Loan Party acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Bank Product Provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the Bank Product Provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such Bank Product Provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

(b) Each Specified Secured Creditor shall be deemed a third party beneficiary of the provisions of the Loan Documents for purposes of any reference in a Loan Document to the parties for whom the Agent is acting. The Agent hereby agrees to act as agent for such Specified Secured Creditors and, as a result of entering into a Specified Secured Creditor Agreement, the applicable Specified Secured Creditor shall be automatically deemed to have appointed the Agent as its agent and to have accepted the benefits of the Loan Documents; provided, that, the rights and benefits of each Specified Secured Creditor under the Loan Documents consist exclusively of such Specified Secured Creditor’s being a beneficiary of the Liens and guarantees granted to the Agent and the right to share in proceeds of the Collateral as more fully set forth in the Loan Documents. In addition, each Specified Secured Creditor, as a result of entering into a Specified Secured Creditor Agreement, shall be automatically deemed to have agreed that the Agent shall have the right, but shall have no obligation (except as set forth in the Specified Secured Creditor Agreement), to establish, maintain, reduce, or release Reserves in respect of the Specified Secured Obligations and that if Reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such Reserve is appropriate or not. In connection with any distribution of payments or proceeds of Collateral, the Agent shall be entitled to assume no amounts are due or owing to any Specified Secured Creditor unless such Specified Secured Creditor has provided a written certification (setting forth a reasonably detailed calculation) to the Agent as to the amounts that are due and owing to it and such written certification is received by the Agent a reasonable period of time prior to the making of such distribution. The Agent shall have no obligation to calculate the amount due and payable with respect to any Specified Secured Obligations, but may rely upon the written certification of the amount due and payable from the relevant Specified Secured Creditor. In the absence of an updated certification, the Agent shall be entitled to assume that the amount due and payable to the applicable Specified Secured Creditor is the amount last certified to the Agent by such Specified Secured Creditor as being due and payable (less any distributions made to such Specified Secured Creditor on account thereof). Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Specified Secured Creditor shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such Specified Secured Creditor be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

(c) Each Bank Product Provider and Specified Secured Creditor, by delivery of a notice to Agent of a Bank Product or the Specified Secured Obligations Agreement, agrees to be bound by the Loan Documents, including Sections 6.04, 8.13 and 9.02(d). Each Bank Product Provider and Specified Secured Creditor, shall severally, shall indemnify and hold harmless Agent or any of its Related Parties, to the extent not reimbursed by Loan Parties, against all claims that may be incurred by or asserted against Agent or any of its Related Parties in connection with such provider’s Bank Product Obligations or Specified Secured Obligations.

(d) No Bank Product Provider or Specified Secured Creditor, as the case may be, that obtains the benefits of Section 6.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations or Specified Secured Obligations.

SECTION 8.14. Parallel Debt and Dutch Security Rights. For the purpose of ensuring and preserving the validity and continuity of the security rights to be granted pursuant to Security Documents that are governed by the laws of The Netherlands (including, but not limited to, a Dutch notarial deed of pledge relating to shares in the share capital of Eastman Kodak Holdings B.V.), the parties hereto agree as follows:

(a) The Borrower hereby irrevocably and unconditionally undertakes to pay to Agent, as creditor in its own right and acting on its own behalf, and not as agent or representative of any other person, amounts equal to and in the currency of the amounts payable by the Borrower to the Lenders in respect of the Obligations of the Borrower (other than under the Parallel Debt (as defined hereafter)) from time to time as and when such amounts fall due for payment (the “Parallel Debt”).

(b) Each of the parties hereto acknowledges that:

(i) the Parallel Debt represents Agent’s own separate and independent claim to receive payment of the Parallel Debt from the Borrower; and

(ii) the Parallel Debt constitutes an undertaking, obligation and liability of the Borrower to Agent which is transferable, separate and independent from, and without prejudice to, the Obligations of the Borrower,

(iii) it being understood that the amounts owed by the Borrower to the Agent under this Agreement shall at any time never exceed the aggregate of the amounts owed by the Borrower to the Lenders under the Obligations of the Borrower at any such time.

(c) The Parallel Debt will become due and payable as and to the extent one or more of the Obligations of the Borrower becomes due and payable, without any further notice being required.

(d) To the extent Agent irrevocably received any amount in payment of the Parallel Debt (the “Received Amount”), the Obligations of the Borrower shall be reduced by an aggregate amount equal to the Received Amount as if the Received Amount was received as a payment of such Obligations.”

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Waivers. No amendment or waiver of any provision of this Agreement or any of the other Loan Documents, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:

(i) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Loans, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder,

(ii) release all or substantially all of the Collateral in any transaction or series of related transactions,

(iii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agent, and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties, taken as a whole, to the Lenders,

(iv) amend this Section 9.01 or the definition of “Required Lenders”, “Supermajority Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder,

(v) change Section 2.05(a) in a manner that would alter the pro rata reduction or termination of Commitments required thereby,

(vi) increase the advance rates set forth in the definition of “Loan Value”;

(vii) amend, modify or change the provisions of Section 6.04 without the written consent of each Lender; or

(viii) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Debt or Lien, as the case may be,

(b) no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following:

(i) increase the Commitment of such Lender,

(ii) reduce or forgive the principal of, or interest on, the Revolving Loans or any fees or other amounts payable hereunder,

(iii) postpone any date fixed for any payment of principal of, or interest on, the Revolving Loans or any fees or other amounts payable hereunder, or

(iv) change the order of application of any reduction in the Commitments or any prepayment of Revolving Loans among the Facilities from the application thereof set forth in Section 6.04 or

(c) no amendment, waiver or consent shall, unless in writing and signed by the Supermajority Lenders, add new asset categories to the Borrowing Base or otherwise cause the Borrowing Base or availability under the Revolving Credit Facility provided for herein to be increased (other than changes in Reserves implemented by the Agent in its Permitted Discretion, and the changes to the advance rates set forth in the definition of Loan Value); provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement, provided, however, notwithstanding clauses (ii) and (iii) of clause (a) above, no consent or waiver or other approval of any Lender shall be required for any release of a Guaranty or Guaranty Supplement as provided in Section 7.07 or any release of Collateral as provided in Section 9.16 or in any Collateral Document.

SECTION 9.02. Notices, Etc.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrower, the Agent, or any Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Electronic Communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE LOAN PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE LOAN PARTY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE LOAN PARTY MATERIALS OR THE PLATFORM. In no event shall the Agent, any Arranger or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s or the Arrangers’ transmission of Loan Party Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Change of Address, Etc. Each of the Borrower, the Agent and each Issuing Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Loan Party Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or their securities for purposes of United States Federal or state securities laws.

(f) Reliance by Agent, Issuing Banks and Lenders. The Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, each Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 6.01 for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) each Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.15), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Bankruptcy Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Article VI and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 9.04. Costs and Expenses.

(a) The Company agrees to pay on demand all reasonable out of pocket costs and expenses of the Agent, and each Issuing Bank in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses, (B) the reasonable fees and expenses of counsel for the Agent, and each Issuing Bank with respect thereto, (C) fees and expenses incurred in connection with the creation, perfection or protection of the liens under the Loan Documents (including all reasonable search, filing and recording fees) and (D) costs associated with insurance reviews, Collateral audits, field exams, collateral valuations and collateral reviews to the extent provided herein, provided, however, the Company shall not be required to pay fees or expenses of more than one counsel in any jurisdiction where the Collateral is located, with respect to advising such Agent, and each Issuing Bank as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto. The Company further agrees to pay on demand all costs and expenses of the Agent, each Issuing Bank and each Lender, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, including, without limitation, reasonable fees and expenses of counsel for the Agent, each Issuing Bank and each Lender in connection with the enforcement of rights under this Agreement and the other Loan Documents.

(b) The Company agrees to indemnify and hold harmless the Agent, each Arranger, each Issuing Bank and each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Revolving Loans or Letters of Credit (which, for the avoidance of doubt, does not include any Taxes or Other Taxes which shall be governed by Section 2.14) or (ii) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating in any way to the Company or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence or willful misconduct as found in a non-appealable judgment by a court of competent jurisdiction. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Company and each Indemnified Party agrees not to assert any claim for special, indirect, consequential or punitive damages against the Company, the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Revolving Loans.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Revolving Loan is made by Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Revolving Loan, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Revolving Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 9.08 as a result of a demand by the Company pursuant to Section 9.08(a), Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Revolving Loan.

(d) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

(e) No Indemnified Party referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(f) All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(g) The agreements in this Section shall survive the resignation of the Agent, and any Issuing Bank, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 9.05. Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to the Agent, any Issuing Bank or any Lender, or the Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 9.06. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Revolving Loans due and payable pursuant to the provisions of Section 6.01, the Agent, each Issuing Bank, and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent, such Issuing Bank, or such Lender or such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement and any Note held by the Agent, such Issuing Bank, or such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured, provided, however, that no such right shall exist against any deposit designated as being for the benefit of any governmental authority, provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, the Agent, each Issuing Bank, and each such Affiliate under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Agent, the Issuing Banks, the Lenders or such Affiliates may have.

SECTION 9.07. Binding Effect. This Agreement shall become effective in accordance with Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, and each Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.

SECTION 9.08. Assignments and Participations.

(a) Each Lender may, with the consent of the Agent (not to be unreasonably withheld or delayed) in the case of an assignment to a Person who is not an Affiliate of such Lender and, if demanded by the Company so long as no Event of Default shall have occurred and be continuing and only with respect to any Affected Lender, upon at least five Business Days’ notice to such Lender and the Agent, shall, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Revolving Loans owing to it, its participations in Letters of Credit, if any, and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement with respect to one or more Facilities, (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of (x) the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) the Unissued Letter of Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, in each case, unless the Company and the Agent otherwise agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Company pursuant to this Section 9.08(a) shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Company pursuant to this Section 9.08(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Revolving Loans owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance (and the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire), together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment; provided, however, that (x) only one such fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds with respect to a Lender and (y) in the case of each assignment made as a result of a demand by the Company, such recordation fee shall be payable by the Company except that no such recordation fee shall be payable in the case of an assignment made at the request of the Company to an Eligible Assignee that is an existing Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than its obligations under Section 9.06 to the extent any claim thereunder relates to an event arising prior to such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01(h) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company

(d) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans and participations in Letters of Credit in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Revolving Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Each Lender may sell participations to one or more banks or other entities (other than the Company or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Loans owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, provided, however, that any agreement between a Lender and such participant may provide that the Lender will not, without the consent of participant, agree to any such amendment, waiver or consent which would reduce the principal of, or interest on, the Revolving Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Revolving Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.08, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of Borrower Information relating to the Borrower received by it from such Lender.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(i) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each participant and the principal amounts and stated interest of each participant’s interest in the Loans, Commitments or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that the Loans are in registered form under Treas. Reg. § 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as owner of such participation for all purposes of this Agreement.

(j) The Agent may conclusively rely on the list of Disqualified Institutions provided by the Borrower (or any supplement thereto) for all purposes of this Agreement and the other Loan Documents, including in approving or declining to approve a Person as an Eligible Assignee, executing and delivering any Assignment and Acceptance, making any recording in the Register in respect of such Assignment and Acceptance or otherwise, and shall have no liability of any kind to any Loan Party or any Affiliate thereof, any Lender or any other Person if such list of Disqualified Institutions (or any supplement thereto) is incorrect or if any Person is incorrectly identified in such list of Disqualified Institutions (or any supplement thereto) as a Person to whom no assignment is to be made.

SECTION 9.09. Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of any Loan Party furnished to the Agent or the Lenders by any Loan Party, including, without limitation (1) earnings and other financial information and forecasts, budgets, projections, plans, (including, without limitation, any confirmations of publicly disclosed advice regarding any material matter); (2) mergers, acquisitions, tender offers, joint ventures or changes in assets; (3) new products or discoveries or developments regarding any Loan Party’s customers or suppliers; (4) changes in control or in management; (5) changes in auditors or auditor notifications to the Loan Party; (6) securities redemptions, splits, repurchase plans, changes in dividends, changes in rights of holders or sales of additional securities; and (7) negative news relating to such matters as physical damage to properties from significant events, loss of significant contractual relationship, material litigation, defaults under contracts or securities, bankruptcy or receivership (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent, and each of the Lenders may disclose Borrower Information (i) to its Affiliates and to its and its Affiliates’ managers, administrators, partners, employees, trustees, officers, directors, agents, advisors and other representatives solely for purposes of this Agreement, any Notes and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of Borrower Information and instructed to keep such Borrower Information confidential on terms substantially no less restrictive than those provided herein), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulating authority, such as the

National Association of Insurance Commissioners), provided, to the extent permitted by law and practicable under the circumstances, the Agent or such Lender shall provide the Company with prompt notice of such requested disclosure so that the Company may seek a protective order prior to the time when the Agent or such Lender is required to make such disclosure, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided, to the extent permitted by law and practicable under the circumstances, the Agent or such Lender shall provide the Company with prompt notice of such requested disclosure so that the Company may seek a protective order prior to the time when the Agent or such Lender is required to make such disclosure, (iv) subject to this Section 9.09, to any other Lender to this Agreement which has requested such information, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions no less restrictive than those of this Section 9.09, to any assignee or participant or prospective assignee or participant or any pledge referred to in Section 9.08(h), (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.09 by the Agent or such Lender, or (B) is or becomes legally available to the Agent or such Lender on a nonconfidential basis from a source other than a Loan Party, provided that the source of such information was not known by the Agent or such Lender to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligations of confidentiality to a Loan Party or any other party with respect to such information, (viii) with the consent of the Company, (ix) to any party hereto and (x) subject to the Agent’s or the applicable Lender’s receipt of an agreement containing provisions no less restrictive than those of this Section, to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its Obligations, this Agreement or payments hereunder. Any Person required to maintain the confidentiality of Borrower Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Borrower Information as such Person would accord to its own confidential information

SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or in .pdf (or similar electronic format) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent, and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent, or any Lender may have had notice or knowledge of any Default at the time of any Revolving Loan, and shall continue in full force and effect as long as any Revolving Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 9.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Bankruptcy Laws, as determined in good faith by the Agent or the Issuing Banks, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited

SECTION 9.13. Jurisdiction.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTIES OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE

TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.14. No Liability of the Issuing Banks. Each Lender and each Loan Party agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document, other than any sight draft, certificates and documents expressly required by the Letter of Credit, or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Each Loan Party assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Company that the Company proves were caused by such Issuing Bank’s willful misconduct or gross negligence as found in a final non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents as found in a final non-appealable judgment by a court of competent jurisdiction.

SECTION 9.15. PATRIOT Act Notice. Each Lender, and the Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act. Each Loan Party shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

SECTION 9.16. Release of Collateral; Termination of Loan Documents.

(a) (i) Upon the sale, lease, transfer or other Disposition of any item of Collateral of any Loan Party in accordance with the terms of the Loan Documents, including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral, (ii) upon a Subsidiary being designated an Immaterial Subsidiary or an Excluded Subsidiary,

in accordance with the Loan Documents, (iii) at any time a Loan Party’s guarantee of the obligations under the Loan Documents ceases as provided in Section 7.07, the security interests granted by the Loan Documents with respect to such items of Collateral and/or Loan Party shall immediately terminate and automatically be released (so long as in the case of Dispositions by any Loan Party pursuant to the terms of the Loan Documents (other than Dispositions of Collateral not comprising TMM Assets) and in respect of clauses (ii) and (iii) above, Agent has received a written certification by Borrower that such Disposition or other transaction, as applicable is permitted under the terms of the Loan Documents (and Agent shall be entitled to rely conclusively upon such certification without further inquiry)), and the Agent will, at the Company’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents.

(b) Upon the latest of (i) the payment in full in cash of all Obligations under the Loan Documents, (ii) the termination in full of the Commitments and (iii) the latest date of expiration or termination of all Letters of Credit (or receipt by the Agent of an irrevocable notice from each Issuing Bank with a Letter of Credit outstanding that it will not seek to enforce any rights that it has or may have in accordance with Section 2.03 against the Agent or the Lenders), (x) except as otherwise specifically stated in this Agreement or the other Loan Documents, this Agreement and the other Loan Documents shall terminate and be of no further force or effect, (y) the Agent shall release or cause the release of all Collateral from the Liens of the Loan Documents and the Guarantors of all Obligations under each Guaranty, and will, at the Company’s expense, execute and deliver such documents as the Company may reasonably request to evidence the release of Collateral from the assignment and security interest granted under the Collateral Documents and the obligations of the Guarantors and (z) each Lender that has requested and received a Note shall return such Note to the Company marked “cancelled” or “paid in full”; provided, however, that the Lenders’ obligations under Section 9.09 shall continue until the earlier of (x) the date that is three years after the termination of this Agreement and (y) the date that is three months after the latest date that is the subject of the Projections delivered in accordance with Section 5.01(h)(viii), and the Lender’s obligations under this Section 9.16 shall survive until satisfied.

SECTION 9.17. Judgment Currency.

(a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at the exchange rate on the Business Day preceding that on which final judgment is given.

(b) The obligation of each Loan Party in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to such Loan Party such excess.

SECTION 9.18. No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent, the Arrangers and the Lender each are and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Agent, the Arrangers nor the Lenders have any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Agent, the Arrangers nor the Lenders have any obligation to disclose any of such interests to the Loan Parties or their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.19. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assumption Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act or similar foreign laws.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EASTMAN KODAK COMPANY

By:	/s/ William G. Love
Name:	William G. Love
Title:	Treasurer

FAR EAST DEVELOPMENT LTD.
FPC INC.
KODAK (NEAR EAST), INC.
KODAK AMERICAS, LTD.
KODAK IMAGING NETWORK, INC.
KODAK PORTUGUESA LIMITED
KODAK REALTY, INC.
LASER-PACIFIC MEDIA CORPORATION
PAKON, INC.
QUALEX INC.

By:	/s/ William G. Love
Name:	William G. Love
Title:	Treasurer

KODAK PHILIPPINES, LTD.
NPEC INC.

By:	/s/ William G. Love
Name:	William G. Love
Title:	Assistant Treasurer

CREO MANUFACTURING AMERICA LLC
KODAK AVIATION LEASING LLC

By:	/s/ William G. Love
Name:	William G. Love
Title:	Manager

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Agent, Issuing Bank and Lender

By	/s/ Steven Blumberg
Name:	Steven Blumberg
Title:	Senior Vice President

Signature Page to Credit Agreement

BARCLAYS BANK PLC, as Lender

By	/s/ Craig Malloy
Name:	Craig Malloy
Title:	Director

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Peter B. Thauer
Name:	Peter B. Thauer
Title:	Managing Director

Signature Page to Credit Agreement

SIEMENS FINANCIAL SERVICES, INC., as Lender

By	/s/ Jeffrey B. Iervese
Name:	Jeffrey B. Iervese
Title:	Vice President

By	/s/ Andrew Beneduce
Name:	Andrew Beneduce
Title:	Collateral Specialist

Signature Page to Credit Agreement

CIT FINANCE LLC, as Lender

By	/s/ Charles F. Soutar
Name:	Charles F. Soutar
Title:	Managing Director

Signature Page to Credit Agreement

WEBSTER BUSINESS CREDIT CORPORATION, as Lender

By	/s/ Gordon Massave
	Name:	Gordon Massave
	Title:	Vice President

Signature Page to Credit Agreement

SCHEDULE I

COMMITMENTS

COMMITMENTS

Lender	Revolving Credit Commitment	Letter of Credit Commitment
Bank of America, N.A.	$55,000,000.00	$150,000,000.00
Barclays Bank PLC	$35,000,000.00	$0.00
JPMorgan Chase Bank, N.A.	$35,000,000.00	$0.00
Siemens Financial Services, Inc.	$35,000,000.00	$0.00
CIT Finance LLC	$25,000,000.00	$0.00
Webster Business Credit Corporation	$15,000,000.00	$0.00

Total:	$200,000,000.00	$150,000,000.00

SCHEDULE II

SUBSIDIARY GUARANTORS AND RESTRICTED SUBSIDIARIES

PART A

EASTMAN KODAK COMPANY SUBSIDIARY GUARANTORS

Subsidiary	Jurisdiction of Formation	Class of Equity	Number of Shares Authorized	Number of Shares Outstanding	Percentage of Shares Owned by Parent Entity	Parent Entity	Number of Shares Covered by all Outstanding Derivatives
Creo Manufacturing America LLC	Wyoming	LLC membership interests	N/A	N/A	100%	Eastman Kodak Company	—
Far East Development Ltd.	Delaware	Common stock	1,000	10	100%	Eastman Kodak Company	—
FPC Inc.	California	Common stock	7,500	80	100%	Laser-Pacific Media Corporation	—
Kodak (Near East), Inc.	New York	Capital stock	12,000	5,000	100%	Eastman Kodak Company	—
Kodak Americas, Ltd.	New York	Common stock	34,500	34,500	100%	Eastman Kodak Company	—
Kodak Aviation Leasing LLC	Delaware	LLC membership interests	N/A	N/A	100%	Eastman Kodak Company	—
Kodak Imaging Network, Inc.	Delaware	Common stock	100	100	100%	Eastman Kodak Company	—
Kodak Philippines, Ltd.	New York	Capital stock	18,000	6,000	100%	Eastman Kodak Company	—
Kodak Portuguesa Limited	New York	Capital stock	1,000	1,000	100%	Eastman Kodak Company	—

2

Kodak Realty, Inc.	New York	Capital stock	10,000	100	100%	Eastman Kodak Company	—
Laser-Pacific Media Corporation	Delaware	Common stock	1,200	1,110	100%	Eastman Kodak Company	—
NPEC Inc.	California	Common stock	10,000	100	100%	Eastman Kodak Company	—
Pakon, Inc.	Indiana	Capital stock	1,000	300	100%	Eastman Kodak Company	—
Qualex Inc.	Delaware	Common stock	1,000	1,000	100%	Eastman Kodak Company	—

3

SCHEDULE II

PART B

SUBSIDIARIES OF EASTMAN KODAK COMPANY

Subsidiary	Jurisdiction of Formation	Class of Equity	Number of Shares Authorized	Number of Shares Outstanding	Percentage of Shares Owned by Parent Entity	Parent Entity	Number of Shares Covered by all Outstanding Derivatives
1680382 Ontario Limited	Canada	Common equity	100	100	100%	Kodak Canada Inc. in its capacity as Administrator of the Kodak Canada Income Plan	—
Cinelabs (Beijing) Limited [1]	China		N/A	N/A	40%	Beijing Film & Video Laboratory	—
					60%	Kodak (China) Limited
Creo Asia Pacific Limited	Hong Kong		N/A	N/A	99.998%	Eastman Kodak Holdings B.V.	—
					.002%	Kodak Graphic Communications Canada Company
Creo Manufacturing America LLC	Wyoming	LLC membership interests	to be certificated at emergence		100%	Eastman Kodak Company	—
Eastman Kodak Holdings B.V.	The Netherlands		N/A	N/A	100%	Eastman Kodak Company	—

4

Eastman Kodak International Capital Company, Inc.	Delaware	Common stock	10,000	8,200	100%	Eastman Kodak Company	—
Eastman Kodak Sarl	Switzerland		1,900,000	1,900,000	100%	Eastman Kodak Holdings B.V.	—
Far East Development Ltd.	Delaware	Common stock	1,000	10	100%	Eastman Kodak Company	—
FPC Inc.	California	Common stock	7,500	80	100%	Laser-Pacific Media Corporation	—
Horsell Graphic Industries Ltd.	United Kingdom		31,648,053	2	100%	Kodak Limited	—
K.K. Kodak Information Systems [1]	Japan	Common stock	3,800	950	100%	Kodak Japan Ltd.	—
Kodak (Australasia) Pty. Ltd.	Australia	Ordinary shares	66,901,626	66,901,626	97.1576%	Eastman Kodak Company	—
					2.8424%	Kodak Graphic Communications Canada Company
Kodak (China) Company Limited	China		N/A	N/A	100%	Kodak (China) Investment Company Limited	—
Kodak (China) Graphic Communications Company Ltd.	China		N/A	N/A	75%	Kodak (China) Company Ltd.	—
					25%	Kodak (China) Investment Company Ltd.
Kodak (China) Investment Company Limited	China		N/A	N/A	100%	Kodak (China) Limited	—

5

Kodak (China) Limited	China		N/A	N/A	100%	Eastman Kodak Holdings B.V.	—
Kodak (Eastern Europe) Limited	United Kingdom		1,000	2	100%	Kodak Limited	—
Kodak (Egypt) S.A.E. [1]	Egypt	Common stock		49,050	99.09091%	Eastman Kodak Company	—
				200	.40404%	Eastman Kodak International Capital Company, Inc.
				250	.50505%	Far East Development, Ltd.
Kodak (Guangzhou) Technology Service Company Limited [1]	China		N/A	N/A	90%	Kodak (China) Limited	—
					10%	Canton Hotel
Kodak (Hong Kong) Limited	Hong Kong		N/A	N/A	100%	Eastman Kodak Holdings B.V.	—
Kodak (Malaysia) Sdn. Bhd.	Malaysia	Ordinary shares	10,000,000	8,509,343	99.98%	Eastman Kodak Company	—
					.01%	Eastman Kodak International Capital Company, Inc.
					.01%	Then Tze Keen, Director
Kodak (Near East), Inc.	New York	Capital stock	12,000	5,000	100%	Eastman Kodak Company	—
Kodak (Shanghai) International Trading Co. Ltd.	China		N/A	N/A	100%	Kodak (China) Limited	—

6

Kodak (Singapore) Pte. Limited	Singapore	Ordinary shares	N/A	90,000	100%	Eastman Kodak Company	—
Kodak (Taiwan) Limited	Taiwan		N/A	N/A	100%	Eastman Kodak Holdings B.V.	—
Kodak (Thailand) Limited	Thailand	Common shares		78,000	99.974359%	Eastman Kodak International Capital Company, Inc.
					.025641%	10 shares held by Chuanchart Prukpaisal and 10 shares held by Pat Sheller
Kodak (Wuxi) Company Limited	China		N/A	N/A	100%	Kodak (China) Investment Company Limited	—
Kodak (Xiamen) Company Limited [1]	China		N/A	N/A	95%	Kodak (China) Investment Company Limited	—
					5%	Xiamen State-Owned Assets Investment Com
Kodak (Xiamen) Digital Imaging Products Company Limited	China		N/A	N/A	75%	Kodak (China) Company Limited	—
					25%	Kodak (China) Investment Company Limited
Kodak	France		N/A	N/A	100%	Eastman Kodak Company	—

7

Kodak A/S	Denmark		1,000,000	1,000,000	100%	Eastman Kodak International Capital Company, Inc.	—
Kodak Americas, Ltd.	New York	Common stock	34,500	34,500	100%	Eastman Kodak Company	—
Kodak Argentina S.A.I.C.	Argentina	Capital stock	989,437	527,668	53.34%	Eastman Kodak Company	—
				461,769	46.66%	Eastman Kodak Holdings, B.V.
Kodak Asia Pacific Solutions Pte. Ltd.	Singapore	Ordinary shares	N/A	100,000	100%	Eastman Kodak Holdings B.V.	—
Kodak Aviation Leasing LLC	Delaware	LLC membership interests	to be certificated at emergence		100%	Eastman Kodak Company	—
Kodak Brasileira Comercio de Produtos Para Imagem e Serviços Ltda.	Brazil	N/A		136,566,397 quotas	99.9999987%	Eastman Kodak Holdings, B.V.	—
				189 quotas	.000001383%	Kodak Americas, Ltd.
Kodak Canada Inc.	Canada	Common shares	unlimited number of Common Shares and one (1) Preference share	334,000	99.999997%	Kodak Graphic Communications Canada Company	—
		Preference share		1	.000003%	Eastman Kodak Company
Kodak Chilena S.A.F. [1]	Chile	Capital stock	N/A	129,246,565	99.9962%	Eastman Kodak Company	—
					.0038%	Eastman Kodak International Capital Company, Inc.

8

Kodak da Amazônia Indústria e Comécio Ltda.	Brazil	N/A		149,798,463 quotas	99.9999987%	Kodak Brasileira Comercio de Produtos para Imagem e Serviços Ltda.	—
				2 quotas	0.0000013%	Kodak Americas, Ltd.
Kodak de Colombia, SAS	Colombia	Capital stock	5,000	704	100%	Kodak Mexicana S.A. de C.V.	—
Kodak de Mexico S.A. de C.V.	Mexico	Capital stock	179,341,945	179,341,945	99.99%	Eastman Kodak International Capital Company, Inc.	—
					.01%	Kodak Americas, Ltd.
Kodak Electronic Products (Shanghai) Company Limited	China		N/A	N/A	100%	Kodak (China) Investment Co., Inc.	—
Kodak GmbH	Austria		N/A	N/A	100%	Eastman Kodak Company	—
Kodak GmbH	Germany		N/A	N/A	100%	Kodak Graphic Communications GmbH	—
Kodak Graphic Communications EAD[1]	Bulgaria		N/A	N/A	100%	Kodak Graphic Communications GmbH	—

9

Kodak Graphic Communications Asia Pacific Pte. Ltd.	Singapore	Ordinary shares	N/A	2	100%	Kodak Polychrome Graphics Company Ltd.	—
Kodak Graphic Communications Canada Company	Canada	Common shares	7,655,813	7,655,813	100%	Eastman Kodak Company	—
Kodak Graphic Communications GmbH	Germany		N/A	N/A	100%	Kodak Holding GmbH	—
Kodak Graphic Communications Limited [1]	United Kingdom		52,000,002	52,000,002	100%	Kodak Limited	—
Kodak Holding GmbH	Germany		N/A	N/A	100%	Eastman Kodak Company	—
Kodak IL Ltd. Pre-settlement with Israel Tax Authorities	Israel	Common shares	38,000	20,000	100%	Eastman Kodak Holdings B.V.	—

Post Israel Tax Authorities Settlement, as of June 30, 2013 (still in process)			312,774	294,774	7%	Eastman Kodak Holdings B.V.	—
					93%	Kodak Polychrome Graphics Finance (Barbados) SRL	—
Kodak Imaging Network B.V. 1	Netherlands		N/A	N/A	100%	Kodak Imaging Network, Inc.	—
Kodak Imaging Network, Inc.	Delaware	Common stock	100	100	100%	Eastman Kodak Company	—

10

Kodak Imaging Services (Shenzhen) Ltd. 1	China		N/A	N/A	100%	Kodak (China) Limited	—
Kodak India Private Limited	India	Equity and Preference	327,500,000	9,734,506	99.99999979%	Kodak Limited
				2	.00000021%	Kodak International Finance Limited
Kodak International Finance Limited	England		N/A	28,061,408	100%	Kodak Limited	—
Kodak Japan Ltd.	Japan	Common stock	400,000	396,071	77.097%	Kodak Polychrome Graphics Company Ltd.	—
					12.674%	Eastman Kodak Holdings B.V.
					10.229%	Kodak Graphic Communications Canada Company
Kodak Kft. [1]	Hungary		N/A	N/A	100%	Eastman Kodak Company	—
Kodak Korea Ltd.	South Korea	Common stock	3,000,000	964,000	100%	Eastman Kodak Company	—
Kodak Limited	United Kingdom	A Ordinary Shares	N/A	130,000,000	.9999923%	Eastman Kodak Company	—
		Eff. 9/1/13 B Ordinary (non-voting) shares	N/A	1,000	.0000077%	Kodak Pension Plan

11

Kodak Mexicana S.A. de C.V.	Mexico	Capital stock	262,870,350	262,875,350	99.99%	Eastman Kodak International Capital Company, Inc.	—
					.01%	Kodak Americas, Ltd.
Kodak Nederland B.V.	Netherlands			80,000	100%	Eastman Kodak Holdings B.V.	—
Kodak New Zealand Limited	New Zealand	Ordinary shares	1,000,000	1,000,000	100%	Eastman Kodak Company	—
Kodak Nordic AB	Sweden		270,000	270,000	100%	Eastman Kodak Company	—
Kodak Norge A/S [1]	Norway		1,000,000	1,000,000	100%	Eastman Kodak International Capital Company, Inc.	—
Kodak OOO	Russia		N/A	N/A	100%	Eastman Kodak Company	—
Kodak Oy	Finland		534,000	534,000	100%	Eastman Kodak Company	—
Kodak Philippines, Ltd.	New York	Capital stock	18,000	6,000	100%	Eastman Kodak Company	—
Kodak Polska Sp.zo.o	Poland		Share capital PLN 24,022,650	25,287 (shares are uncertificated)	100%	Eastman Kodak Company	—
Kodak Polychrome Graphics (Hong Kong) Ltd.	Hong Kong		N/A	N/A	100%	Kodak Polychrome Graphics Company Ltd.	—
Kodak Polychrome Graphics China Co. Ltd.	China		N/A	N/A	100%	Kodak Polychrome Graphics Company Ltd.	—

12

Kodak Polychrome Graphics Company Ltd.	Barbados	Common shares	4	4	100%	Eastman Kodak Company	—
Kodak Polychrome Graphics Cono Sur SA [1]	Uruguay	Capital stock	375,000	375,000	100%	Kodak Polychrome Graphics Company Ltd.	—
Kodak Polychrome Graphics Export SAFI [1]	Uruguay	Capital stock	5,000	5,000	100%	Kodak Polychrome Graphics Company Ltd.	—
Kodak Polychrome Graphics Finance UK Ltd. [1]	United Kingdom		50,000,000 [These shares are stated to be in USD]	44,999,998	100%	Kodak Limited	—
Kodak Polychrome Graphics Madeira Servicos Ltd.	Barbados	N/A	2 quotas	1 quota	50%	Kodak Polychrome Graphics Company Ltd.	—
				1 quota	50%	Merrydown Limited
Kodak Polychrome Graphics Netherlands Antilles NV	Curacao	Ordinary / common shares	6,000		100%	Kodak Polychrome Graphics Company Ltd.	—
Kodak Portuguesa Limited	New York	Capital stock	1,000	1,000	100%	Eastman Kodak Company	—
Kodak Realty, Inc.	New York	Capital stock	10,000	100	100%	Eastman Kodak Company	—

13

Kodak SA/NV	Belgium			324,542	35.0217%	Eastman Kodak International Capital Company, Inc.	—
				296,295	31.9735%	Eastman Kodak Holdings B.V.
				287,231	30.9955%	Kodak Nederland BV
				18,613	2.0085%	Kodak Graphic Communications Canada Company
				5.0008%		Eastman Kodak Company
Kodak S.p.A.	Italy	Common stock	N/A	73,000,000	99.998%	Eastman Kodak Company	—
					.002%	Eastman Kodak International Capital Company, Inc.

14

Kodak Societe Anonyme	Switzerland		28,000 shares to a par value of 500 CHF each = 14,000,000 CHF – all shares owned by EKICC		100%	Eastman Kodak International Capital Company, Inc.	—
Kodak Unterstützungsgesellschaft mbH	Germany		N/A	N/A	100%	Kodak Holding GmbH	—
Kodak Venezuela, S.A.	Venezuela	Capital stock	16,830	16,830	100%	Eastman Kodak Company	—
Kodak Versamark Europe SA	Switzerland		Empty shell		100%	Eastman Kodak Holdings B.V.	—
Kodak, S.A.	Spain	Ordinary shares	284,760	284,759	99.99%	Eastman Kodak Company	—
				1.01%		Eastman Kodak International Capital Company, Inc.
KPG Finance (Barbados) SRL	Barbados		Unlimited number of quotas	100,000 quotas	100%	Kodak Polychrome Graphics Company Ltd.	—

15

Laboratoires Kodak S.A.S. [1]	France			454,399	100%	Kodak	—
Laser-Pacific Media Corporation	Delaware	Common stock	1,200	1,110	100%	Eastman Kodak Company	—
NPEC Inc.	California	Common stock	10,000	100	100%	Eastman Kodak Company	—
Pakon, Inc.	Indiana	Capital stock	1,000	300	100%	Eastman Kodak Company	—
Personalised Imaging Finance Limited	United Kingdom		N/A	100	100%	Kodak International Finance Limited	—
Project Ceylon Limited [1]	United Kingdom		13,001,000	13,001,000	100%	Kodak Limited	—
Qualex Inc.	Delaware	Common stock	1,000	1,000	100%	Eastman Kodak Company	—
RPB Marketing Company	Japan	Common stock	100	3	100%	Kodak Japan Ltd.	—
SAS Villot-Marne [1]	France			2,499.9996%		Kodak	—
				1.0004%		Laboratoires Kodak S.A.S.
Shanghai Da Hai Camera Co., Ltd. [1]	China		N/A	N/A	75%	Kodak (China) Investment Company Limited	—
					25%	Kodak (China) Limited

16

Wheeling Insurance Ltd.	Bermuda	Common stock	120,000	120,000	100%	Eastman Kodak Company	—
Yamanashi RPB Supply Company	Japan	Common stock	32,000	31,227	100%	Kodak Japan Ltd.	—

[1]	Entity is in the process of being liquidated

Effective as of 8/21/13

17

SCHEDULE II

PART C

EQUITY INTERESTS IN LOAN PARTY’S SUBSIDIARIES

Kodak (Australasia) Proprietary Limited – 1.12 Australian dollars (rounded) unpaid per share.

18

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE III

ACCOUNTS

PART I

DDA ACCOUNTS

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information
Eastman Kodak Company	*** *** ***	***	***	*** ***

Eastman Kodak Company	*** *** ***	***	***	*** ***

Eastman Kodak Company	*** *** *** ***	***	***	*** ***

Eastman Kodak Company	*** *** ***	*** *	***	*** ***

19

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information
Eastman Kodak Company	*** *** *** ***	***	*** ***	*** ***

Eastman Kodak Company	*** *** *** ***	***	*** ***	*** ***

Eastman Kodak Company	*** *** *** ***	***	*** ***	*** ***

Eastman Kodak Company	*** *** *** ***	***	*** ***	*** ***

Eastman Kodak Company	*** *** ***	***	*** ***	*** ***

Eastman Kodak Company	*** *** ***	***	*** ***	*** ***

20

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information
Eastman Kodak Company	*** *** ***	***	***	*** ***

Eastman Kodak Company	*** *** ***	***	***	*** ***

Eastman Kodak Company	*** *** ***	***	***	*** ***

Eastman Kodak International Capital Company Inc.	*** *** *** ***	***	*** ***	*** ***

FPC Inc.	*** *** *** ***	***	***	*** ***

FPC Inc.	*** *** ***	***	***	*** ***

21

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information
Kodak Imaging Network, Inc.	*** *** *** ***	***	***	*** ***

NPEC Inc.	*** *** *** ***	***	***	*** ***

Qualex Inc.	*** *** ***	*** *	***	*** ***

Qualex Inc.	*** *** ***	*** *	***	*** ***

Qualex Inc.	*** *** ***	*** *	***	*** ***

22

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information
Qualex Inc.	*** *** ***	*** *	***	*** ***

Qualex Inc.	*** *** ***	*** *	***	*** ***

Qualex Inc.	*** *** ***	*** *	***	*** ***

Qualex Inc.	*** *** ***	*** *	***	*** ***

Qualex Inc.	*** *** *** ***	*** *	***	*** ***

23

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information
Qualex Inc	*** *** ***	*** *	***	*** ***

Qualex Inc	*** *** ***	*** *	***	*** ***

Qualex Inc	*** *** ***	*** *	***	*** ***

Qualex Inc	*** *** ***	*** *	***	*** ***

Qualex Inc	*** *** ***	*** *	***	*** ***

24

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information
Qualex Inc	*** *** ***	*** *	***	*** ***

Qualex Inc	*** *** ***	*** *	***	*** ***

Qualex Inc	*** *** ***	*** *	***	*** ***

Qualex Inc	*** *** ***	*** *	***	*** ***

Qualex Inc	*** *** ***	*** *	***	*** ***

25

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information
Qualex Inc	*** *** ***	*** *	***	*** ***

Eastman Kodak Co	*** *** ***	*** *	***	***

Qualex Inc	*** *** ***	*** *	***	*** ***

Qualex Inc	*** *** ***	*** *	***	*** ***

Qualex Inc	*** *** ***	*** *	***	***

Qualex Inc	*** *** ***	*** *	***	***

26

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information
Qualex Inc	*** *** ***	*** *	***	***

Qualex Inc	*** *** ***	*** *	***	***

Qualex Inc	*** *** ***	*** *	***	***

Eastman Kodak Company	*** *** *** ***	***	*** ***	*** ***

Eastman Kodak Company	*** *** ***	*** *	***	*** ***

Eastman Kodak Company	*** *** ***	*** *	***	*** ***

27

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information
Eastman Kodak Company	*** *** ***	*** *	***	*** ***

Eastman Kodak Company	*** *** ***	*** *	***	*** ***

Eastman Kodak Company	*** *** ***	*** *	***	*** ***

Eastman Kodak Company	*** *** ***	*** *	***	*** ***

Eastman Kodak Company	*** *** ***	*** *	***	*** ***

28

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information
Eastman Kodak Company	*** *** ***	*** *	***	*** ***

Eastman Kodak Company	*** *** ***	*** *	***	*** ***

Eastman Kodak Company	*** *** ***	***	***	*** ***

Eastman Kodak Company	*** *** ***	***	***	*** ***

Eastman Kodak Company	*** *** ***	*** ***	***	*** *** ***

Eastman Kodak Company	*** *** ***	*** ***	***	*** *** ***

*	Represents an account that may be closed in connection with or pursuant to the Transactions.

29

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

PART II

LOCKBOXES

Account Holder	Name and Address of Bank	Account Number	Contact	Contact Information
Eastman Kodak Company	*** *** ***	***	***	*** ***

Qualex Inc	*** *** ***	***	***	*** ***

30

SCHEDULE 1.01(A)

ACCEPTABLE FOREIGN CURRENCIES

None.

31

SCHEDULE 1.01(D)

DESIGNATED GUARANTORS

1.	FPC Inc.

32

SCHEDULE 1.01(M)

MORTGAGED PROPERTIES

None.

33

SCHEDULE 1.01(S)

SPECIFIED DEBT

None.

34

SCHEDULE 1.01(U)

UNRESTRICTED SUBSIDIARIES

None.

35

SCHEDULE 4.01(F)

LITIGATION

None.

36

SCHEDULE 4.01(I)

INTELLECTUAL PROPERTY

None.

37

SCHEDULE 4.01(Q)

COLLECTIVE BARGAINING AGREEMENTS

Region	Country	Title of Agreement(s)
EAMER	Austria	Local Works Agreements, Collective Agreement 2012 - Kollektivvertrag für Nicht Filmschaffende

	Belgium	Collective Bargaining Agreements

	Denmark	Collective Agreement: Industriens Funktionaeroverenskomst

	Finland	Collective Agreement: Viestinnän Keskusliiton and Mediaunioni MDU:n

	France	Convention Collective de la Chimie (National Bargaining Agreement) Labor Agreements for Kodak Pathe, Kodak Industrie and Kodak Polychrome Graphics

	Germany	Corporate and Local Works Agreements Collective Bargaining Agreement for CI Manufacturing: Tarifvertrag fuer die Chemische Industrie Niedersachsen

	Italy	Contratto del Commercio e del Terziario agreement covers 2012/2013 : http://contrattocommercio.blogspot.co.uk/p/contratto-commercio-testo-argomenti.html

	Spain	National Collective Agreement; Collective Agreement Basic Salaries; Workers Council Agreement 7.1.2011

	Sweden	Collective Agreement: Almega IT-företagen Collective agreement with Unionen and Akademikerförbunden

	UK	Procedural Agreement

GAR	China

KEPS: Collective Bargaining 2013

KWCL:Women Protection Agreement 2011-2014, Collective Bargaining 2012, Collective Employment Contract 2011-2014

KCCL: Xiamen - No Agreements yet

KCCICL: No Agreement yet

	India	Association of Chemical Workers - No Agreement - Negotiations in process

38

	Japan	KJL and KIS General Agreements

	Singapore	SMMWU (THE SINGAPORE MANUAL & MERCANTILE WORKERS’ UNION) Collective Agreement

LAR	Argentina	CCT Comercio 130-75 version SEC (no-exempt employees); Conv. Colect. Viajantes de Comercio 0308-1975 (employees who travel often)

	Brazil	Contrato Colectivo 20120906 Sao Paulo; Convencao Sao Paulo 2011-2012; Convencao SJ Campos 2011-2012; CCT Metalurgicos Manaus 2012-2013

	Mexico	Contracto Colectivo 2012-2013

39

SCHEDULE 4.01(DD)

LABOR MATTERS

None.

40

SCHEDULE 5.01(K)

TRANSACTIONS WITH AFFILIATES

Intercompany Loans1

Lender Company Description		Debtor Trading Partner Description	Loan Currency	Local Currency Principal Balance	USD Principal Balance	Interest Rate
1.	Eastman Kodak Co. - Parent	Kodak (Egypt) S.A.E.	USD	5,666,138	5,666,138	0.00%
2.	Eastman Kodak Co. - Parent	Kodak Graphic Com. Canada	USD	135,705,510	135,705,510	0.00%
3.	Eastman Kodak Co. - Parent	Kodak International Finance Limited	USD	125,000,000	125,000,000	7.90%
4.	Kodak (Near East) Inc.	Eastman Kodak Co. - Parent	USD	16,720,673	16,720,673	0.05%
5.	Kodak de México, SA de CV	Eastman Kodak Co. - Parent	USD	19,772,256	19,772,256	0.00%
6.	Kodak de México, SA de CV	Eastman Kodak Co. - Parent	USD	19,445,532	19,445,532	8.50%
7.	Kodak China Ltd.	Eastman Kodak Co. - Parent	USD	174,000,000	174,000,000	0.00%
8.	Kodak Japan Limited	Eastman Kodak Co. - Parent	JPY	3,030,036,942	30,949,668	2.00%
9.	Kodak International Finance Limited	Eastman Kodak Co. - Parent	USD	44,000,000	44,000,000	7.90%
10.	Kodak Societa per Azioni	Eastman Kodak Co. - Parent	USD	20,000,000	20,000,000	7.90%

[1]	These intercompany loans are permitted to be rolled over or renewed at principal amounts incorporating accrued but unpaid interests and (x) for each of #1 to # 4 at the existing or a different interest rate or (y) for each of #5 to #10 at the existing or a lower interest rate.

41

SCHEDULE 5.01(M)

FOREIGN SECURITY INTERESTS

Subsidiary	Jurisdiction Of Organization	Percentage Pledged	Parent Entity	Share Certificates	Number of Days after Closing Date to Perfect
Eastman Kodak Holdings B.V.	The Netherlands	65.000000%	Eastman Kodak Company	Not Certificated	75
Kodak Holding GmbH	Germany	65.000000%	Eastman Kodak Company	Not Certificated	60
Kodak Limited	United Kingdom	65.000000%	Eastman Kodak Company	Cert #89 (65,000,000 Shares) and #93 (19,500,000 Shares) currently held by Wilmington Trust, National Association	45
Kodak Polychrome Graphics Company Ltd	Barbados	65.000000%	Eastman Kodak Company	No. 6 – 2.6 Shares held by Wilmington Trust, National Association	60

42

SCHEDULE 5.01(R)

POST-CLOSING OBLIGATIONS

1.	As promptly as possible, but in no event later than 75 days after the Closing Date in the case of Eastman Kodak Holdings B.V., in no event later than 60 days after the Closing Date in the case of Kodak Holding GmbH and Kodak Polychrome Graphics Company Ltd., in no event later than 45 days after the Closing Date in the case of Kodak Limited, or in each case such longer time as may reasonably be agreed by the Agent, the Borrower will cause the perfection of the Agent’s third priority security interest in the stock of the subsidiaries listed in Schedule 5.01(m). Simultaneously with the completion of the Borrower’s obligations pursuant to the preceding sentence with respect to (i) Eastman Kodak Holdings B.V. and Kodak Polychrome Graphics Company Ltd, the Borrower will cause the Agent to receive a written legal opinion (addressed to the Agent and the Lenders and in form and substance reasonably acceptable to the Agent) covering matters relating to the Agent’s security interest in the applicable stock and (ii) Kodak Holding GmbH and Kodak Limited the Borrower will use commercially reasonable efforts to cause the Agent to receive a written legal opinion (addressed to the Agent and the Lenders and in form and substance reasonably acceptable to the Agent) covering matters relating to the Agent’s security interest in the applicable stock.

2.	Within 3 Business Days of the Closing Date, the Borrower will cause the filing or execution of documents required to terminate:

a.	the security interests in favor of the secured parties under Existing Credit Agreements and the Borrower’s prepetition (x) 10.625% senior secured notes due March 15, 2019 and (y) 9.75% senior secured notes due March 1, 2018 (collectively, the “Prepetition Notes”) in the equity interests of the following Foreign Subsidiaries:

i.	Kodak (Australasia) Proprietary Limited,

ii.	Kodak Holding GmbH,

iii.	Kodak Limited,

iv.	Kodak (Singapore) Pte. Limited,

v.	Kodak S.A., and

43

B.	the security interests in favor of the secured parties under the Existing DIP ABL Credit Agreement and the Prepetition Notes in the equity interests of Eastman Kodak Holdings B.V.

44

SCHEDULE 5.02(a)

EXISTING LIENS

PART I

Entity	Description	Amount
Eastman Kodak Company	Cash collateralization with American Express for corporate credit cards	USD	1,750,000
Eastman Kodak Company	Receipts reserve for credit card charges with PNC Merchant Services	USD	600,000
Eastman Kodak Company	Trust to support environmental liabilities to benefit New York State Department of Environmental Conservation	USD	23,201,482
Wheeling Insurance Ltd.	Trust to support claim liabilities related to past participation in Green Island Reinsurance Treaty	USD	107,418
Wheeling Insurance Ltd.	Trust to support claim liabilities related to Old Republic self-funded Workers’ Compensation and Automobile Liability policies	USD	9,500,000
Kodak Brasileira Comercio de Produtos Para Imagem e Servicos Ltda	Pledge of real property and its other assets to support adjudication of tax and labor disputes	USD	131,580,683
Kodak Brasileira Comercio de Produtos Para Imagem e Servicos Ltda	Pledge of cash to support adjudication of tax and labor disputes	BRL	24,661,591
Kodak Limited	Cash collateralization to support guarantee liabilities with Lloyds Bank	GBP	2,851,907
Kodak India Private Limited	Cash collateralization to support guarantee liabilities with Citibank and HDFC	INR	38,173,541
Kodak India Private Limited	Pledge of its assets to support tax adjudication	INR	41,992,200
Kodak IL Ltd. (Israel)	Cash collateralization of bank guarantee by Bank Leumi	USD	2,030,000
Kodak International Finance Ltd.	Cash collateralization of FX dealing line by Bank of New York Mellon	USD	11,543,722

45

PART II

CONTINUING SECURED AGREEMENTS2

BACKED BY CASH COLLATERAL

Country	Kodak Entity	Description	Reference #	Amount
UAE	Kodak (Near East), Inc.	Standby Letters of Credit	US532203-2	$30,500
Australia	Kodak (Australasia) Pty. Ltd.	Standby Letters of Credit	US539392-2	$360,000
Hong Kong	Kodak (Hong Kong) Limited	Omnibus	US166612-1	$13,400
Thailand	Kodak (Thailand) Limited	Omnibus	TH167067	$63,800

[2]	As defined in the Payoff Letter by Citicorp North America, Inc. dated September 3, 2013.

46

SCHEDULE 5.02(D)

EXISTING DEBT

Entity	Type	Existing
Kodak Brasileira Comercio de Produtos Para Imagem e Servicos Ltda	Debt for Borrowed Money Bank Guarantees/LOCs Customer Guarantee/Vendor Program	BRL BRL BRL USD	981,056.61 1,699,275 15,375,895 92,773
Kodak Graphic Communications Canada Company	Capital Leases	CAD	10,040,844
Kodak Mexicana S.A. de C.V.	Surety Bonds	MXN USD	266,914,511 6,300
Kodak Limited	Bank Guarantees/LOCs	EUR GBP SEK	1,648,662 600,000 319,932
	Customer Guarantee/Vendor Program	GBP	11,107,906
Kodak Nordic AB (Sweden)	Surety Bonds	SEK	24,133,833
Kodak Argentina S.A.I.C.	Customer Guarantee/Vendor Program Surety Bonds	ARS ARS	7,540,195 379,600
Kodak S.p.A (Italy)	Bank Guarantees/LOCs	EUR	749,622

47

Entity	Type	Existing
Kodak SA/NV (Belgium)	Customer Guarantee/Vendor Program Bank Guarantees/LOCs	USD EUR	130,180 18,502
Kodak India Private Limited	Bank Guarantees/LOCs Customer Guarantee/Vendor Program	INR INR	42,285,857 10,712,000
Kodak IL Ltd. (Israel)	Bank Guarantees/LOCs	USD ILS	2,057,880 150,000
Kodak, S.A. (Spain)	Bank Guarantees/LOCs Customer Guarantee/Vendor Program	EUR EUR	240,803 708
Qualex Inc.	3rd Party Guarantees	USD	592,969
Eastman Kodak Sarl	Bank Guarantees/LOCs	NOK EUR CHF	1,000,000 210,275 221,250
	Customer Guarantee/Vendor Program	USD	33,462
Kodak (Hong Kong) Limited	Bank Guarantees/LOCs	HKD	103,556
Kodak (China) Company Limited	Customer Guarantee/Vendor Program Bank Guarantees/LOCs	CNY HKD	895,924 5,300,000

48

Entity	Type	Existing
Kodak (Thailand) Limited	Bank Guarantees/LOCs Customer Guarantee/Vendor Program	THB THB	192,927 1,621,886
Kodak Societe Anonyme	Bank Guarantees/LOCs	CHF	115,000
Kodak Korea Limited	Bank Guarantees/LOCs	KRW	7,167,930
Kodak (Singapore) Pte Limited	Bank Guarantees/LOCs	SGD	45,261
Kodak Japan Ltd.	Bank Guarantees/LOCs	JPY	80,401,533
Kodak Turkey	Bank Guarantees/LOCs	TL	78,426

Eastman Kodak Company Debt (USD) (principal amounts where applicable)

Letters of Credit listed on Annex 1 to Schedule 5.02(d) in the aggregate amount set forth below.	$123,246,352
Surety Bonds for U.S. and Canadian Customs	$1,417,000
Customer Guarantees/Vendor Program (Loss Pool)	$1,012,113

49

Annex 1 to Schedule 5.02(d) 3

Issuing Bank	Beneficiary	LC #	Face Amount
Citibank, N.A.	CVS Pharmacy, Inc.	63667037	$10,500,000.00
Citibank, N.A.	INA, Pacific, Atlantic Insurance Company	NY-02805-30035009	$1,066,540.00
Citibank, N.A.	North Carolina Self-Insurance Security Association	63665579	$150,000.00
Citibank, N.A.	NY Workers Compensation (CITI)	NY-02805-30031820	$61,634,205.00
Citibank, N.A.	Ohio Environmental Protection Agency	NY-02805-30035285	$1,600,000.00
Citibank, N.A.	Travelers	61604621	$2,600,000.00
Wells Fargo Bank, N.A.	Maryland Workers’ Compensation Commission	IS0012739	$100,000.00
Wells Fargo Bank, N.A.	NYS Workers’ Compensation	IS0012677	$96,000.00
Wells Fargo Bank, N.A.	Township of Hamilton	IS0012760	$5,500.00
Wells Fargo Bank, N.A.	Employment Development Department	IS0012762	$55,100.00
Wells Fargo Bank, N.A.	New Jersey Dept of Environmental Protection	IS0012645	$500,000.00
Wells Fargo Bank, N.A.	Finance Office, Workers’ Compensation Board	IS0012271	$11,390,063.00

[3]	All of the letters of credit on this Annex 1 are backstopped by letters of credit issued by the Issuing Bank on the date hereof.

50

Wells Fargo Bank, N.A.	Self Insurance Plans State of California	IS0012521	$4,351,072.00
Wells Fargo Bank, N.A.	Westchester Fire Insurance Company	IS0011889	$2,500,000.00
Wells Fargo Bank, N.A.	Old Republic Insurance Company c/o Old Republic Risk Management	IS0011616	$26,587,872.00
Wells Fargo Bank, N.A.	New York State Dept of Environmental Conservation	IS0012035	$10,000.00
Wells Fargo Bank, N.A.	Commonwealth of Virginia	IS0012736	$100,000.00

51

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 5.02(E)

DISPOSITIONS

1.	Proposed sale of real property in Argentina (including any sale and leaseback in connection therewith). If consummated, it is expected to be closed in October 2013.

2.	***

3.	Proposed sale of utility operations at Eastman Business Park. Purchase price proceeds will go to environmental trust. If consummated, this is expected to be signed and closed by the end of August 2013.

4.	***

5.	Proposed sale of Pro-Tek. This is a business that stores movie film in California. If consummated, it is expected to be signed in September 2013 and closed in October 2013.

6.	Proposed donation of 365 sqm. of forest land by Kodak (Near East), Inc.’s Greek branch to the local government in Greece. This is the last asset Kodak (Near East), Inc. owns in Greece.

7.	Proposed sale of parking lot located at Seward Street in Los Angeles, CA. If consummated, it is expected to be closed in October or November 2013.

8.	Proposed sale of Airport Hangar in Rochester, NY. If consummated, it is expected to be closed in September or October of 2013.

9.	***

10.	***

11.	Proposed sale of property located in Mountain City, Tennessee owned by FPC, Inc. (including any sale and leaseback in connection therewith).

12.	Proposed sale of the Hawkeye location.

52

*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.	***

53

SCHEDULE 6.01(F)

JUDGMENTS AND ORDERS

JUDGMENTS

Case No. / Matter	Kodak Party	Other Party	Venue
03-930139/2010 DHL	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda. & Kodak da Amazônia Indústria e Comércio Ltda.	Fazenda Estadual - SP	Brazil
0007292-65.2005.4.03.6103/INCOME TAX 91/92	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Fazenda Estadual - SP	Brazil
3.066.612/VAT STATE OF SP, DHL EXPORTATION	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda. & Kodak da Amazônia Indústria e Comércio Ltda.	Fazenda Estadual - SP	Brazil
967403	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	União Federal	Brazil
973.014	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Fazenda do Estado de São Paulo	Brazil
145.738	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	União Federal	Brazil
1314995	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Fazenda Estadual - SP	Brazil
583.00.2005.061.270	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Canadá Color Vídeo - Foto - Som Ltda	Brazil
1069186-0/4	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Paulo Afonso Cotta	Brazil
2009.135.14335	Kodak da Amazônia Indústria e Comércio Ltda.	Secretaria do Estado da Fazenda do Rio de Janeiro	Brazil
10283-720.630/2008-94	Kodak da Amazônia Indústria e Comércio Ltda.	União Federal	Brazil

54

0263043-53.2011.8.04.0001	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda. & Kodak da Amazônia Indústria e Comércio Ltda.	Flashmed	Brazil
001.05.045558-4	Kodak da Amazônia Indústria e Comércio Ltda.	Syncrofilm	Brazil
9 similar 2003 income/importation tax matters with unfavorable administrative determinations	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	União Federal	Brazil
0005130-69.2010.8.17.0810	Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Meirelles S.A. Comércio e Indústria	Brazil

Additional Matters:

1.	In India there is a tax assessment against Kodak India Limited on appeal for fiscal year 2006-7.

2.	In India there is a tax assessment against Kodak India Limited on appeal for fiscal year 2007-8.

55

SCHEDULE 9.02

AGENT’S OFFICE; CERTAIN ADDRESS FOR NOTICES

BORROWER:

Eastman Kodak Company

343 State Street

Rochester, NY 14650

Attn: General Counsel

Tel: 585-724-4000

Fax: 585-724-9549

Email: Patrick.sheller@kodak.com

Website: www.kodak.com

AGENT:

Agent’s Office

(for payments and Notices of Borrowing and interest election requests):

Bank of America, NA

ABL Servicing – Waukesha

20975 Swenson Drive

Waukesha WI, 53186

Attn:	John Dugger
John.dugger@baml.com

Other Notices as administrative agent and collateral agent:

Bank of America, NA

225 Franklin Street

Boston, MA 02110

Attn:	Matthew T. O’Keefe
Senior Vice President

ISSUING BANK

Bank of America, NA

ABL Servicing – Waukesha

20975 Swenson Drive

Waukesha WI, 53186

Attn:	John Dugger
John.dugger@baml.com

56

SCHEDULE S-1

SPECIFIED SECURED OBLIGATIONS

None.

57

EXHIBIT A - FORM OF NOTE

[TO BE COMPLETED PRIOR TO ISSUANCE WITH: APPROPRIATE LENDER INFORMATION, THE EFFECTIVE DATE, UPON ISSUANCE TO AN INITIAL ISSUING BANK, OR THE DATE OF ASSIGNMENT, AND A PRINCIPAL AMOUNT UP TO THE LENDER’S REVOLVING CREDIT COMMITMENT]

U.S.$

FOR VALUE RECEIVED, the undersigned, EASTMAN KODAK COMPANY (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Revolving Credit Commitment in figures] or, if less, the aggregate principal amount of the Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, dated as of [            ], 2013, among the Borrower, certain of its subsidiaries, the Lender and certain other lenders party thereto, and Bank of America, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”) outstanding on the Termination Date. Capitalized terms used, but not defined, in this Promissory Note are used with the meaning ascribed thereto in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Bank of America, N.A., as Agent, at Bank of America, N.A. [                    ], in same day funds. Each Revolving Loan owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Loan being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be executed by its duly authorized officer to evidence the Revolving Loans made under the Credit Agreement.

Date:             , 20

EASTMAN KODAK COMPANY

By
Title:

ALLONGE TO PROMISSORY NOTE

DATED             , 20

OF

EASTMAN KODAK COMPANY

REVOLVING LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Revolving Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B-1 - FORM OF NOTICE OF

BORROWING

Bank of America, N.A., as Agent

for the Lenders party

to the Credit Agreement

[                    ]

Attn: [                    ]

[Date]

Attention: [                    ]

Ladies and Gentlemen:

The undersigned, EASTMAN KODAK COMPANY, refers to the Credit Agreement, dated as of             , 2013 (as amended or modified from time to time, the “Credit Agreement”), among the undersigned, certain of its subsidiaries, the Lenders party thereto and Bank of America, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in connection thereto sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement (capitalized terms used, but not defined, in this Notice are used with the meaning ascribed thereto in the Credit Agreement):

(i) The Business Day of the Proposed Borrowing is             , 20    .

(ii) The Type of Revolving Loans comprising the Proposed Borrowing is [Base Rate Revolving Loan] [Eurodollar Rate Revolving Loan].

(iii) The aggregate amount of the Proposed Borrowing is $        .

[(iv) The initial Interest Period for each Eurodollar Rate Revolving Loan made as part of the Proposed Borrowing is      month[s].]1

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties of the Borrower and each other Loan Party contained in each Loan Document to which it is a party are correct in all material respects

[1]	To be used for Eurodollar Rate Revolving Loans.

(except to the extent qualified by materiality or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects) as of the date hereof, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on the date hereof; provided that any representation or warranty as of a specific date shall only need be true or correct in all material respects as of such date;

(B) no event has occurred and is continuing, or would result from the Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

(C) no Borrowing Base Deficiency will exist after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom (other than as permitted by Section 2.01(c) or (d) of the Credit Agreement).

Very truly yours,

EASTMAN KODAK COMPANY

By
Title:

EXHIBIT B-2 - FORM OF

SWINGLINE NOTICE

Bank of America, N.A., as Agent

for the Lenders party

to the Credit Agreement

[                    ]

Attn: [                    ]

[Date]

Attention: [                    ]

Ladies and Gentlemen:

The undersigned, EASTMAN KODAK COMPANY, refers to the Credit Agreement, dated as of             , 2013 (as amended or modified from time to time, the “Credit Agreement”), among the undersigned, certain of its subsidiaries, the Lenders party thereto and Bank of America, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.22 of the Credit Agreement that the undersigned hereby requests a Swingline Loan under the Credit Agreement, and in connection thereto sets forth below the information relating to such Swingline Loan (the “Proposed Swingline Loan”) as required by Section 2.22(a) of the Credit Agreement (capitalized terms used, but not defined, in this Notice are used with the meaning ascribed thereto in the Credit Agreement):

(i) The Business Day of the Proposed Swingline Loan is             , 20    .

(ii) The aggregate amount of the Proposed Swingline Loan is $        .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Swingline Loan:

(A) the representations and warranties of the Borrower and each other Loan Party contained in each Loan Document to which it is a party are correct in all material respects (except to the extent qualified by materiality or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects) as of the date hereof, before and after giving effect to the Proposed Swingline Loan and to the application of the proceeds therefrom, as though made on the date hereof; provided that any representation or warranty as of a specific date shall only need be true or correct in all material respects as of such date;

(B) no event has occurred and is continuing, or would result from the Proposed Swingline Loan or from the application of the proceeds therefrom, that constitutes a Default;

(C) no Borrowing Base Deficiency will exist after giving effect to the Proposed Swingline Loan and to the application of the proceeds therefrom (other than as permitted by Section 2.01(c) or (d) of the Credit Agreement); and

(D) all Swingline Loans outstanding will not exceed $20,000,000 after giving effect to the Proposed Swingline Loan.

Very truly yours,

EASTMAN KODAK COMPANY

By
Title:

EXHIBIT C - FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement, dated as of             , 2013 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”) among EASTMAN KODAK COMPANY, a New Jersey corporation (the “Company”), certain of its subsidiaries, the Lenders (as defined in the Credit Agreement) and Bank of America, N.A., as administrative agent and collateral agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the amount of the Assignor’s Revolving Credit Commitment specified on Schedule 1 hereto of all outstanding rights and obligations under the Revolving Credit Facility of the Credit Agreement as specified on Schedule 1 hereto (together with participations in Letters of Credit held by the Assignor on the date hereof). After giving effect to such sale and assignment, the Assignee’s Revolving Credit Commitment and the amount of the Revolving Loans owing to the Assignee will be as set forth on Schedule 1 hereto.

2. [In addition, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the amount of the Assignor’s Letter of Credit Commitment specified on Schedule 1 hereto of all outstanding rights and obligations under the Letter of Credit Facility of the Credit Agreement as specified on Schedule 1 hereto. After giving effect to such sale and assignment, the Assignee’s Letter of Credit Commitment will be as set forth on Schedule 1 hereto.]

3. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) represents and warrants it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; [and (v) attaches the Notes[, if any] held by the Assignor [and requests that the Agent exchange such Note for a new Note payable to the order of [the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, [respectively,] as specified on Schedule 1 hereto].

4. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial information delivered to Assignor pursuant to Section 5.01(h)(i) and (ii) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14(e) of the Credit Agreement.

5. The Assignee represents and warrants that (i) it is not a Disqualified Institution; (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; and (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the assigned interest, shall have the obligations of a Lender thereunder.

6. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Assignment Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

7. Upon such acceptance and recording by the Agent, as of the Assignment Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

8. Upon such acceptance and recording by the Agent, from and after the Assignment Effective Date, the Agent shall make all payments under the Credit Agreement and the applicable Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the applicable Notes for periods prior to the Assignment Effective Date directly between themselves.

9. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

10. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1

to

Assignment and Acceptance

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Eastman Kodak Company

4.	Agent: Bank of America, N.A., as the administrative agent and collateral agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of , 2013, among Eastman Kodak Company, certain of its subsidiaries, the Lenders from time to time party thereto, and Bank of America, N.A., as Agent

6.	Assigned Interest[s] in Revolving Credit Facility:

Assignor[s][2]	Assignee[s][3]	Aggregate Amount of Revolving Credit Commitments for all Lenders[4]	Amount of Revolving Credit Commitments Assigned	Percentage Assigned of Revolving Credit Commitment[5]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[2]	List each Assignor, as appropriate.
[3]	List each Assignee, as appropriate.
[4]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[5]	Set forth, to at least 9 decimals, as a percentage of the Revolving Credit Commitment of all Lenders thereunder.

7.	Assigned Interest[s] in Letter of Credit Facility:

Assignor[s][6]	Assignee[s][7]	Amount of Letter of Credit Commitments for all Lenders[8]	Amount of Letter of Credit Commitments Assigned	Percentage Assigned of Letter of Credit Commitment[9]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[8.	Trade Date: ][10]

Effective Date:             , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Letter of Credit Commitment of all Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Domestic Lending Office:
[Address]

Eurodollar Lending Office:
[Address]

Accepted [and Approved] this      day of             , 20

BANK OF AMERICA, N.A., as Agent

By
Title:

[Approved this day of , 20

EASTMAN KODAK COMPANY

By	]
Title:

EXHIBIT D - FORM OF

SOLVENCY CERTIFICATE

            , 20

This Solvency Certificate is being executed and delivered pursuant to Section 3.01(b)(v) of that certain Credit Agreement, dated as of             , 2013, among Eastman Kodak Company, a New Jersey corporation (the “Company”), certain of its subsidiaries, the Lenders and Bank of America, N.A., as administrative agent and collateral agent for the Lenders (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”); the terms defined therein being used herein as therein defined.

I, [                    ], the Chief Financial Officer of the Company, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of the Company and its subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Company pursuant to the Credit Agreement.

2.	I am familiar with the historical and current financial condition of the Company and its subsidiaries on a consolidated basis as the Chief Financial Officer of the Company. In preparing this certificate, I have made such investigations and inquiries as I deem necessary and prudent in connection with the matters set forth herein and have reviewed the terms of the Credit Agreement and the other Loan Documents.

3.

As of the date hereof and after giving effect to the Transactions, the entering into the Exit Term Loan Agreements and the refinancing of the Existing DIP Term Loan Credit Agreement and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement, the Transactions, the entering into the Facility, the Exit Term Loan Agreements and the refinancing of the Existing DIP ABL Credit Agreement and the Existing DIP Term Loan Credit Agreement, that, (i) the sum of the debt and liabilities (including subordinated and contingent liabilities) of the Company and its subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Company and its subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Company and its subsidiaries, taken as a whole, is greater than the total amount that will be required to pay the probable debt and liabilities (including subordinated and contingent liabilities) of the Company and its subsidiaries as they become absolute and matured, (iii) the capital of the Company and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company or its subsidiaries, taken as a whole, contemplated as of the date hereof and as proposed to be conducted following the Closing Date; and (iv) the Company and its subsidiaries, taken as a whole, have not incurred, or believe that they will incur, debts or other liabilities including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as Chief Financial Officer of the Company, on behalf of the Company, and not individually, as of the date first stated above.

EASTMAN KODAK COMPANY

By:
Name:
Title:

EXHIBIT E - FORM OF

GUARANTY SUPPLEMENT

                 , 20

To each of the Lenders

party to the Credit Agreement

(as defined below) and to Bank of America, N.A.,

as Agent for such Lenders

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of             , 2013 (as amended or modified from time to time, the “Credit Agreement”) among EASTMAN KODAK COMPANY, a New Jersey corporation (the “Company”), certain of its subsidiaries, the Lenders (as defined in the Credit Agreement) and Bank of America, N.A., as administrative agent and collateral agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

Section 1. Guaranty; Limitation of Liability. (a) The undersigned hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Guaranteed Obligations, and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Guaranty Supplement, the Guaranty or any other Loan Document. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the applicable Guaranteed Obligations and would be owed by any other Loan Party or Subsidiary of the Company, as applicable, to the Agent or any Lender under or in respect of the Loan Documents or any Bank Product Agreement or any agreement evidencing a Specified Secured Obligation but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party or Subsidiary, as the case may be.

(b) The undersigned, and by its acceptance of this Guaranty Supplement, the Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Agent, the Lenders and the undersigned hereby irrevocably agree that the obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.

(c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty Supplement, the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.

Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Subsidiary Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3. Representations and Warranties. The undersigned hereby makes, as to itself and as of the date first above written, each representation and warranty set forth in Section 4.01 of the Credit Agreement to the same extent as each other Guarantor.

Section 4. Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or .pdf shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 5. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) THIS GUARANTY SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE UNDERSIGNED AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SUPPLEMENT, THE GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS

GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTIES OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. THE UNDERSIGNED IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY SUPPLEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) THE UNDERSIGNED HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE UNDERSIGNED HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY SUPPLEMENT, THE GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By
Title:

EXHIBIT F - FORM OF

BORROWING BASE CERTIFICATE

Company Name	EASTMAN KODAK COMPANY

PROFORMA BORROWING BASE CERTIFICATE for COMMERCIAL IMAGING

As of

	Gross	Eligible	Available
Accounts Receivable
Inventory
Equipment
Eligible Cash				Per Funds Flow
Collateral Availability	0	0	$0
Rent Reserves			—
Other Reserves			—
Borrowing Base			$0
Lesser of Borrowing Base & Commitments (A)			—
Availability Block

Line Cap			$0
Principal Outstanding			—
Letters of Credit (B)				See below
Borrowing Base Availability			$0
	Account Balance

Qualified Cash (C)				Per Funds Flow
Excess Availability			$0

(A)	Not to exceed $200,000,000
(B)	Not to exceed $150,000,000
(C)	Full amount should be displayed. Lesser of the qualified cash amount or $15MM will be counted towards excess availability.

Letters of Credit:
Citi L/C
Wells L/C
Secured Agreements L/C
Total	$—

The company named in the box above labeled “Company Name” (the “Company”), by its duly authorized officer signing below, hereby certifies that (a) the information set forth in this certificate is true and correct as of the date(s) indicated herein and (b) the Company is in compliance with all terms and provisions contained in (i) the loan or other agreement between the Company and Bank of America NA pursuant to which this certificate is delivered (the “Agreement”) and (ii) any and all documents, instruments and agreements evidencing, governing or securing the Agreement or otherwise executed in connection therewith.

Prepared by:
Robert J. Leonard

Authorized Signature:
William G. Love

(1) If this document is being transmitted electronically, the Borrower acknowledges that by entering the name of its duly authorized officer on the Certificate, that officer has reviewed the Certificate and affirmed the representations, warranties and certifications referenced above.

Eastman Kodak Company - Commercial Imaging

United States Accounts Receivable Availability

[Date]

	U.S. Operations Sap	Film Processing Corporation	Total U.S.

Gross Accounts Receivable per Aging

Ineligibles -
Receivables more than 60 Days Past Due
Credits over 60 Days
Cross-Aging
Bankruptcy/Legal & Spec Collections
Non Current Receivables
Intercompany
Rebates
Studio Print Film Rebates
Deferred Revenue
Contras
Foreign Accounts
U.S. Government
Payments Not Posted
Customer Down Payments
AR associated with divestitures
Reserves Based on the Effective Advance Rate

Total Ineligibles	$—	$—	$—

Eligible Accounts Receivable	—	—	—
Concentration Reserve

Eligible AR after Concentration Reserve	$—	—	$—

Advance Rate	85%	85%	85%

Gross Availability	$—	$—	$—

Dilution Reserve	—	—	—

Accounts Receivable Availability	$0	$0	—

Dilution Reserve Percentage	1%

Eastman Kodak Company - Commercial Imaging

United States Inventory

[Date]

United States Inventory
	Raw Materials				Work-In-Progress				Finished Goods				Total
	GECF	DPE	Other	Total	GECF	DPE	Other	Total	GECF	DPE	Other	Total

Gross Inventory
Post Closing Adjustments
Production Variances

Total Inventory

Ineligibles -
Inventory Write-down
Reserve for LCM
Reserve for PMSI
Off Site at Vendors
Field Engineer Service Parts
Virtual Inventory
Customer Consignment
Off Site at Foreign Vendors
Supplies and Packaging
Other (Intransit, Rev Recog)

Sub-Total Ineligibles

Eligible Inventory
Advance Rates (at 85% of NOLV)

Available at 85% of NOLV

Available at 65% of Eligible

Lesser of 85% of NOLV &65%

2013 Advance Rates adjusted per the March 31, 2013 Hilco report.

EXHIBIT G - FORM OF BANK

PRODUCTS OBLIGATIONS AGREEMENT

[FORM OF]

BANK PRODUCT PROVIDER NOTICE

As of                  , 20

Bank of America, N.A.,

as Agent for and on behalf of the Lenders referred to below

[                    ]

[                    ]

Attention: Relationship Manager

Re:	Eastman Kodak Company – Credit Agreement dated as of September [ ], 2013

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September [    ], 2013 (as the same now exists or may hereafter be further amended, amended and restated, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement”), among Eastman Kodak Company (the “Borrower”), the Guarantors named therein, the Lenders named therein (each a “Lender” and collectively, “Lenders”) and Bank of America, N.A., as administrative agent and collateral agent for the Lenders (in such capacity, “Agent”), pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to the Borrower. Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

                    11, in its capacity other than as a Lender (in such capacity, “Bank Product Provider”), has established a Bank Product consisting of                     12 with                     13 (the “Loan Party”), as set forth in the                     14, dated as of             , 20    , by and between Bank Product Provider and such Loan Party (as the same now exists or may hereafter be further amended, amended and restated, modified, supplemented, extended, renewed, restated or replaced, the “Specified Bank Product Agreement”). Schedule 1 sets forth, as of the date hereof, Bank Product Provider’s reasonable determination of the credit exposure (and mark-to-market exposure) of such Loan Party and its Subsidiaries in respect of the Bank Products provided by Bank Product Provider pursuant to the Specified Bank Product Agreement.

Accordingly, the parties hereto confirm and agree with Agent as follows:

1. The Borrower and Bank Product Provider intend that the obligations owing by the [Loan Party] to Bank Product Provider arising under or pursuant to the Specified Bank Product Agreement, whether now existing or hereafter arising (such obligations and amounts collectively,

[11]	Insert name of Bank Product Provider.
[12]	Insert description of Bank Product.
[13]	Insert name of Loan Party that is obtaining such arrangements.
[14]	Insert title of Bank Product Agreement.

5

the “Specified Bank Product Obligations”) shall constitute “Bank Product Obligations” under the Credit Agreement and this Notice (“Notice”) shall serve as the notice required under the definition of the term “Bank Product Obligations” in the Credit Agreement for such purpose; provided, that, the maximum amount of Specified Bank Product Obligations to be secured by the Collateral is $[        ].

2. Upon the acceptance by Agent of this Notice duly executed by Bank Product Provider and Borrower, the Specified Bank Product Obligations shall constitute Bank Product Obligations (which in turn shall constitute Obligations), subject to the other terms and conditions herein and in the Credit Agreement applicable to such Bank Product Obligations as from time to time in effect. In no event shall any of the Specified Bank Product Obligations secured by the Collateral, or the rights of Bank Product Provider to any proceeds of the Collateral or otherwise to any payment under the Credit Agreement or any of the other Loan Documents in respect of the Specified Bank Product Obligations be entitled to be paid or to receive cash collateral except in the order of priority set forth in Section 6.04 of the Credit Agreement. Bank Product Provider understands and agrees that its rights and benefits under the Loan Documents consist solely of being a beneficiary of the Liens on the Collateral granted to Agent for the benefit of Agent and the other Secured Parties under the Loan Documents and the right to share in proceeds of the Collateral to the extent set forth in the Credit Agreement.

3. Bank Product Provider appoints Agent as agent solely for the purpose of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure the Specified Bank Product Obligations, together with such powers and discretion as are reasonably incidental thereto and in the same manner and on the same terms set forth in Article VIII of the Credit Agreement for a Lender and such Article VIII shall in all respects be applicable to the benefits of Agent with respect to Bank Product Provider in such capacity and Bank Product Provider agrees to be bound by such terms and conditions as applicable to a Lender, together with Sections 2.14, 8.05, 9.06, 9.09, 9.18 of the Credit Agreement and the Term Loan Intercreditor Agreement; provided, that, in no event shall Bank Product Provider in such capacity be deemed a Lender or Issuing Bank under the Credit Agreement or any of the other Loan Documents or, in its capacity as a Bank Product Provider, entitled to the benefits of a Lender or Issuing Bank thereunder. Without limiting the generality of the foregoing, Bank Product Provider agrees and shall be bound by Section 8.13 of the Credit Agreement. Except as otherwise expressly set forth herein or in any other Loan Document, Bank Product Provider shall not have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its separate capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Bank Product Provider authorizes and consents to the disclosure of any information concerning the Bank Products under the Specified Bank Product Agreement and the Specified Bank Product Obligations to any other Credit Party at any time and from time to time; provided, that, in no event shall such disclosure be deemed a representation or warranty by Agent of the accuracy or completeness of such information.

4. Bank Product Provider acknowledges and agrees that Agent shall have the right (to the extent permitted pursuant to the Credit Agreement), but shall have no obligation to establish, maintain, adjust or terminate any Bank Product Reserves in respect of any of the Specified Bank Product Obligations and that if Bank Product Reserves are established there is no obligation of Agent to determine or insure whether the amount of any such reserve is appropriate or not

6

(including whether it is sufficient in amount). Agent is hereby irrevocably authorized, subject to the provisions of the Credit Agreement, to establish and adjust such Bank Product Reserves without any inquiry as to the right or authority of Bank Product Provider or the accuracy of such information and Agent is and shall be fully protected in acting in accordance with the information provided to it by Bank Product Provider with respect to the Specified Bank Product Obligations without further inquiry. Nothing contained herein shall be construed as an assumption by Agent or any Lender of the obligations or liabilities of any Loan Party or any of its Affiliates to Bank Product Provider or any other person pursuant to the Specified Bank Product Agreement or otherwise.

5. All notices and other communications provided for hereunder shall be given in the form and manner provided in Section 9.02 of the Credit Agreement, and, if to Bank Product Provider at its address set forth below its signature hereto. Agent and Lenders are relying upon this Notice. This Notice will be binding upon Bank Product Provider, Loan Parties and their respective successors and assigns and inure to the benefit of Agent and its successors and assigns. This Notice may not be amended, modified, supplemented or terminated orally or by course of conduct or otherwise but only by a written agreement signed by the parties hereto. This Notice shall be governed by and construed in accordance with the laws of the State of New York but excluding any principles of conflicts of laws or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

6. This Notice is being delivered to the Agent no later than ten (10) days following the later of the Closing Date or creation of the Bank Product specified above.

7

This Notice may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. This Notice may be executed and delivered by telecopier or other electronic method of transmission (including by email with a “pdf”) with the same force and effect as if it were a manually executed and delivered counterpart.

Very truly yours,

By:

Title:

Address:

EASTMAN KODAK COMPANY

By:

Title:

ACCEPTED:

BANK OF AMERICA, N.A.,
as Agent

By:

Title:

Bank Product Provider Notice - [Provider]

Schedule 1

Methodology

EXHIBIT H - FORM OF COMPLIANCE CERTIFICATE

[on Borrower’s letterhead]

To:	Bank of America, N.A. as Agent

Attn:
Fax No.:

Re:	Compliance Certificate dated [ ], 20[ ]

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of             , 2013 (as amended, restated, supplemented, or modified from time to time, the “Credit Agreement”), by and among the lenders party thereto (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders (together with its successors and assigns in such capacity, “Agent”), Eastman Kodak Company (the “Borrower”) and certain of its subsidiaries. Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to Section 5.01(h) of the Credit Agreement, the undersigned Chief Financial Officer of the Borrower hereby certifies that Borrower and its Restricted Subsidiaries are [in compliance][not in compliance] with the covenant contained in Section 5.03 of the Credit Agreement as demonstrated on Schedule I hereof.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this      day of             , 20    .

EASTMAN KODAK COMPANY

By:
Name:
Title:

SCHEDULE I

[To be completed by Borrower]

EXHIBIT I - FORM OF RELEASE NOTICE

Bank of America, N.A., as Agent

for the Lenders party

to the Credit Agreement

[                    ]

Attn: [                    ]

[Date]

Attention: [                    ]

Ladies and Gentlemen:

The undersigned, EASTMAN KODAK COMPANY, refers to the Credit Agreement, dated as of             , 2013 (as amended or modified from time to time, the “Credit Agreement”), among the undersigned, certain of its subsidiaries, the Lenders party thereto and Bank of America, N.A., as Agent for said Lenders, and hereby requests that the Agent release cash deposited in account no.                      maintained at Bank of America, N.A. (the “Pledged Cash Account”), and in connection thereto sets forth below the information relating to such release (the “Proposed Release”) (capitalized terms used, but not defined, in this Notice are used with the meaning ascribed thereto in the Credit Agreement):

(i) The Business Day of the Proposed Release is             , 20    .

(ii) The amount of the Proposed Release is $        .

The undersigned hereby certifies that the following statements will be true on the date of the Proposed Release and after giving effect thereto:

(A) no Default or Event of Default exists or has occurred and is continuing; and

(B) no Overadvance exists.

Very truly yours,

EASTMAN KODAK COMPANY

By
Title:

Accepted [and Approved] this
day of , 20

BANK OF AMERICA, N.A., as Agent

By
Title:

EXHIBIT J - FORM OF SPECIFIED

SECURED OBLIGATIONS AGREEMENT

[FORM OF]

SPECIFIED SECURED OBLIGATIONS PROVIDER NOTICE

As of                  , 20

Bank of America, N.A.,

as Agent for and on behalf of the Lenders referred to below

[                    ]

[                    ]

Attention: Relationship Manager

Re:	Eastman Kodak Company – Credit Agreement dated as of September [ ], 2013

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September [    ], 2013 (as the same now exists or may hereafter be further amended, amended and restated, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement”), among Eastman Kodak Company (the “Borrower”), the Guarantors named therein, the Lenders named therein (each a “Lender” and collectively, “Lenders”) and Bank of America, N.A., as administrative agent and collateral agent for the Lenders (in such capacity, “Agent”), pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to the Borrower. Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

                    15, in its capacity other than as a Lender (in such capacity, “Specified Secured Obligations Provider”), has established a Specified Secured Obligation consisting of                     16 with                     17 (the “Loan Party”), as set forth in the                     18, dated as of             , 20    , by and between Specified Secured Obligations Provider and such Loan Party (as the same now exists or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Specified Secured Obligations Agreement”). Schedule 1 sets forth, as of the date hereof, Specified Secured Obligations Provider’s reasonable determination of the credit exposure (and mark-to-market exposure) of such Loan Party and its Subsidiaries in respect of the Specified Secured Obligations provided by Specified Secured Obligations Provider pursuant to the Specified Secured Obligations Agreement.

Accordingly, the parties hereto confirm and agree with Agent as follows:

1. The Borrower and Specified Secured Obligations Provider intend that the obligations owing by the [Loan Party] to Specified Secured Obligations Provider arising under or pursuant to

[15]	Insert name of Specified Secured Obligations Provider.
[16]	Insert description of Specified Secured Obligations.
[17]	Insert name of Loan Party that is obtaining such arrangements.
[18]	Insert title of Secured Obligations Agreement.

3

the Specified Secured Obligations Agreement, whether now existing or hereafter arising (such obligations and amounts collectively, the “Specified Secured Obligations”) shall constitute “Specified Secured Obligations” under the Credit Agreement and this Notice (“Notice”) shall serve as the notice required under the definition of the term “Specified Secured Obligations” in the Credit Agreement for such purpose.

2. Upon the acceptance by Agent of this Notice duly executed by Specified Secured Obligations Provider and Borrower, the Specified Secured Obligations shall constitute “Specified Secured Obligation” under the Credit Agreement (which in turn shall constitute Obligations), subject to the other terms and conditions herein and in the Credit Agreement applicable to such Specified Secured Obligations as from time to time in effect. In no event shall any of the Specified Secured Obligations secured by the Collateral, or the rights of Specified Secured Obligations Provider to any proceeds of the Collateral or otherwise to any payment under the Credit Agreement or any of the other Loan Documents in respect of the Specified Secured Obligations be entitled to be paid or to receive cash collateral except in the order of priority set forth in Section 6.04 of the Credit Agreement. Specified Secured Obligations Provider understands and agrees that its rights and benefits under the Loan Documents consist solely of being a beneficiary of the Liens on the Collateral granted to Agent for the benefit of Agent and the other Secured Parties under the Loan Documents and the right to share in proceeds of the Collateral to the extent set forth in the Credit Agreement.

3. Specified Secured Obligations Provider appoints Agent as agent solely for the purpose of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure the Specified Secured Obligations, together with such powers and discretion as are reasonably incidental thereto and in the same manner and on the same terms set forth in Article VIII of the Credit Agreement for a Lender and such Article VIII shall in all respects be applicable to the benefits of Agent with respect to Specified Secured Obligations Provider in such capacity and Specified Secured Obligations Provider agrees to be bound by such terms and conditions as applicable to a Lender, together with Sections 2.14, 8.05, 9.06, 9.09, 9.18 of the Credit Agreement and the Term Loan Intercreditor Agreement; provided, that, in no event shall Specified Secured Obligations Provider in such capacity be deemed a Lender or Issuing Bank under the Credit Agreement or any of the other Loan Documents or, in its capacity as a Specified Secured Obligations Provider, entitled to the benefits of a Lender or Issuing Bank thereunder. Without limiting the generality of the foregoing, Specified Secured Obligations Provider agrees and shall be bound by Section 8.13 of the Credit Agreement. Except as otherwise expressly set forth herein or in any other Loan Document, Specified Secured Obligations Provider shall not have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its separate capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Specified Secured Obligations Provider authorizes and consents to the disclosure of any information concerning the Specified Secured Obligations under the Specified Secured Obligations Agreement and the Specified Secured Obligations to any other Credit Party at any time and from time to time; provided, that, in no event shall such disclosure be deemed a representation or warranty by Agent of the accuracy or completeness of such information.

4. Agent shall have no obligation to calculate the amount due and payable with respect to any Specified Secured Obligations. On a monthly basis (not later than the 10th Business Day of

4

each calendar month) or as more frequently as Agent shall request, the Specified Secured Obligations Provider agrees to provide Agent with a written report, in form and substance satisfactory to Agent, detailing Specified Secured Obligations Provider’s reasonable determination of the credit exposure (and mark-to-market exposure) of each Loan Party and its Subsidiaries in respect of the Specified Secured Obligations provided by Specified Secured Obligations Provider pursuant to the Specified Secured Obligations Agreements. If Agent does not receive such written report within the time period provided above, and until Agent receives such written report, Agent shall be entitled to assume that the reasonable determination of the credit exposure of each Loan Party and its Subsidiaries with respect to the Specified Secured Obligations provided pursuant to the Specified Secured Obligations Agreements is zero.

5. Upon the request of Specified Secured Obligations Provider and the delivery to Agent of a written report, in form and substance satisfactory to Agent, detailing Specified Secured Obligations Provider’s reasonable determination of the credit exposure (and mark-to-market exposure) of each Loan Party and its Subsidiaries in respect of the Specified Secured Obligations provided by Specified Secured Obligations Provider pursuant to the Specified Secured Obligations Agreements, Agent will promptly establish reserves equal to the sum of all such credit exposure (and mark-to-market exposure); provided, that, the maximum amount of Specified Secured Obligations to be secured by the Collateral is $[            ]. Specified Secured Obligations Provider further acknowledges and agrees that Agent shall establish and maintain the reserves in respect of any of the Specified Secured Obligations arising out of the Specified Secured Obligations Agreements as determined pursuant to this agreement and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. Specified Secured Obligations Provider acknowledges and agrees that Agent shall be entitled to rely on the information in the reports described above to establish the Specified Secured Obligations Reserve Amount in respect of the Specified Secured Obligations arising under the Specified Secured Obligations Agreements. Upon receipt of any request from the Specified Secured Obligations Provider, Agent shall increase or decrease the reserve as requested by Specified Secured Obligations Provider, provided, that, as of the date of any such increase and after giving effect thereto, the aggregate amount of the increase of any such reserve shall not result in (a) an Overadvance (as such term is defined in the Credit Agreement) or (b) the aggregate amount of all Reserves established or maintained in respect of Specified Secured Obligations described herein or in any other Specified Secured Obligations Provider Notice exceeding $25,000,000. Agent is hereby irrevocably authorized, subject to the provisions of the Credit Agreement, to comply with such request from Specified Secured Obligations Provider without any inquiry as to such Specified Secured Obligations Provider’s right or authority to request such increase or decrease as the case may be and Agent is and shall be fully protected in acting in accordance therewith.

6. All notices and other communications provided for hereunder shall be given in the form and manner provided in Section 9.02 of the Credit Agreement, and, if to Specified Secured Obligations Provider at its address set forth below its signature hereto. Agent and Lenders are relying upon this Notice. This Notice will be binding upon Specified Secured Obligations Provider, Loan Parties and their respective successors and assigns and inure to the benefit of Agent and its successors and assigns. This Notice may not be amended, modified, supplemented or terminated orally or by course of conduct or otherwise but only by a written agreement signed by the parties hereto. This Notice shall be governed by and construed in accordance with the laws of the State of New York but excluding any principles of conflicts of laws or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

5

This Notice may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. This Notice may be executed and delivered by telecopier or other electronic method of transmission (including by email with a “pdf”) with the same force and effect as if it were a manually executed and delivered counterpart.

Very truly yours,

By:

Title:

Address:

EASTMAN KODAK COMPANY

By:

Title:

ACCEPTED:

BANK OF AMERICA, N.A.,
as Agent

By:

Title:

Specified Secured Obligations Provider Notice - [Provider]

Schedule 1

Methodology